Form 10-K, Exhibit 13
period 2006-09-30
Citizens Community Bancorp Inc.
filed 2006-12-21
CIK 1367859

EXHIBIT 13

2006 ANNUAL REPORT

[LOGO]

CITIZENS COMMUNITY
BANCORP, INC.

Next Page

TABLE OF CONTENTS

A Message from the Board of Directors	1
Selected Consolidated Financial Information	2
Management's Discussion and Analysis of Financial
Condition and Results of Operations	4
Consolidated Financial Statements	22
Stockholder Information	66
Corporate Information	67

Next Page

FROM YOUR BOARD OF DIRECTORS

Dear Fellow Stockholders,

          It's been said, "Aging is not lost youth, but a new stage of opportunity and strength."

          With roots nearly seven decades deep, Citizens Community Federal took advantage of opportunity in fiscal 2006 and prepared to add a level of financial strength sure to provide benefits for many years to come.

          Following the completion of its initial public offering in 2004, Citizens Community Bancorp accomplished a great deal in fiscal 2006 by converting from the mutual holding company form of organization to the full stock form of organization, including a public offering. One month after the close of fiscal 2006, the new holding company, Citizens Community Bancorp, Inc., announced completion of its public offering, having raised $52.9 million.

          While such an accomplishment represents a substantial enhancement to our overall strength, our core business continued to perform well, despite earnings being squeezed by the flattened and inverted yield curve, thanks to the diligent work of our employees and management team.

          For the year ended September 30, 2006, Citizens Community Bancorp's total assets increased by $38.3 million, or 15.6%, to $284 million - an increase marked, in large part, by an increase of $40.6 million in loans receivable.

          At this time last year, we used three words to describe the state of our proud institution: "Growing. Stronger. Together." Throughout fiscal 2006 and beyond, these words will continue to act as our guiding forces through:
  Growth that is sustainable, profitable, and well managed;

  Strength that is derived not only from significant financial resources, but the operational capacities to fully leverage them; and

  At all times, an awareness of the mutual benefits to customers and shareholders of our special ability to deliver superior customer service - a commitment that has distinguished, and will continue to distinguish, Citizens Community Federal from its competitors.

          For your belief in our vision and your continued support, we say "thank you."

/s/ Richard McHugh Richard McHugh Chairman	/s/ James G. Cooley James G. Cooley President, Chief Executive Officer and Director

Next Page

SELECTED CONSOLIDATED FINANCIAL INFORMATION

          The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page 22.

	September 30,
	2006	2005	2004	2003	2002
	(In Thousands)
Selected Financial Condition Data:
Total assets	$283,990	$245,707	$161,980	$130,400	$115,257
Loans receivable, net	258,467	217,931	152,376	123,107	104,091
Other Interest-bearing deposits	959	1,444	--	--	1,485
Securities available for sale	782	2,088	--	--	--
Deposits	186,711	177,469	127,976	114,963	104,429
Total borrowings	61,200	36,200	13,500	3,700	--
Stockholders' equity(1)	30,082	29,553	19,606	10,991	10,393

	Year Ended September 30,
	2006	2005	2004	2003	2002
	(In Thousands)
Selected Operations Data:
Total interest income	$15,311	$11,926	$9,619	$8,880	$8,493
Total interest expense	7,221	3,992	2,889	3,178	3,859
Net interest income	8,090	7,934	6,730	5,702	4,634
Provision for loan losses	251	414	396	406	375
Net interest income after provision for loan
losses	7,839	7,520	6,334	5,296	4,259
Fees and service charges	1,243	1,160	1,038	1,009	821
Gain (loss) on sales of loans, mortgage-backed
securities and investment securities	27	--	--	--	--
Other non-interest income	387	861	331	323	286
Total non-interest income	1,657	2,021	1,369	1,332	1,107
Total non-interest expense	8,741	7,806	6,323	5,641	4,675
Income before taxes	755	1,735	1,380	987	691
Income tax provision(2)	309	684	543	390	27
Net income	$ 446	$ 1,051	$ 837	$ 597	$ 664
Basic and diluted earnings per share	$ 0.12	$ 0.35	$0.16(3)	N/A(1)	N/A(1)

(Footnotes on following page)

Next Page

Selected Financial Ratios and Other Data

	September 30,
	2006	2005	2004	2003	2002
Performance Ratios
Return on assets (ratio of net income to average total assets)	0.17%	0.56%	0.57%	0.49%	0.60%
Return on assets, net of tax(2)	0.17%	0.56%	0.57%	0.49%	0.37%
Return on equity (ratio of net income to average
equity)	1.50%	4.87%	5.47%	5.59%	6.61%
Return on equity, net of tax(2)	1.50%	4.87%	5.47%	5.59%	4.15%
Interest rate spread information
Average during period	3.28%	4.28%	4.50%	4.82%	4.30%
End of period	3.11%	3.92%	4.59%	4.80%	4.74%
Net interest margin	3.54%	4.19%	4.70%	4.90%	4.39%
Ratio of operating expense to average total assets	3.30%	4.12%	4.33%	4.59%	4.19%
Ratio of average interest-bearing assets to
average interest bearing liabilities	1.09%	1.11%	1.10%	1.05%	1.03%

Quality Ratios
Non-performing assets to total assets at end
of period	0.63%	0.29%	0.43%	0.43%	0.53%
Allowance for loan losses to non-performing
loans	60.07%	118.26%	79.51%	82.92%	65.36%
Allowance for loan losses to net loans	0.32%	0.37%	0.36%	0.38%	0.34%

Capital Ratios
Equity to total assets at end of period	10.59%	12.03%	12.10%	8.43%	9.02%
Average equity to average assets	11.26%	11.40%	10.46%	8.70%	9.01%

Other Data
Number of full-service offices	12	12	9	8	7

_________________
(1)	Prior to March 29, 2004, Citizens Community Federal was a mutual institution whose equity was retained earnings, therefore, per share earnings prior to that date are not meaningful.
(2)	Until its conversion to a federally chartered mutual savings bank on December 10, 2001, Citizens Community Federal was a credit union, exempt from federal and state income taxes. Had Citizens Community Federal been subject to federal and state income taxes for the fiscal year ended September 30, 2002, income tax expense would have been approximately $273,000 and net income would have been approximately $418,000.
(3)	The formation of the Company was completed March 29, 2004, the date of closing of the initial public offering. The basic and diluted EPS are presented for the period March 29, 2004 through September 30, 2004. The weighted average number of shares outstanding for this period was 3,038,769 for basic and diluted EPS.

Next Page

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

          Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and interest-bearing deposits with other financial institutions, and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, money market accounts, time deposits and borrowings. Our results of operations are also affected by our provision for loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of service charges on deposit accounts, insurance commissions and loan fees. We have initiated a mortgage banking operation in the Minneapolis/St. Paul and Detroit metropolitan areas. Loans originated in this operation are sold with servicing released. This will generate more fee income and gains/losses on sales of loans. Noninterest expense includes salaries and employee benefits, occupancy, equipment, data processing costs and deposit insurance premiums. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Evolution of Business Strategy

          Citizens Community Bancorp, Inc. (CCBI) is a Maryland chartered corporation established June 27, 2006 for the purpose of being the stock holding company of Citizens Community Federal upon the conversion of Citizens Community MHC from a mutual to a stock form of organization. Today, public stockholders own 100 percent of Citizens Community Bancorp, Inc. Citizens Community Federal is a wholly owned subsidiary of Citizens Community Bancorp, Inc.

          On March 29, 2004, Citizens Community Bancorp (CCB) was formed as a federally chartered holding company for the purpose of acquiring all of the common stock of Citizens Community Federal concurrent with its reorganization and stock issuance plan. In doing so, CCB became the majority owned subsidiary of Citizens Community MHC, a federally chartered mutual holding company.

          On July 1, 2005, Community Plus Savings Bank, Rochester Hills, Michigan, was acquired through a merger with and into Citizens Community Federal. At June 30, 2005, Community Plus Savings Bank had total assets of $46.0 million and deposits and other liabilities of $41.8 million, prior to purchase accounting adjustments.

          Historically, we were a federal credit union. We accepted deposits and made loans to members, who were the people who lived, worked or worshiped in the Wisconsin counties of Chippewa and Eau Claire, and parts of Pepin, Buffalo and Trempealeau. In addition, this included businesses and other entities located in these counties, and members and employees of the Hocak Nation. In December 2001, we converted to a federal mutual savings bank in order to better serve our customers and the local community through the broader lending ability of a federal savings bank, and to expand our customer base beyond the limited field of membership permitted for credit unions.

Next Page

As a federal savings bank, we have expanded authority in structuring residential mortgage and consumer loans, and the ability to make commercial loans, although Citizens Community Federal does not currently have any immediate plans to commence making commercial loans.

          We have utilized this expanded lending authority to significantly increase our ability to market one- to four-family residential lending. Most of these loans are originated through our internal marketing efforts and our existing and walk-in customers. We typically do not rely on real estate brokers and builders to help us generate loan originations.

          In order to differentiate ourselves from our competitors, we have stressed the use of personalized branch-oriented customer service. In addition to building additional electronic means for our customers to conduct banking, we have structured operations around a branch system that is staffed with knowledgeable and well-equipped employees. A key to ensuring a high level of quality customer service is our ongoing commitment to training all levels of our staff.

          CCBI anticipates continued strong loan growth and fee income that should help offset the decline in rate spread going forward. We are expanding our presence in the Minneapolis/St. Paul and Detroit markets through a mortgage banking operation. Loans funded in this program are sold to Countrywide Financial Corporation with servicing released.

          Our current business strategy is to operate Citizens Community Federal as a well-capitalized, profitable and community-oriented savings bank dedicated to providing quality customer service. We intend to make primarily one- to four-family residential and consumer loans. Subject to capital requirements and our ability to continue to grow in a reasonable and prudent manner, we may open or acquire additional branches as opportunities arise. One element of our business plan is to open one branch per year in either the Minneapolis/St. Paul or Detroit markets. There can be no assurances that we will successfully implement our strategy.

Comparison of Operating Results for the Year Ended September 30, 2006 and September 30, 2005

          Overview. Our results of operations depend primarily on the level of our net interest margin, our provision for loan losses, our non-interest income and our operating expenses. Net interest income depends on the volume and rate associated with interest earning assets and interest-bearing liabilities which result in net interest margin. Net income decreased by 57.6% to $446,000 for the year ended September 30, 2006 from $1,051,000 for the year ended September 30, 2005. The decrease was primarily a result of income generated in the prior year from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services, and an increase in operating costs in the current year associated with the two Michigan offices acquired July 1, 2005, in Rochester Hills and Lake Orion. We were a stockholder and member of PULSE-EFT. As a result of the merger, we received $448,000 in combined pre-tax income in fiscal 2005 from this one-time event.

          Interest Income. Total interest and dividend income increased by $3.4 million or 28.6% to $15.3 million for the year ended September 30, 2006 from $11.9 million for the year ended September 30, 2005. The primary reason for the increase in interest income was the $60.8 million increase in the average outstanding balance of loans receivable from $176.8 million for the year

Next Page

ended September 30, 2005 to $237.6 million for the year ended September 30, 2006. The increase was the result of loan originations exceeding repayments due to strong loan demand. The yield in average loans receivable decreased to 6.59% from 6.65%, reflecting both the lower yielding loan portfolio from the Michigan office acquired July 2005 and payoffs on higher yielding loans being replaced by new loans with lower interest rates, primarily earlier in the fiscal year, and the result of longer-term rates used for pricing loan products lagging the increasing rates on deposits.

          Interest Expense. Total interest expense increased $3.2 million, or 80.0% to $7.2 million for the year ended September 30, 2006, from $4.0 million for the year ended September 30, 2005. The increase in interest expense resulted from an increase in cost of both deposits and notes payable as a result of an increase in average deposits outstanding and an increase in advances from the Federal Home Loan Bank of Chicago. Management used the advances as it sought the most cost-effective source of funds. The use of borrowed funds helped to keep deposit yields lower than would have been necessary to attract the additional funding for loan demand. The average cost of interest-bearing liabilities increased from 2.40% for the year ended September 30, 2005 to 3.16% for the year ended September 30, 2006, reflecting generally higher market rates of interest in fiscal 2006.

          Net Interest Income. Net interest income increased 2.5% to $8.1 million for the year ended September 30, 2006, from $7.9 million for the year ended September 30, 2005. The average net interest spread for fiscal 2006 was 3.28%, a decrease of 82 basis points from the average interest spread for 2005 of 4.10%. The average interest rate margin decreased 79 basis points to 3.54% from 4.33%. The net interest spread and net interest margin performance was a result of an increase in the average outstanding balance of loans receivable offset by a reduction in loan yield and an increase in interest expense.

          Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level management believes will reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.

          In fiscal 2006, we recorded a provision for loan losses of $251,000, compared to $414,000 in fiscal 2005. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available, or as future events change. The allowance for loan losses as a percentage of loans receivable decreased to 0.32% at September 30, 2006, from 0.37% at September 30, 2005. The level of the allowance is based on estimates and the ultimate losses may vary from the estimates. Non-performing assets were approximately $1.4 million at September 30, 2006, as compared to $701,000 at September 30, 2005.

          Non-performing loans at September 30, 2006 were 0.49% of total assets as compared to 0.27% of total assets at September 30, 2005. Net charged-off loans were $219,000 for the year ended September 30, 2006, compared to $205,000 for the year ended September 30, 2005. The allowance for loan losses as a percentage of non-performing loans was 60.1% at September 30, 2006 compared to 120.0% at September 30, 2005. Non-performing loans increased during fiscal 2006

Next Page

compared to fiscal 2005, however charge-offs and delinquencies remain favorable when compared to thrift industry peer averages.

          Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the allowance. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2006 was maintained at a level that represents management's best estimate of probable losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

          Non-Interest Income. Total non-interest income decreased $300,000 from $2.0 million in fiscal 2005 to $1.7 million in fiscal 2006, as a result of income generated from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services, with no similar income generated in fiscal 2006. We were a stockholder and member of PULSE-EFT. As a result of the merger, we received $448,000 in pre-tax income in fiscal 2005. Excluding the one-time gain from PULSE-EFT transaction, non-interest income increased $84,000 from the prior year as a result of increased service charges on deposit accounts.

          Non-Interest Expense. Total non-interest expense for the year ended September 30, 2006 increased 11.5% to $8.7 million from $7.8 million for the year ended September 30, 2005. The increase was primarily due to the additional operating cost associated with the two Michigan offices acquired July 1, 2005.

          Income Tax Expense. Income tax expense decreased to $309,000, or 40.9% of income before income taxes for the year ended September 30, 2006, from $684,000, or 39.4% of income before income taxes for the year ended September 30, 2005. The decrease was due to the decrease in income.

Comparison of Operating Results for the Years Ended September 30, 2005 and September 30, 2004

          Overview. Net income increased by 25.6% to $1.1 million for the year ended September 30, 2005 from $837,000 for the year ended September 30, 2004. The growth in net income at Citizens Community Federal was a result of an increase in non-interest income, and an increase in net interest income partially offset by an increase in non-interest expense.

          Interest Income. Total interest and dividend income increased by $2.3 million or 24.0% to $11.9 million for the year ended September 30, 2005 from $9.6 million for the year ended September 30, 2004. The primary reason for the increase in interest income was the $38.6 million increase in the average outstanding balance of loans receivable from $138.3 million for the year ended September 30, 2004 to $176.8 million for the year ended September 30, 2005. The increase was the result of loan originations exceeding repayments due to strong loan demand and the merger of the Community Plus Savings Bank on July 1, 2005, with loans receivable of $26.7 million. The yield

Next Page

in average loans receivable decreased to 6.65% from 6.90%, reflecting the nearly steady long-term market rates of interest and the repayments and refinancing of higher yielding existing loans receivable. The increase in loan demand was a result of strong internal marketing to existing customers.

          Interest Expense. Total interest expense increased $1.1 million, or 38.2% to $4.0 million for the year ended September 30, 2005, from $2.9 million for the year ended September 30, 2004. The increase in interest expense resulted from an increase in expenses on both deposits and interest on notes payable as a result of an increase in average deposits outstanding and an increase in advances from the Federal Home Loan Bank of Chicago. Management used the advances as it sought the most cost-effective source of funds. The use of borrowed funds helped to keep deposit yields lower than would have been necessary to attract the additional funding for loan demand. The average cost of interest- bearing liabilities increased from 2.22% for the year ended September 30, 2004 to 2.40% for the year ended September 30, 2005, reflecting generally higher market rates of interest in fiscal 2005.

          Net Interest Income. Net interest income increased 17.9% to $7.9 million for the year ended September 30, 2005, from $6.7 million for the year ended September 30, 2004. The average net interest spread for fiscal 2005 was 4.10%, a decrease of 40 basis points from the average interest spread for 2004 of 4.50%. The average interest rate margin decreased 37 basis points to 4.33% from 4.70%. The net interest spread and net interest margin performance was a result of an increase in average outstanding balance of loans receivable offset by a reduction in loan yield and an increase in interest expense.

          Provision for Loan Losses. In fiscal 2005, we recorded a provision for loan losses of $414,000, compared to $396,000 in 2004. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available, or as future events change. The allowance for loan losses as a percentage of loans receivable increased to 0.37% at September 30, 2005, from 0.36% at September 30, 2004. The level of the allowance is based on estimates and the ultimate losses may vary from the estimates. Non-performing assets were approximately $701,000 at September 30, 2005, as compared to $697,000 at September 30, 2004.

          Nonperforming loans at September 30, 2005 were 0.27% of total assets as compared to 0.43% of total assets at September 30, 2004. Net charged-off loans were $205,000 for the year ended September 30, 2005, compared to $309,000 for the year ended September 30, 2004. The allowance for loan losses as a percentage of non-performing loans was 120.0% at September 30, 2005 compared to 79.5% at September 30, 2004. The increase in the allowance was primarily a result of the 43.0% increase in loans receivable, including 29.3% in consumer loans, which are viewed as having a higher risk of loss than one- to four-family residential loans.

          Non-Interest Income. Total non-interest income increased $600,000 from $1.4 million in fiscal 2004 to $2.0 million in fiscal 2005, as a result of continued strong loan fee income and income generated from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services. CCB was a stockholder and member of PULSE-EFT. As a result of this merger, CCB received $448,000 in pre-tax income in fiscal 2005.

Next Page

          Non-Interest Expense. Total non-interest expense for the year ended September 30, 2005 increased 23.5% to $7.8 million from $6.3 million for the year ended September 30, 2004. The increase was primarily due to the additional operating cost associated with the three new branch offices; Oakdale, Minnesota, which opened in October 2004; and the two Michigan offices acquired July 1, 2005, located in Rochester Hills and Lake Orion.

          Income Tax Expense. Income tax expense increased to $684,000, or 39.4% of income before income taxes for the year ended September 30, 2005, from $543,000, or 39.5% of income before income taxes for the year ended September 30, 2004. The increase was due to the increase in income before taxes.

Comparison of Financial Condition at September 30, 2006 and September 30, 2005

          Total Assets. Our total assets as of September 30, 2006 were $284.0 million as compared to $245.7 million as of September 30, 2005, an increase of 15.6%. Assets increased primarily as a result of an increase in loans receivable. Contributing to the increase in loans was the continued growth of the Mankato and Oakdale, Minnesota branches.

          Cash and Cash Equivalents. Cash and cash equivalents decreased from $9.3 million on September 30, 2005 to $6.2 million on September 30, 2006. The decrease was a result of using cash to fund loan growth in the period.

          Loans Receivable. Loans increased by $40.6 million, or 18.6%, from $218.7 million as of September 20, 2005 to $259.3 million as of September 30, 2006. At September 30, 2006, the loan portfolio was comprised of $165.6 million of loans secured by real estate, or 63.9% of total loans, and $93.6 million of consumer loans, or 36.1% of total loans.

          At September 30, 2005, the loan portfolio mix included real estate loans of $144.5 million or 66.1% of total loans and consumer loans of $74.2 million or 33.9% of total loans. As noted above, a contributing factor to the loans receivable increase was the loan production at the Mankato and Oakdale, Minnesota branches. At September 30, 2006, loans receivable in portfolio generated from our Mankato and Oakdale branches totaled $19.0 million and $20.5 million, respectively, compared to $11.2 million at Mankato and $11.6 million at Oakdale at September 30, 2005.

Next Page

          Allowance for Loan Losses. The following table is an analysis of the activity in the allowance for loan losses for the years ended September 30, 2006 and September 30, 2005.

	Years Ended September 30,
	2006	2005
Balance at Beginning	$ 803	$ 554
Other - Obtained through Merger	-	40
Provisions Charged to Operating Expense	251	414
Loans Charged Off	(247)	(236)
Recoveries on Loans	28	31
Balance at End	$ 835	$ 803

          Office Properties and Equipment. Total investment in office properties and equipment was $2.9 million on September 30, 2005 and $3.7 million on September 30, 2006, an increase of $800,000 or 27.6%. The increase came primarily from the purchase of computer equipment and software totaling $800,000. On September 9, 2005, we entered into a series of purchase agreements and software user agreements with Information Technology, Inc. for computer equipment and software. The purchase was completed in March 2006.

          Deposits. Deposits as of September 30, 2006 were $186.7 million, compared to $177.5 million as of September 30, 2005, an increase of $9.2 million, or 5.2%. The majority of the deposit growth came from the two Minnesota branch offices, as management sought the most cost effective markets to attract deposits.

          Borrowed Funds. Federal Home Loan Bank advances increased from $36.2 million on September 30, 2005 to $61.2 million on September 30, 2006, as the need to fund strong loan demand increased.

          Stockholders' Equity. Stockholders' equity increased $529,000 to $30.1 million at September 30, 2006, from $29.6 million at September 30, 2005. The increase was a result of net earnings for the period, partially offset by the payment of dividends and increases related to the accounting for the employee stock ownership and management recognition and retention stock plans.

Next Page

Comparison of Financial Condition at September 30, 2005 and September 30, 2004

          Total Assets. Our total assets as of September 30, 2005 were $245.7 million as compared to $162.0 million as of September 30, 2004, an increase of 51.7%. Assets increased primarily as a result of a marked increase in loans receivable and the acquisition of Community Plus Savings Bank. Of the $83.7 million in increased assets, $52.3 million was due to the assets assumed by CCB through the acquisition of Community Plus Savings Bank, of which $26.7 million were loans receivable.

          Loans Receivable. Loan demand was strong in 2005. Total loans, net of allowance for loan losses, increased by 43.0% from $152.4 million as of September 30, 2004 to $217.9 million as of September 30, 2005. Loan demand was strong in 2005 as a result of our marketing efforts. Management expects continued strong loan demand in fiscal 2007 as a result of our continuing marketing strategies, and our expanded market base as a result of our acquisition. At September 30, 2005, the loan portfolio consisted of: $144.6 million, or 66.1%, of loans secured by real estate and $74.2 million, or 33.9%, of consumer loans. At September 30, 2004 the mix in the loan portfolio included real estate loans of $95.6 million or 62.4% of total loans and consumer loans of $57.4 million or 37.5% of total loans.

          Deposits. Deposits as of September 30, 2005 were $177.5 million, compared to $128.0 million as of September 30, 2004, an increase of $49.5 million, or 38.7%. The majority of the deposit growth came from the acquisition of Community Plus Savings Bank.

          Borrowed Funds. Federal Home Loan Bank advances increased from $13.5 million at September 30, 2004 to $36.2 million at September 30, 2005, as the need to borrow funds to support loan demand increased.

          Stockholders' Equity. Stockholders' equity increased $10.0 million to $29.6 million at September 30, 2005, from $19.6 million at September 30, 2004. The increase for the period was a result of an increase in retained earnings of $854,000 (earnings for the 2005 fiscal year net of $193,000 in dividends paid), an increase in capital of $9.8 million as a result of the issuance of stock to Citizens Community MHC in connection with the July 1, 2005 acquisition of Community Plus Savings Bank, and a decrease of $673,000 related primarily to the shares of stock purchased for the recognition and retention plan.

Next Page

Average Balances, Net Interest Income, Yields Earned and Rates Paid

          The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Also presented is the weighted average yield on interest-earning assets, rates paid on interest-bearing liabilities and the resultant spread at September 30, 2006. No tax equivalent adjustments were made. For 2005, average balances were calculated using quarter-end balances and for 2004, average balances were calculated using beginning and end of year balances, which would not result in materially different rates from those calculated using average monthly or daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended September 30,
	2006			2005			2004
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(In Thousands)
Interest-Earning Assets:
Cash equivalents	$ 6,135	$ 184	3.00%	$ 5,489	$ 134	2.44%	$ 4,133	$ 30	0.73%
Loans receivable(1)	237,553	15,664	6.59	176,802	11,763	6.65	138,252	9,545	6.90
Other interest-bearing deposits	1,153	46	3.99	215	8	3.72	---	---	---
Securities available for sale	1,478	58	3.92	522	21	4.02	---	---	---
Federal Home Loan Bank stock	2,280	65	2.85	1,345	54	4.01	749	45	6.01
Total interest-earning assets	$248,599	16,017	6.44	$184,373	11,980	6.50	$143,134	9,620	6.72

Interest-Bearing Liabilities:
Savings accounts	$ 24,703	167	0.68	$ 15,877	122	0.77	$ 14,020	115	0.82
Demand accounts(2)	19,622	28	0.14	13,346	30	0.22	11,003	31	0.28
Money market accounts	26,623	500	1.88	24,527	433	1.77	19,739	389	1.97
CDs	104,536	4,126	3.95	78,052	2,370	3.04	67,553	1,969	2.91
IRAs	10,252	361	3.52	9,316	308	3.31	9,156	302	3.30
Federal Home Loan Bank advances	42,500	2,039	4.80	25,140	729	2.90	8,600	83	0.97
Total interest-bearing liabilities	$228,237	7,221	3.16	$166,258	3,992	2.40	$130,071	2,889	2.22

Net interest income		$ 8,796			$ 7,988			$6,731
Net interest rate spread			3.28%			4.10%			4.50%
Net interest margin(3)			3.54%			4.33%			4.70%
Average interest-earning assets to
average interest- liabilities		1.09x			1.11x			1.10x

_________________
(1)	Calculated net of loan fees $(706) in 2006, $(54) in 2005 and $(1) in 2004, loan discounts, loans in process and allowance for losses on loans.
(2)	Includes $13.8 million, $14.4 million and $5.9 million of non-interest-bearing demand deposits during the years ended September 30, 2006, 2005 and 2004, respectively.
(3)	Net interest income divided by interest-earning assets.

Next Page

Rate/Volume Analysis

          The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume, which are changes in volume multiplied by the old rate; and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended September 30, 2006 vs. 2005			Year Ended September 30, 2005 vs. 2004
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In Thousands)
Interest-earning assets:
Loans receivable(1)	$4,007	$ (106)	$3,901	$2,576	$(358)	$2,218
Other	132	4	136	113	29	142

Total interest-earning assets	$4,139	$ (102)	4,037	$2,689	$(329)	2,360

Interest-bearing liabilities:
Savings accounts	$ 62	$ (17)	45	$ 15	$ (8)	7
Demand accounts	11	(13)	(2)	6	(7)	(1)
Money market accounts	38	29	67	87	(43)	44
IRA accounts	32	21	53	316	85	401
Certificates of deposit	932	824	1,756	5	(1)	6
Federal Home Loan Bank advances	673	637	1,310	316	330	646

Total interest-bearing liabilities	$1,748	$1,481	3,229	$ 745	$ 358	1,103

Net interest income			$ 808			$1,257

______________
(1)	Calculated net of loan fees of $(706) in 2006, $(54) in 2005 and $(1) in 2004.

Next Page

Liquidity and Commitments

          We are required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At September 30, 2006, our liquidity ratio, which is our liquid assets as a percentage of net withdrawable savings deposits with a maturity of one year or less and current borrowings was 3.47%.

          Citizens Community Federal's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Citizens Community Federal's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, Citizens Community Federal invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. Citizens Community Federal also generates cash through borrowings. Citizens Community Federal utilizes Federal Home Loan Bank advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

          Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or certificates of deposit in other financial institutions. On a longer term basis, Citizens Community Federal maintains a strategy of investing in various lending products as described in greater detail under "Evolving Business Strategies." Citizens Community Federal uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, and to fund loan commitments.

          At September 30, 2006, the total approved loan origination commitments outstanding amounted to $500,000. At the same date, unused approved lines of credit to our customers were $3.0 million and certificates of deposit scheduled to mature in one year or less, totaled $88.9 million.

          The average cost of deposits increased throughout fiscal 2005 and fiscal 2006. Management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with Citizens Community Federal. In addition, Citizens Community Federal had the ability as of September 30, 2006 to borrow an additional $53.6 million from the Federal Home Loan Bank of Chicago as a funding source to meet commitments and for liquidity purposes.

Next Page

Capital

          Consistent with its goals to operate a sound and profitable financial organization, Citizens Community Federal actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity of Citizens Community Federal was $20.4 million at September 30, 2006, or 7.3% of total assets on that date. As of September 30, 2006, Citizens Community Federal exceeded all capital requirements of the OTS. Citizens Community Federal's regulatory capital ratios at September 30, 2006 were as follows: core capital 7.2%; Tier 1 risk-based capital, 10.6%; and total risk-based capital, 11.0%. The regulatory capital requirements to be considered well-capitalized are core capital of 5.0%, Tier 1 risk-based capital of 6.0% and risk-based capital of 10.0%, respectively.

Impact of Inflation

          The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

          Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

          The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

          The Financial Accounting Standard Board ("FASB") recently issued the following accounting standards related to the financial services industry:

          In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires that the cost of share-based payment transactions (including those with employees and nonemployees) be recognized in the financial statements. SFAS No. 123R applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts

Next Page

based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments.

          We adopted SFAS No. 123(R), as required, on October 1, 2006. Note 1 discloses the effect on earning had SFAS No. 123(R) been adopted in prior periods. Since the statement was adopted using the modified-prospective method, the effect the adoption will have on the financial statements can be materially impacted by the number of options granted in future periods.

          In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and SFAS No. 3." SFAS No. 154 requires changes in accounting principles to be retrospectively applied to the prior periods presented in the financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. SFAS No. 154 will not have a material impact on the Company's financial position or results of operations.

          In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment for FASB Statements No. 133 and 140." SFAS No. 155 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 resolves issues addressed in Statement No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." The Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. SFAS No. 155 will not have a material impact on the Company's financial position or results of operation.

          In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140." SFAS No. 156 amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. Statement No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. SFAS No. 156 will not have a material impact on the Company's financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

          Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

          How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities

Next Page

based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

          In order to manage the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we adopted asset and liability management policies to better align the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. These policies are implemented by the asset and liability management committee. The asset and liability management committee is comprised of members of senior management. The asset and liability management committee establishes guidelines for and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The asset and liability management committee generally meets on a weekly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis. At each meeting, the asset and liability management committee recommends strategy changes, as appropriate, based on this review. The committee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors on a monthly basis.

          In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:
  originating first mortgage loans, with a clause allowing for payment on demand after a stated period of time,

  originating shorter-term consumer loans,

  originating prime-based home equity lines of credit,

  managing our deposits to establish stable deposit relationships,

  using Federal Home Loan Bank advances to align maturities and repricing terms, and attempting to limit the percentage of long-term fixed-rate loans in our portfolio which do not contain a payable on demand clause.
          At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may determine to increase Citizens Community Federal's interest rate risk position somewhat in order to maintain its net interest margin.

          In light of our performance in fiscal 2005 and fiscal 2006, management believes our strategies have proven to be effective. Credit quality continued to be strong with delinquency and charge-off ratios remaining low. Interest rate risk, defined by net portfolio value, continued to show minimal risk. By continuing to include our payment on demand clauses on our first mortgage loan

Next Page

originations, less than 10% of the Citizen Community Federal assets were represented by traditional fixed-rate mortgage loans with amortizations of fifteen years or greater.

          As of September 30, 2006, $122.2 million of our loans in portfolio included a payable on demand clause. We have not utilized the clause since fiscal 2000 because, in management's view, it has not been appropriate. Therefore, the clause has had no impact on our liquidity and overall financial performance for the periods presented.

          As part of its procedures, the asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity. Market value of portfolio equity is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors of Citizens Community Federal.

          The following table sets forth, at September 30, 2006, an analysis of Citizen Community Federal's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (up 300 basis points and down 200 basis points, measured in 100 basis point increments). As of September 30, 2006, due to the current level of interest rates, the OTS no longer provides NPV estimates for decreases in interest rates greater than 200 basis points.

Change in Interest Rates in Basis Points ("bp") (Rate Shock in Rates)(1)	Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets
	Amount	Change	Change	NPV Ratio	Change
(Dollars in thousands)

+300 bp	$14,290	$(6,749)	(32)%	5.41%	(226) bp
+200 bp	16,590	(4,449)	(21)	6.20	(147)
+100 bp	18,862	(2,177)	(10)	6.96	(71)
0 bp	21,039	---	---	7.66	---
-100 bp	23,005	1,966	9	8.29	62
-200 bp	24,778	3,738	18	8.83	116
___________
(1)          Assumes an instantaneous uniform change in interest rates at all maturities.

Next Page

          For comparative purposes, the table below sets forth, at September 30, 2005, an analysis of Citizen Community Federal's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (up 300 basis points and down 200 basis points, measured in 100 basis point increments). As of September 30, 2005, due to the current level of interest rates, the OTS no longer provides NPV estimates for decreases in interest rates greater than 200 basis points.

Change in Interest Rates in Basis Points ("bp") (Rate Shock in Rates)(1)	Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets
	Amount	Change	Change	NPV Ratio	Change
(Dollars in thousands)

+300 bp	$17,011	$(5,622)	(25)%	7.34%	(206) bp
+200 bp	18,970	(3,644)	(16)	8.08	(132)
+100 bp	20,886	(1,748)	(8)	8.78	(62)
0 bp	22,634	---	---	9.40	---
-100 bp	23,823	1,189	5	9.79	140
-200 bp	24,131	1,497	117	9.86	46
___________
(1)          Assumes an instantaneous uniform change in interest rates at all maturities.

          The OTS uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

          The assumptions used by management to evaluate the vulnerability of Citizens Community Federal's operations to changes in interest rates in the table above are utilized in, and set forth under, the gap table below. Although management finds these assumptions reasonable, the interest rate sensitivity of Citizens Community Federal's assets and liabilities and the estimated effects of changes in interest rates on Citizens Community Federal's net interest income and market value of portfolio equity indicated in the above table could vary substantially if different assumptions were used or actual experience differs from such assumptions.

Next Page

          The following table summarizes the anticipated maturities or repricing of Citizens Community Federal's interest-earning assets and interest-bearing liabilities at September 30, 2006, based on the information and assumptions set forth below.

	Six Months or Less	Over Six Months to One Year	Over One to Three Years	Over Three to Five Years	Over Five Years	Total
	(Dollars in Thousands)

Real estate mortgage loans	$ 30,411	$ 24,103	$ 60,235	$27,990	$22,897	$165,636
Consumer loans	41,916	27,739	20,365	1,879	1,704	93,603
Securities available for sale	-	-	246	236	300	782
Other interest-bearing deposits	490	98	371	-	-	959
Federal Home Loan Bank stock	-	-	-	3,060	-	3,060
Cash equivalents(1)	2,984	-	-	-	-	2,984
Total interest-earning assets	75,801	51,940	81,217	33,165	24,964	267,024

Savings accounts	2,498	2,498	19,181	767	32	24,976
Demand and money market	3,999	6,087	9,131	2,283	19,430	40,930
Certificates of deposit	40,574	48,371	30,383	1,477	--	120,805
Federal Home Loan Bank advances	51,108	-	10,092	-	-	61,200
Total interest-bearing liabilities	98,179	56,956	68,787	4,527	19,462	247,911

Interest-earning assets less
interest-bearing liabilities	$ (22,378)	$ (5,016)	$ 12,430	$28,638	$ 5,502	$19,113

Cumulative interest rate sensitivity gap	$ (22,378)	$ (27,394)	$ (14,964)	$13,674	$19,176

Cumulative interest rate gap as a
percentage of assets at September 30, 2006	(7.88)%	(9.65)%	(5.27)%	4.81%	6.75%

Cumulative interest rate gap as a
percentage of interest-earning assets
at September 30, 2006	(8.38)%	(10.26)%	(5.60)%	5.12%	7.18%

__________________________
(1)	Net of corporate checks issued of $3,186.

          The difference between repricing assets and liabilities for a specific period is referred to as the gap. An excess of repriceable assets over liabilities is referred to as a positive gap. An excess of repriceable liabilities over assets is referred to as a negative gap. The cumulative gap is the summation of the gap for all periods to the end of the period for which the cumulative gap is being measured.

          Assets and liabilities scheduled to reprice are included in the period in which the rate is next scheduled to adjust rather than in the period in which the assets or liabilities are due. Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, as adjusted to take into account estimated prepayments based on OTS prepayment tables. No effect is given to the payable on demand clause in certain mortgage loans originated by Citizens Community Federal.

          As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may

Next Page

fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, a limited amount of our assets have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Critical Accounting Policies

          There are certain accounting policies that we have established which require us to use our judgment. The only critical accounting policy, in addition to the policies included in Note 1, "Summary of Significant Accounting Policies," to the Consolidated Financial Statements, is as follows:

          Allowance for Loan Losses. Establishing the amount of the allowance for loan losses requires the use of our judgment. We evaluate our assets at least quarterly, and review their risk components as part of that evaluation. If we misjudge a major component and experience a loss, it will likely affect our earnings. In addition, by the very nature of the determination of the allowance, developments as to particular loans can affect year-to-year provision amounts. We consistently challenge ourselves in the review of the risk components to identify any changes in trends and their cause.

Next Page

Independent Auditor's Report

Board of Directors
Citizens Community Bancorp
Eau Claire, Wisconsin

We have audited the accompanying consolidated balance sheets of Citizens Community Bancorp and Subsidiary as of September 30, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Community Bancorp and Subsidiary as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2006, in conformity with accounting principles generally accepted in the United States.

Wipfli LLP

December 4, 2006
Eau Claire, Wisconsin

Next Page

Citizens Community Bancorp and Subsidiary

Consolidated Balance Sheets
September 30, 2006 and 2005

Assets	2006	2005
	(In Thousands)
Cash and cash equivalents	$6,170	$9,265
Interest-bearing deposits	959	1,444
Securities available-for-sale (at fair value))	782	2,088
Loans receivable - Net of allowance for loan losses of $835 and $803 in 2006 and 2005, respectively	258,467	217,931
Loans held for sale	321	0
Federal Home Loan Bank stock - At cost	3,060	2,095
Office properties and equipment - Net	3,681	2,923
Accrued interest receivable	861	612
Intangible assets	1,829	2,131
Goodwill	5,466	5,466
Other assets	2,394	1,752

TOTAL ASSETS	$283,990	$245,707

Liabilities and Stockholders' Equity

Deposits	$186,711	$177,469
Federal Home Loan Bank advances	61,200	36,200
Other liabilities	5,997	2,485

Total liabilities	253,908	216,154

Preferred stock - Par value $.01:
Authorized - 1,000,000 shares Issued and outstanding - 0 shares
Common stock - Par value $.01:
Authorized - 5,000,000 shares
Issued and outstanding - 3,747,319 shares	37	37
Additional paid-in capital	18,833	18,780
Retained earnings	12,792	12,536
Unearned ESOP shares	(894)	(1,013)
Unearned compensation	(334)	(389)
Accumulated other comprehensive loss	(11)	(4)
Treasury stock, at cost - 22,691 and 26,251 shares, respectively	(341)	(394)

Total stockholders' equity	30,082	29,553

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$283,990	$245,707

See accompanying notes to consolidated financial statements.

Next Page

Citizens Community Bancorp and Subsidiary

Consolidated Statements of Income
Years Ended September 30, 2006, 2005, and 2004

	2006	2005	2004
	(In Thousands)
Interest and dividend income:
Interest and fees on loans	$14,958	$11,709	$9,544
Interest on investments	353	217	75

Total interest and dividend income	15,311	11,926	9,619

Interest expense:
Interest on deposits	5,182	3,263	2,804
Interest on FHLB advances	2,039	719	85

Total interest expense	7,221	3,982	2,889

Net interest income	8,090	7,934	6,730
Provision for loan losses	251	414	396

Net interest income after provision for loan losses	7,839	7,520	6,334

Noninterest income:
Service charges on deposit accounts	981	832	784
Insurance commissions	372	397	309
Loan fees and service charges	262	329	259
Security gains	27	0	0
Other	15	463	17

Total noninterest income	1,657	2,021	1,369

Noninterest expense:
Salaries and related benefits	4,978	4,688	3,986
Occupancy - Net	1,016	752	630
Office	767	668	546
Data processing	438	330	302
Amortization of core deposit intangible	302	96	24
Advertising	218	201	107
Other	1,022	1,071	728

Total noninterest expense	8,741	7,806	6,323

Income before provision for income taxes	755	1,735	1,380
Provision for income taxes	309	684	543

Net income	$446	$1,051	$837

Basic earnings per share	$0.12	$0.35	$0.16

Diluted earnings per share	$0.12	$0.35	$0.16

See accompanying notes to consolidated financial statements.

Next Page

Citizens Community Bancorp and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity
Years Ended September 30, 2006, 2005 and 2004

	Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Unearned Compensation	Accumulated Other Comprehensive Loss	Treasury Stock	Totals
	(In Thousands, Except Shares)
Balance - September 30, 2003	0	$0	$0	$10,990	$0	$0	$0	$0	$10,990
Comprehensive income:
Net income	0	0	0	837	0	0	0	0	837
Sale of common stock - Unearned ESOP shares	978,650	10	9,038	0	0	0	0	0	9,048
Common stock acquired by ESOP - 119,236 shares	0	0	0	0	(1,192)	0	0	0	(1,192)
Committed ESOP shares	0	0	0	0	59	0	0	0	59
Appreciation in fair value of ESOP shares charged to expense	0	0	12	0	0	0	0	0	12
Capitalization of CCMHC	2,063,100	20	(20)	(100)	0	0	0	0	(100)
Cash dividends ($.05 per share)	0	0	0	(49)	0	0	0	0	(49)

Balance - September 30, 2004	3,041,750	30	9,030	11,678	(1,133)	0	0	0	19,605
Comprehensive income:
Net income	0	0	0	1,051	0	0	0	0	1,051
Net unrealized loss on available-for-sale securities	0	0	0	0	0	0	(4)	0	(4)
Total comprehensive income									1,047
Common stock issued due to merger	705,569	7	0	0	0	0	0	0	7
Additional paid-in capital due to merger	0	0	9,759	0	0	0	0	0	9,759
Common stock purchased - 59,637 shares	0	0	0	0	0	0	0	(895)	(895)
Committed ESOP shares	0	0	43	0	120	0	0	0	163
Common stock awarded for Recognition and Retirement Plan -
33,386 shares	0	0	(52)	0	0	(449)	0	501	0
Amortization of restricted stock	0	0	0	0	0	60	0	0	60
Cash dividends ($.20 per share)	0	0	0	(193)	0	0	0	0	(193)

Balance - September 30, 2005 (carried forward)	3,747,319	37	18,780	12,536	(1,013)	(389)	(4)	(394)	29,553

Next Page

Citizens Community Bancorp and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity (Continued)
Years Ended September 30, 2006, 2005 and 2004

	Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Unearned Compensation	Accumulated Other Comprehensive Loss	Treasury Stock	Totals
	(In Thousands, Except Shares)
Balance - September 30, 2005 (carried forward)	3,747,319	$37	$18,780	$12,536	$(1,013)	$(389)	$(4)	$(394)	$29,553
Comprehensive income:
Net income	0	0	0	446	0	0	0	0	446
Reclassification adjustment for net security gains included in income, net of tax of $11	0	0	0	0	0	0	(16)	0	(16)
Net unrealized loss on available-for-sale securities	0	0	0	0	0	0	9	0	9
Total comprehensive income									439
Committed ESOP shares	0	0	0	0	119	0	0	0	119
Appreciation in fair value of ESOP shares charged to expense	0	0	64	0	0	0	0	0	64
Common stock awarded for Recognition and
Retention Plan - 3,576 shares	0	0	(11)	0	0	(43)	0	54	0
16 shares of common stock purchased from Employee									0
401(k) Retirement Plan	0	0	0	0	0	0	0	(1)	(1)
Amortization of restricted stock	0	0	0	0	0	98	0	0	98
Cash dividends ($0.20 per share)	0	0	0	(190)	0	0	0	0	(190)

Balance - September 30, 2006	3,747,319	$37	$18,833	$12,792	($894)	($334)	($11)	($341)	$30,082

See accompanying notes to consolidated financial statements.

Next Page

Citizens Community Bancorp and Subsidiary

Consolidated Statements of Cash Flows
Years Ended September 30, 2006, 2005 and 2004

	2006	2005	2004
	(In Thousands)
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net income	$446	$1,051	$837

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	416	278	256
Provision for loan losses	251	414	396
Gain on sale of securities	(27)		0
Amortization of purchase accounting adjustments	(76)	(19)	0
Amortization of core deposit intangible	302	95	24
Amortization of restricted stock	98	60	0
Provision (benefit) for deferred income taxes	(338)	104	(124)
Net change in loans held for sale	(321)	0	0
Federal Home Loan Bank stock dividends	(16)	(54)	(45)
ESOP contribution expense in excess of shares released	64	43	12
Increase in accrued interest receivable and other assets	(891)	(584)	(287)
Increase in other liabilities	3,850	360	128

Total adjustments	3,312	697	360

Net cash provided by operating activities	3,758	1,748	1,197

Cash flows from investing activities:
Proceeds from maturities of interest-bearing deposits	492	363	0
Purchase of Federal Home Loan Bank stock	(949)	(928)	(112)
Proceeds from sale of securities available-for-sale	1,325	0	0
Net increase in loans	(40,737)	(39,271)	(28,959)
Net capital expenditures	(1,171)	(235)	(88)
Cash received for branch acquisition	0	13,172	6,970

Net cash used in investing activities	(41,040)	(26,899)	(22,189)

Next Page

Citizens Community Bancorp and Subsidiary

Consolidated Statements of Cash Flows (Continued)
Years Ended September 30, 2006, 2005 and 2004

	2006	2005	2004
	(In Thousands)
Cash flows from financing activities:
Increase in borrowings	$25,000	$22,700	$9,800
Increase in deposits	9,259	7,917	5,119
Payments to acquire treasury stock	(1)	(895)	0
Proceeds from sale of common stock	0	0	9,048
Formation of CCMHC	0	0	(100)
Loan to ESOP for purchase of common stock	0	0	(1,192)
Reduction in unallocated shares held by ESOP	119	119	60
Cash dividends paid	(190)	(193)	(49)

Net cash provided by financing activities	34,187	29,648	22,686

Net increase (decrease) in cash and cash equivalents	(3,095)	4,497	1,694
Cash and cash equivalents at beginning	9,265	4,768	3,074

Cash and cash equivalents at end	$6,170	$9,265	$4,768

Supplemental cash flow information:
Cash paid during the year for:
Interest on deposits	$5,231	$3,117	$2,824
Interest paid on borrowings	2,028	729	74
Income taxes	555	728	686
Supplemental schedule of noncash investing and financing activities:
Loans transferred to foreclosed properties	$376	$148	$0

The fair values of noncash assets acquired and liabilities assumed in the merger with Community Plus Savings Bank were $52,328 and $42,570, respectively. Approximately 706,000 shares of common stock, valued at $9,250, were issued in connection with this merger. Note 2 provides additional detail related to this transaction.

In November 2003, the Company purchased certain assets and assumed the deposits of the Mankato branch of Alliance Bank. In conjunction with the acquisition, the Company received $6,970 and the following assets and liabilities:

Loans	$706
Other assets	242

Assets acquired	$948

Deposits assumed	$7,895
Other liabilities	23

Liabilities assumed	$7,918

See accompanying notes to consolidated financial statements.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies

Nature of Operations

Citizens Community Bancorp (the "Company") is a federally chartered holding company which owns all of the common stock of Citizens Community Federal (the "Bank"). The Company is a majority-owned subsidiary of CCMHC, a federally chartered mutual holding company.

On March 29, 2004, the Company completed a minority stock offering and sold 978,650 shares of common stock in a subscription offering at $10 per share, raising approximately $8.9 million, net of offering costs.

On October 31, 2006, the Company completed a second step conversion at which time Citizens Community Bancorp ceased to exist and Citizens Community Bancorp, Inc. became the new holding company for the Bank. See Note 2 for further discussion.

The Bank is a federally chartered stock savings bank. It operates its business from several banking offices located in Wisconsin, Minnesota, and Michigan. The Bank is engaged in the business of attracting deposits from the general public and investing those deposits in residential and consumer loans.

Principles of Consolidation

The consolidated financial statements include the accounts of Citizens Community Bancorp and its wholly owned subsidiary, Citizens Community Federal. All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies of the Company conform to generally accepted accounting principles (GAAP) and to the practices within the banking industry.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows in the consolidated financial statements, cash and cash equivalents include cash due from banks and interest-bearing deposits with original maturities of three months or less.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Other Interest-Bearing Deposits

Other interest-bearing deposits mature within three years and are carried at cost, which approximates fair value.

Securities

Securities are classified as available for sale and are carried at fair value, with unrealized gains and losses reported in other comprehensive income. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the estimated lives of the securities.

Declines in fair value of securities that are deemed to be other than temporary, if applicable, are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which fair value has been less than cost; the financial condition and near-term prospects of the issuer; and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity, or payoff, generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for loan losses. Interest on loans is accrued and credited to income based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

Management regularly evaluates the allowance for loan losses using the Company's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current economic conditions, and other relevant factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

The allowance for loan losses consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention and includes allowances estimated for any impaired loans. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses and reflects the margin or imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The allowance for loan losses includes specific allowances related to loans that have been judged to be impaired under current accounting standards. A loan is impaired when, based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. Management determines whether a loan is impaired on a case-by-case basis, taking into consideration the payment status, collateral value, length and reason of any payment delays, the borrower's prior payment record, and any other relevant factors. Large groups of smaller balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated in the allowance for loan losses analysis and are not subject to impairment analysis unless such loans have been subject to a restructuring agreement. Specific allowances for impaired loans are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectibility.

In management's judgment, the allowance for loan losses is maintained at a level that represents its best estimate of probable losses relating to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Federal Home Loan Bank Stock

The Bank owns stock in the Federal Home Loan Bank (FHLB). FHLB stock is carried at cost which approximates fair value. The Bank is required to hold the stock as a member of the FHLB system, and transfer of the stock is substantially restricted. The stock is pledged as collateral for outstanding FHLB advances.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Office Properties and Equipment

Office properties and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of office properties and equipment are reflected in income. Depreciation is computed principally on the straight-line method and is based on the estimated useful lives of the assets, varying from 10 to 40 years for buildings and 3 to 10 years for equipment.

Intangible Assets and Goodwill

Intangible assets attributable to the value of core deposits acquired and the excess of purchase price over fair value of assets acquired (goodwill) are stated at cost less accumulated amortization. Intangible assets are amortized on a straight-line basis over periods of seven to fifteen years. Goodwill is not amortized.

The Company reviews intangible assets and goodwill for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The evaluation includes assessing the estimated fair value of the intangible asset based on market prices for similar assets, where available, and the present value of the estimated future cash flows associated with the intangible asset. Adjustments are recorded if it is determined that the benefit of the intangible asset has decreased.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Income Taxes

Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Provision (credit) for deferred taxes is the result of changes in the deferred tax assets and liabilities.

Advertising Costs

Advertising costs are expensed as incurred.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Earnings Per Share

Basic earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The weighted average number of shares outstanding for 2006 and 2005 was 3,628,703 and 3,007,681 for basic EPS and 3,642,163 and 3,009,002 for diluted EPS, respectively.

The formation of the Company was completed on March 29, 2004, the date of the closing of the initial public offering. The basic and diluted EPS are presented for the period March 29, 2004 through September 30, 2004. The weighted average number of shares outstanding for this period was 3,038,769 for basic and diluted EPS.

As described in Note 2, on October 31, 2006, the Company completed a public offering associated with its second step conversion in which a total of 7,116,380 common shares were issued while each outstanding public share was converted into 1.91067 shares of the new holding company. This transaction would have materially changed the number of common shares outstanding if this change had occurred before the end of the year.

Future Accounting Changes

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires that the cost of share-based payment transactions (including those with employees and nonemployees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments.

The Company adopted SFAS No. 123(R), as required, on October 1, 2006. Note 1 discloses the effect on earnings had SFAS No. 123(R) been adopted in prior periods. Since the statement was adopted using the modified- prospective method, the effect the adoption will have on the financial statements can be materially impacted by the number of options granted in future periods.

On October 10, 2006, the FASB issued FSP SAS 123(R)-5, Amendment of FSP FAS 123(R)-1, effective in the first reporting period beginning after October 10, 2006. The FSP addresses circumstances whereby a modification of an instrument in connection with an equity restructuring could be considered a modification for purposes of applying FSP FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services Under FASB Statement No. 123(R). The adoption of the provisions of this pronouncement will not have a material impact on the Company's financial position or results of operations.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Future Accounting Changes (Continued)

On October 20, 2006, for FASB issued FSP FAS 123(R)-6, Technical Corrections of FASB Statement No. 123(R), effective in the first reporting period beginning after October 20, 2006. The FSP issues clarification of certain disclosure and computation requirements associated with the implementation of SFAS 123(R). The adoption of the provisions of this pronouncement will not have a material impact on the Company's financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and SFAS No. 3. SFAS No. 154 requires changes in accounting principles to be retrospectively applied to the prior periods presented in the financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and error corrections that are made in fiscal years beginning after December 31, 2005. SFAS No. 154 will not have a material impact on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment for FASB Statements No. 133 and 140. SFAS No. 155 amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 resolves issues addressed in Statement No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. SFAS No. 155 will not have a material impact on the Company's financial position or results of operation.

In March 2006, the FASB issued FASB No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. SFAS No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. Statement No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. SFAS No. 156 will not have a material impact on the Company's financial position or results of operations.

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company believes the adoption of this statement will not have a significant effect on the financial statements of the Company.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Future Accounting Changes (Continued)

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. This statement amends SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 132 (revised 2003), Employers' Disclosures About Pensions and Other Postretirement Benefits. SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize gains or losses and prior service costs or credits that arise during the year but are not recognized as components of net periodic benefit cost under SFAS No. 87 as a component of other comprehensive income. It also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 is generally effective for public companies as of the end of the fiscal year ending after December 15, 2006, and for nonpublic companies as of the end of the fiscal year ending after June 15, 2007. The requirement to measure plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company believes the adoption of this statement will increase liabilities and decrease equity approximately $620 for the underfunded status of the plan, net of tax.

In September 2006, the Securities and Exchange Commission's office (SEC) announced Staff Accounting Bulletin No. 108 (SAB 108). SAB 108 addresses how to quantify financial statement errors that arose in prior periods for purposes of assessing their materiality in the current period. It requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality. It clarifies that immaterial financial statement errors in a prior SEC filing can be corrected in subsequent filings without the need to amend the prior filing. In addition, SAB 108 provides transitional relief for correcting errors that would have been considered immaterial before its issuance. The adoption of SAB 108 will not have an impact on our consolidated financial position, results of operations, or cash flows.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribed a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this interpretation will not have a significant effect on the financial statements of the Company.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

Accounting principles generally accepted in the United States encourage all entities to adopt a fair-value- based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. At September 30, 2006, the rules also allow an entity to continue to measure compensation cost for those plans using the intrinsic-value-based method of accounting, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, effective during the quarter ending December 31, 2006, this treatment will change to require all stock-based compensation to be reflected as income (refer to "Future Accounting Changes").

Citizens Community Bancorp follows the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and uses the "intrinsic value method" of recording stock-based compensation cost. Because stock options are granted with an exercise price equal to fair value at the date of grant, no compensation expense is recorded.

The following table illustrates the effect of net income and earnings per share if the fair-value-based method had been applied to all outstanding and unvested awards in each year:

	2006	2005	2004
	(In Thousands)
Net income, as reported	$446	$1,051	$837
Deduct:
Total stock-based employee compensation expense
determined under the fair-value-based method for all
awards, net of related tax effects	67	45	0

Pro forma net income	$379	$1,006	$837

Earnings per share - Basic and diluted
As reported:
Basic	$0.12	$0.35	$0.16
Diluted	$0.12	$0.35	$0.16
Pro forma:
Basic	$0.10	$0.33	$0.16
Diluted	$0.10	$0.33	$0.16

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation (Continued)

The fair value of stock options granted in 2005 was estimated at the date of grant using the Black-Scholes methodology. No options were granted in 2006 or in 2004. The following assumptions were made in estimating the fair value for options granted for the year ended September 30, 2005:

2005
Dividend yield	1.49%
Risk-free interest rate	4.16%
Weighted average expected life (years)	10
Expected volatility	16.08%

The weighted average fair value of options at their grant date, using the assumptions shown above, was computed at $3.66 per share for options granted in 2005.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commitments under credit card arrangements. Such financial instruments are recorded in the financial statements when they become payable.

Other Comprehensive Income

Other comprehensive income (loss) is shown on the consolidated statements of stockholders' equity. The Company's accumulated other comprehensive income (loss) is comprised of the unrealized gain (loss) on securities available for sale, net of tax, and is shown on the consolidated statements of stockholders' equity.

Segment Information

The Company, through a branch network of its banking subsidiary, provides a full range of banking services in northern Wisconsin, Minnesota, and Michigan.

While the Company's chief decision makers monitor the revenue streams of various Company products and services, operations are managed and financial performance is evaluated on a companywide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Rate Lock Commitments

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Rate lock commitments are recorded only to the extent of fees received since recording the estimated fair value of these commitments would not have a significant impact on the consolidated financial statements. Fees received are subsequently included in the net gain or loss on the sale of loans.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Presentation

All footnote information is presented in thousands, except for per share amounts.

Note 2	Merger

On July 1, 2005, the acquisition of Community Plus Savings Bank (CPSB) by the Company in a tax-free merger of CPSB with and into the Bank (the "Merger") was completed. In accordance with the agreement, the Company issued 705,569 additional shares to CCMHC as determined under the agreement. The primary objective of the merger was to provide additional liquidity and geographic growth opportunities for the Company.

The Merger was accounted for using the purchase method of accounting. Accordingly, the results of operations of CPSB since the date of acquisition are included in the consolidated financial statements.

The purchase price to complete the Merger was $9.76 million. The purchase price of the Merger has been allocated to the assets acquired and liabilities assumed, using their fair values at the merger date.

Goodwill and other purchase accounting adjustments were recorded upon the consummation of the purchase acquisition where the purchase price exceeded the fair value of net assets acquired. The Bank recorded a core deposit intangible of $1,877, which is being amortized as indicated in Note 7. In addition, approximately $516 of expenses associated with the acquisition were capitalized. The computation of the purchase price and the allocation of the purchase price to the net assets of CPSB based on their fair values as of July 1, 2005, and the resulting goodwill follow.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 2	Merger (Continued)

(In thousands, except per share amounts)	July 1, 2005

Purchase price
Company common stock issued	705,569
Average price per Company common share (1)	$13.11

$9,250
Merger costs capitalized	516

Total purchase price	$9,766

Net assets acquired:
CPSB stockholders' equity	$4,144
Adjustments to reflect assets acquired at fair value:
Investment securities	(11)
Loans receivable	(456)
Office properties and equipment	(82)
Core deposit intangible	1,877
Other assets	(420)

Adjustments to reflect liabilities assumed at fair value:
Deposits	(50)
Deferred income taxes	(405)
Pension liability	(220)
Other liabilities	(77)

Net assets acquired at fair market value	4,300

Goodwill resulting from Merger	$5,466

(1)	The value of the Company's common stock issued to CCMHC was based on the average closing bid price of the Company's common stock for the 20th through the 5th trading days prior to the July 1, 2005, closing date.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 2	Merger (Continued)

Unaudited pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial information presents the results of operations of CPSB had the Merger taken place at the beginning of the year.

(In thousands, except per share amounts)	2005	2004

Net interest income	$9,028	$8,563
Noninterest income	2,173	1,406
Provision for loan losses	427	409
Other noninterest expense	9,260	8,132
Income before income taxes	1,514	1,428
Net income	920	870

Basic and diluted earnings per share	$0.28	N/A

Note 3	Cash and Cash Equivalents

In the normal course of business, the Bank maintains cash and due from bank balances with correspondent banks which routinely exceed insured amounts. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100. The Bank monitors the financial condition of correspondent banks and believes credit risk is minimal.

Note 4	Securities The amortized cost and estimated fair value of securities, with gross unrealized gains and losses at September 30, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In Thousands)
2006
Securities Available for Sale:
Debt securities:
Mortgage-related securities	$796	$0	$14	$782

Total securities available for sale	$796	$0	$14	$782

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 4	Securities (Continued)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In Thousands)
2005
Securities Available for Sale:
Debt securities:
Corporate securities	$1,000	$0	$19	$981
Mortgage-related securities	$952	$0	$6	$946
Mutual funds	$142	$19	$0	$161

Total securities available for sale	$2,094	$19	$25	$2,088

The following tables show the fair value and gross unrealized losses of securities with unrealized losses at September 30, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

2006	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Mortgage-related securities	$0	$0	$782	$14	$782	$14

Total temporarily impaired
securities	$0	$0	$782	$14	$782	$14

2005
Corporate securities	$981	$19	$0	$0	$981	$19
Mortgage-related securities	608	6	0	0	608	6

Total temporarily impaired
securities	$1,589	$25	$0	$0	$1,589	$25

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 4	Securities (Continued)

At September 30, 2006, three securities have unrealized losses with aggregate depreciation of 1.8% from the Company's amortized cost basis. The unrealized losses relate principally to the increase in interest rates and are not due to changes in the financial condition of the issuer. When analyzing an issuer's financial condition, management considers whether the securities are issued by a government body or agency, whether a rating agency has downgraded the securities, and industry analysts' reports. Since management has the ability to hold securities until the foreseeable future for securities available for sale, no declines are deemed to be other than temporary.

The following is a summary of amortized cost and estimated fair value of debt securities by contractual maturity, as of September 30, 2006. Contractual maturities will differ from expected maturities for mortgage-related securities because borrowers may have the right to call or prepay obligations without penalties:

	Available for Sale
	Amortized Cost	Estimated Fair Value
	(In Thousands)
Mortgage-related securities	$796	$782

Total	$796	$782

Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended September 30:

	2006	2005	2004
	(In Thousands)
Proceeds from sale of securities	$1,325	$0	$0
Gross gains on sales	27	0	0

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 5	Loans The composition of loans at September 30 follows:

	2006	2005
	(In Thousands)
Real estate loans:
First mortgages--1- to 4-family	$156,235	$136,647
Multifamily and commercial	240	274
Second mortgages	9,161	7,630

Total real estate loans	165,636	144,551

Consumer loans:
Automobile	24,445	25,980
Secured personal	64,384	43,460
Unsecured personal	4,774	4,743

Total consumer loans	93,603	74,183

Gross loans	259,239	218,734
Allowance for loan losses	(835)	803
Net deferred loan costs	63	0

Loans receivable, net	$258,467	$217,931

The aggregate amount of nonperforming loans was $1,390 and $669, at September 30, 2006 and 2005, respectively. Nonperforming loans are those which are contractually past due more than 90 days as to interest or principal payments, on a nonaccrual of interest status, or loans the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. If interest on those loans had been accrued, such income would have been $52, $36, and $38 in 2006, 2005, and 2004, respectively. No loans were considered impaired in 2006 and 2005.

Directors, officers, principal stockholders, and employees of the Company, including their families and firms in which they are principal owners, are considered to be related parties. Substantially all loans to directors and executive officers were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 5	Loans (Continued) Activity in related-party loans for the years ended September 30 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)
Loans outstanding, October 1	$62	$80
New Loans	26	16
Repayments	(42)	(34)

Loans outstanding, September 30	$46	$62

An analysis of the activity in the allowance for loan losses at September 30 follows:

	2006	2005	2004
	(In Thousands)
Balance at beginning	$803	$554	$467
Provisions charged to operating expense	251	414	396
Allowance for loan losses obtained through bank merger	0	40	0
Loans charged off	(247)	(236)	(342)
Recoveries on loans	28	31	33

Balance at end	$835	$803	$554

Note 6	Office Properties and Equipment Office properties and equipment at September 30 consists of the following:

	2006	2005
	(In Thousands)
Land	$613	$613
Buildings	2,997	2,485
Furniture, equipment, and vehicles	3,225	2,549
Subtotals	6,835	5,647
Less - Accumulated depreciation	3,154	2,724

Office properties and equipment - Net	$3,681	$2,923

Depreciation charged to operating expense totaled $416, $278, and $256 for the years ended September 30, 2006, 2005, and 2004, respectively.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 7	Intangible Assets The carrying amount of the core deposit intangible at September 30 is as follows:

	2006	2005	2004
	(In Thousands)
Balance at beginning	$2,131	$349	$155
Capitalized	0	1,877	217
Amortization	(302)	(95)	(24)

Balance at end	$1,829	$2,131	$348

Estimated future amortization expense for amortizing core deposit intangible is $302 annually.
Note 8	Goodwill

Goodwill resulting from an acquisition in 2005 was approximately $5,466 as of September 30, 2006 and 2005. The Company tested for impairment during the fourth quarter and determined there was no impairment of goodwill during 2006 or 2005. No amortization or impairment expense was recognized in 2006 or 2005.

Note 9	Deposits The composition of deposits at September 30 follows:

	2006	2005
	(In Thousands)
Non-interest-bearing demand deposits	$13,785	$14,413
Interest-bearing demand deposits	4,884	4,902
Savings accounts	24,975	27,193
Money market accounts	22,262	30,323
Certificate accounts	120,805	100,638

Total deposits	$186,711	$177,469

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 9	Deposits (Continued) Interest expense on deposits for the years ended September 30 was as follows:

	2006	2005	2004
	(In Thousands)
Interest-bearing demand deposits	$28	$30	$31
Savings accounts	167	147	115
Money market accounts	500	433	389
Certificate accounts	4,487	2,653	2,269

Totals	$5,182	$3,263	$2,804

The aggregate amount of time deposit accounts with individual balances greater than $100 was $20,012 and $21,409 at September 30, 2006 and 2005, respectively.

At September 30, 2006, the scheduled maturities of certificate accounts are as follows:

(In Thousands)
2007	$88,945
2008	20,267
2009	10,116
2010	1,474
After 2010	3

Total	$120,805

Deposits from directors, executive officers, principal shareholders and their affiliates, totaled $1,071 as of September 30, 2006.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 10	Borrowed Funds Borrowed funds consist of the following at September 30:

	2006		2005
	Rates	Amount	Rates	Amount
	(Dollars In Thousands)
Federal Home Loan Bank (FHLB):
Fixed rate, fixed term advances	4.70-5.53%	$10,092		$0
Adjustable rate advances	5.62%	51,108	4.09%	36,200

Totals		$61,200		$36,200

The following is a summary of scheduled maturities of fixed term borrowed funds as of September 30, 2006:

	Weighted Average Rate	Total Amount
		(In Thousands)
2007	4.70%	$4,750
2008	5.31%	5,342

Total		$10,092

Actual maturities may differ from the scheduled principal maturities due to call options on the various advances.

The Company has a master contract agreement with the Federal Home Loan Bank that provides for borrowing up to the maximum of 75% of the book value of the Company's qualifying one- to four-family residential real estate loans. The FHLB provides both fixed and floating rate advances. Floating rates are tied to short-term market rates of interest, such as London InterBank Offered Rate (LIBOR), federal funds, or treasury bill rates. Advances with call provisions permit the FHLB to request payment beginning on the call date and quarterly thereafter. FHLB advances are subject to a prepayment penalty if they are repaid prior to maturity. FHLB advances are also secured by FHLB stock owned by the Company at September 30, 2006 and 2005, respectively.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 11	Income Taxes The components of the provision for income taxes are as follows:

	2006	2005	2004
	(In Thousands)
Current tax expense:
Federal	$509	$491	$525
State	138	89	142

Total current tax expense	647	580	667

Deferred tax expense (benefit):
Federal	(261)	98	(99)
State	(77)	6	(25)

Total deferred tax expense (benefit)	(338)	104	(124)

Total provison for income taxes	$309	$684	$543

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major components of net deferred tax asset (liability) at September 30 are as follows:

	2006	2005
	(In Thousands)
Deferred tax assets:
Mutual savings bank conversion costs	$21	$49
Director/officer compensation plans	749	569
Wisconsin net operating loss carryforwards	9	0
Allowance for loan losses	80	0
Net asset fair value adjustments	148	175

Deferred tax assets	1,007	793

Deferred tax liabilities:
Deferred loan costs	(25)	0
Office properties and equipment	(40)	(63)
Allowance for loan losses	0	(24)
Federal Home Loan Bank stock	(80)	(74)
Prepaids	(28)	(40)
Core deposit - Intangible	(605)	(714)
Other	(10)	(2)

Deferred tax liabilities	(788)	(917)

Net deferred tax asset (liability)	$219	($124)

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 11	Income Taxes (Continued) A summary of the sources of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended September 30 follows:

	2006		2005		2004
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(Dollars In Thousands)
Tax expense at statutory rate	$257	34.0%	$590	34.0%	$469	34.0%
Increase in taxes resulting from state taxes	52	6.9%	94	5.4%	74	5.5%

Total provision for income taxes	$309	40.9%	$684	39.4%	$543	39.5%

Note 12	Retirement Plans

401(k) Plan

The Company sponsors a 401(k) profit sharing plan that covers substantially all employees. Employees may make pretax voluntary contributions to the plan which are matched in part by the Company. Employer matching contributions to the plan were $83, $74, and $58 for 2006, 2005, and 2004, respectively.

Supplemental Executive and Director Retirement Plan

The Company maintains an unfunded Supplemental Executive Retirement Plan (SERP) providing retirement benefits for key employees designated by the Board of Directors. Benefits under the SERP generally are based on the key employees' years of service and compensation during the years preceding retirement. The Company also maintains an unfunded Directors' Retirement Plan. The benefit amounts are determined by individual director agreements.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 12	Retirement Plans (Continued) The components of the SERP and Directors' Retirement plans' cost at September 30 are summarized as follows:

	2006	2005	2004
	(In Thousands)
Beginning accrued benefit cost	$1,220	$686	$414

Service cost	86	64	57
Interest cost	137	110	95
Expected return on plan assets	0	0	0
Amortization of prior service costs	156	135	120
Unrecognized net loss	14	4	0

Net periodic benefit cost	393	313	272
Additional costs associated with merger	0	221	0

Ending accrued benefit cost	$1,613	$1,220	$686

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 12	Retirement Plans (Continued)

The following table sets forth the change in projected benefit obligation, and change in plan assets, funded status of the SERP and Directors' Retirement plans, and net liability recognized in the Company's balance sheet at September 30:

	2006	2005	2004
	(In Thousands)
Change in benefit obligation:
Projected benefit obligation, beginning of year	$2,613	$1,734	$1,360
Service cost	86	64	57
Interest cost	137	110	95
Plan amendments/effect of merger	0	481	0
Actuarial loss	(190)	224	222
Benefits paid	0	0	0

Projected benefit obligation, end of year	$2,646	$2,613	$1,734

Change in plan assets:
Plan assets at fair value, beginning of year	$0	$0	$0
Actual return on plan assets	0	0	0
Company contributions	0	0	0
Benefits paid	0	0	0

Plan assets at fair value, end of year	$0	$0	$0

Net liability recognized in balance sheet:
Funded status of the plan, end of year	($2,646)	($2,613)	($1,734)
Unrecognized prior service costs	795	951	826
Unrecognized actuarial net loss (gain)	238	442	222

Net liability recognized in balance sheet, end of year	($1,613)	($1,220)	($686)

Amounts recognized in consolidated balance sheets:
Accrued benefit liability	($2,204)	($2,036)	($1,279)
Intangible asset	591	816	593

Net amount recognized	($1,613)	($1,220)	($686)

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 12	Retirement Plans (Continued) Weighted average assumptions used in determining the benefit obligation and net pension costs as of September 30 are as follows:

	2006	2005	2004
Benefit obligation actuarial assumptions:
Discount rate	5.75%	5.25%	6.00%
Rate of compensation increase	5.00%	5.00%	5.00%
Net pension cost actuarial assumption:
Discount rate	5.25%	6.00%	7.00%
Expected long-term rate of return on plan assets	N/A	N/A	N/A
Rate of compensation increase	5.00%	5.00%	5.00%

Estimated future benefit payments as of September 30, 2006, which reflect expected future service, as appropriate, are as follows:

(In Thousands)

2007	$6
2008	28
2009	40
2010	47
2011	49
Thereafter	1,293

Employee Stock Ownership Plan

The Board of Directors approved an Employee Stock Ownership Plan (ESOP) that became effective March 29, 2004. The Plan is designed to provide eligible employees the advantage of ownership of Company stock. Employees are eligible to participate in the Plan after reaching age twenty-one, completing one year of service, and working at least one thousand hours of consecutive service during the year. Contributions are allocated to eligible participants on the basis of compensation.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 12	Retirement Plans (Continued)

The ESOP borrowed $1,192, from the Company to finance the purchase of 119,236 shares in connection with the initial public offering. The loan is payable in annual installments over ten years at an annual interest rate equal to 5%. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Company, subject to federal tax law limits.

Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid. Employees become fully vested in their ESOP account after five years of service. Dividends on unallocated shares are generally applied toward payment of the loan. ESOP shares committed to be released are considered outstanding in determining earnings per share.

Contribution expense to the ESOP is based on the fair value (average stock price) of the shares scheduled to be released and totaled $184 in 2006. One-tenth of the shares are scheduled to be released each year. The cost of all unallocated shares held by the ESOP has been reflected in the consolidated balance sheets as a contra equity amount.

The ESOP shares as of September 30, 2006, were as follows:

Allocated	20,866
Committed to be released	11,924
Unallocated	86,446

Total shares held by ESOP	119,236

Estimated fair value of unallocated shares held (In Thousands)	$1,840

Note 13	Leases

The Bank leases its administrative and data processing center located in Eau Claire, Wisconsin. The lease, which is for three years expiring in 2009, is classified as an operating lease. The Bank has one three-year renewal option on the lease. The Mondovi, Wisconsin, branch, the Rice Lake, Wisconsin, office, and the Rochester Hills, Michigan, administrative offices are also rented under operating leases expiring in 2007. The Oakdale, Minnesota; Mankato, Minnesota, and Lake Orion, Michigan, branches are rented under operating leases expiring in 2009, 2010, and 2012, respectively.

The rental expense for all operating leases was $316, $248, and $197 for the years ended September 30, 2006, 2005, and 2004, respectively.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 13	Leases (Continued) Future minimum lease payments by year and in aggregate under the original terms of the noncancelable operating leases consist of the following:

(In Thousands)
2007	$217
2008	237
2009	246
2010	134
2011	40
Thereafter	36

Total	$910

Note 14	Stock-Based Compensation Plans

Recognition and Retention Plans

On February 4, 2005, shareholders approved the Citizens Community Bancorp 2004 Recognition and Retention Plan (Recognition Plan) which authorized the Board of Directors to award up to 59,618 shares of common stock. On February 4, 2005, and November 5, 2005, the Board of Directors granted 33,386 and 3,576 shares, respectively. The market value of the shares awarded at the grant date amounted to $449 and $42, respectively, and has been recognized in the accompanying balance sheet as unearned stock-based compensation. The market value of the shares awarded is being recognized as compensation expense ratably over the five-year vesting period. During fiscal years 2006 and 2005, no shares were forfeited. Compensation expense related to the Recognition Plan was $98 and $60 for the years ended September 30, 2006 and 2005, respectively.

Stock Option Plan

On February 4, 2005, shareholders approved the Citizens Community Bancorp 2004 Stock Option and Incentive Plan (Option Plan) which authorized the Board of Directors to grant up to 149,046 shares of common stock. On February 4, 2005, the Board of Directors granted 105,827 options to buy stock under the Option Plan at an exercise price of $13.45, the fair value of the stock on that date. The options vest ratably over a five-year period.

Unexercised, nonqualified stock options expire in 15 years and unexercised, incentive stock options expire in 10 years. None of the options granted were vested, exercised, or forfeited during the years ended September 30, 2006 and 2005, and all options granted remain outstanding at year-end.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 14	Stock-Based Compensation Plans(Continued) Stock Option Plan (Continued) Activity for the year ended September 30 is summarized in the following table.

	2006		2005
	Option Shares	Weighted Average Price	Option Shares	Weighted Average Price

Outstanding - Beginning of year	105,827	$13.45	0	$0
Options granted	0	0	105,827	13.45

Outstanding - End of Year	105,827	$13.45	105,827	$13.45

Exercisable at September 30, 2006				21,165
Weighted average fair value of options granted				$3.66
Available for future grant at year-end				43,219

The following table summarizes information about Plan awards outstanding at September 30, 2006:

Options Outstanding and Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life	Exercise Price
68,562	8.42 years	$13.45
37,265	13.42 years	$13.45

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 15	Earnings Per Share

Basic and diluted earnings per share data are based on the weighted-average numbers of common shares outstanding during each period. Diluted earnings per share are further adjusted for potential common shares that were dilutive and outstanding during the period. Potential common shares consist of stock options outstanding under the incentive plan. The dilutive effect of potential common shares is computed using the treasury stock method. All stock options are assumed to be 100% vested for purposes of the earnings per share computations. The computation of earnings per share for the years ended September 30, 2006, 2005, and 2004, are as follows:

	2006	2005	2004
Weighted average shares outstanding	3,628,703	3,007,681	3,038,769
Effect of dilutive stock options outstanding	13,460	1,321	0

Diluted weighted average shares outstanding	3,642,163	3,009,002	3,038,769

Basic earnings per share	$0.12	$0.35	$0.16

Diluted earnings per share	$0.12	$0.35	$0.16

Note 16	Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

The Company's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities are commitments to extend credit.

A summary of the Company's commitments and contingent liabilities at September 30 follows:

	2006	2005
	(In Thousands)
Commitments to extend credit - Fixed rate 7.0% - 8.0%
in 2006 and 6.0% - 7.00% in 2005	$500	$611
Unused lines of credit:
Real estate equity advance plan (REAP)	1,193	825
Kwik cash and lines of credit	1,823	1,734
MasterCard and VISA credit cards	4,829	4,956

Totals	$8,345	$8,126

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 16	Commitments and Contingencies (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A portion of the commitments is expected to be drawn upon, thus representing future cash requirements. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and personal property. Substantial amounts of unsecured personal loans are granted by the Company. However, ongoing credit evaluations of customers are performed.

Concentration of Credit Risk

The majority of the Company's loans and commitments have been granted to customers in the Company's local market areas. The concentrations of credit by type are set forth in Note 5. Management believes the diversity of the various economies will prevent significant losses in the event of an economic downturn.

Contingencies

In the normal course of business, the Company occasionally becomes involved in various legal proceedings. In the opinion of management, any liability from such proceedings would not have a material adverse effect on the business or financial condition of the Company.

Note 17
Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. It is management's opinion as of September 30, 2006, that the Bank meets all capital adequacy requirements.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 17	Capital Requirements (Continued)

As of September 30, 2006, the most recent notification from the Office of Thrift Supervision categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum net worth ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual and regulatory capital amounts and ratios are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Actions Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
September 30, 2006
Total capital (to risk-weighted assets)	$20,428	11.0%	$14,920	> 8.0%	$18,650	> 10.0%
Tier 1 capital (to risk-weighted assets)	$19,761	10.6%	N/A	N/A	11,190	> 6.0%
Tier 1 capital (to adjusted total assets)	$19,761	7.2%	$10,943	> 4.0%	$13,679	> 5.0%
Tangible capital (to tangible assets)	$19,761	7.2%	$4,104	> 1.5%	N/A	N/A
September 30, 2005
Total capital (to risk-weighted assets)	$19,318	12.6%	$12,259	> 8.0%	$15,323	> 10.0%
Tier 1 capital (to risk-weighted assets)	$18,693	12.2%	N/A	N/A	$9,194	> 6.0%
Tier 1 capital (to adjusted total assets)	$18,693	7.9%	$9,495	> 4.0%	$11,869	> 5.0%
Tangible capital (to tangible assets)	$18,693	7.9%	$3,561	> 1.5%	N/A	N/A

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 18	Fair Values of Financial Instruments

Current accounting standards require that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions for the Company's financial instruments are summarized below.

Cash and Cash Equivalents

The carrying values approximate the fair values for these assets.

Interest-Bearing Deposits

The carrying values approximate the fair values for these assets.

Securities Available for Sale

Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

Fair value is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage and consumer. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using market discount rates reflecting the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's repayment schedules for each loan classification.

The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and, therefore, discounts the estimated fair value.

Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.

Federal Home Loan Bank Stock

Fair value for the Federal Home Loan Bank stock is based on its redeemable (carrying) value, since the market for this stock is restricted.

Deposits

The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, and money market accounts, is the amount payable on demand at the reporting date. The fair value of certificate accounts is calculated by using discounted cash flows applying interest rates currently being offered on similar certificates.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 18	Fair Values of Financial Instruments (Continued)

Federal Home Loan Bank Advances

The fair value of FHLB advances is estimated using discounted cash flows based on the Bank's current incremental borrowing rates for similar borrowing arrangements.

Accrued Interest

The carrying amount of accrued interest approximates its fair value.

Off-Balance-Sheet Instruments

The fair value of commitments would be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the customers. Since this amount is immaterial, no amounts for fair value are presented.

The carrying amount and estimated fair value of financial instruments at September 30 were as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$6,170	$6,170	$9,265	$9,265
Interest-bearing deposits	959	959	1,444	1,444
Securities available for sale	782	782	2,088	2,088
Loans held for sale	321	321	0	0
Loans receivable	258,467	250,966	217,931	214,867
FHLB stock	3,060	3,060	2,095	2,095
Accrued interest receivable	861	861	612	612
Financial liabilities:
Deposits	186,711	186,688	177,469	177,775
FHLB advances	61,200	60,386	36,200	36,200
Accrued interest payable	264	264	50	50

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 18	Fair Values of Financial Instruments (Continued)

Limitations

Fair value estimates are made at a specific time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities.

In addition, the tax ramifications related to the realization of the unrealized gains or losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Note 19	Subsequent Event

On October 31, 2006, a second step conversion was completed in which Citizens Community MHC converted to stock form. Through this transaction, CCB ceased to exist and was replaced by Citizens Community Bancorp, Inc. (CCB, Inc.) as the holding company for the Bank. A total of 5,290,000 shares of common stock were sold in the offering at $10 per share through which CCB, Inc. received proceeds of $51,254 net of offering costs of $1,646. CCB, Inc. will contribute $25,627 or approximately 50% of the net proceeds to the Bank in the form of a capital contribution. CCB, Inc. lent $3,415 to the Bank's employee stock ownership plan and the ESOP used those funds to acquire 341,501 shares of common stock at $10 per share.

As part of the conversion, outstanding public shares of CCB were exchanged for 1.91067 shares of CCB, Inc., the new holding company of Citizens Community Federal. The exchange resulted in an additional 1,826,380 of outstanding shares of CCB, Inc. for a total of 7,116,380 outstanding shares. Treasury stock held was cancelled.

The Company had stock subscriptions totaling $504 at September 30, 2006, pending completion of the conversion and stock offering. At the time of closing of the conversion on October 31, 2006, approximately $49,485, less offering expenses, became capital of CCB, Inc, after return of all over-subscription funds. The following table summarizes the pro forma impact of the conversion and stock offering results on the Company's September 30, 2006 balance sheet.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 19	Subsequent Event (Continued)

Actual and Pro Forma Consolidated Balance Sheets September 30, 2006
	Actual	Pro Forma
Assets	(In Thousands)
Cash and cash equivalents (1)	$6,170	$51,394
Interest-bearing deposits	959	959
Securities available-for-sale (at fair value)	782	782
Loans receivable - Net of allowance for loan losses	258,467	258,467
Loans held for sale	321	321
Federal Home Loan Bank stock - At cost	3,060	3,060
Office properties and equipment - Net	3,681	3,681
Accrued interest receivable	861	861
Intangible assets	1,829	1,829
Goodwill	5,466	5,466
Other assets	2,394	2,394
TOTAL ASSETS	$283,990	$329,214
Liabilities and Stockholders' Equity
Deposits (2)	$186,711	$184,507
Federal Home Loan Bank advances	61,200	61,200
Other liabilities (3)	5,997	5,493
Total liabilities	253,908	251,200
Common stock and additional paid-in capital (4)	18,870	69,876
Retained earnings	12,792	12,792
Unearned ESOP shares (5)	(894)	(4,309)
Unearned compensation	(334)	(334)
Accumulated other comprehensive loss	(11)	(11)
Treasury stock, at cost - 22,691 and 26,251 shares, respectively (4)	(341)	0
Total stockholders' equity	30,082	78,014
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$283,990	$329,214

(1)	Pro forma balance reflects the net proceeds from stock sales of $45.1 million and $93,000 of capital received through the merger of Citizens Community MHC (CCMHC) into the Bank.
(2)	Pro forma balance sheet reflects approximately $2.2 million of deposit balances withdrawn to purchase shares in the stock offering.
(3)	Pro forma balance reflects utilization of $.5 million of subscriptions to purchase shares in the stock offering.
(4)	Pro forma balances reflect additional capital from deposits, subscriptions, and ESOP purchase of $2.2 million, $47.3 million, and $3.4 million, respectively. An additional $93,000 of capital was received through the merger of CCMHC into the Bank. These additions to capital were offset by stock offering expenses of approximately $1.6 million. Treasury stock held at September 30, 2006 was cancelled.
(5)	Pro forma balance reflects of the addition of $3.4 million of unearned shares purchased by the ESOP during the stock offering.

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 20	Condensed Parent Company Only Financial Statements
The following condensed balance sheets as of September 30, 2006 and 2005, and condensed statements of income and cash flows for each of the years in the three-year period ended September 30, 2006 for Citizens Community Bancorp should be read in conjunction with the consolidated financial statements and the notes thereto.

Balance Sheets
September 30, 2006 and 2005

Assets	2006	2005
	(In Thousands)
Cash and cash equivalents	$2,088	$2,214
Investment in subsidiary	27,045	26,288
Note receivable - ESOP	949	1,051

TOTAL ASSETS	$30,082	$29,553

Stockholders' Equity
TOTAL STOCKHOLDERS' EQUITY	$30,082	$29,553

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 20	Condensed Parent Company Only Financial Statements (Continued)
Statements of Income Years Ended September 30, 2006, 2005, and 2004

	2006	2005	2004
	(In Thousands)
Income - Interest and dividends	$89	$103	$62
Expenses - Other	132	160	29

Income before provision for income taxes and equity in
undistributed net income of subsidiary	(43)	(57)	33
Benefit for income taxes	(6)	(23)	11

Loss before equity in undistributed net income of subsidiary	(37)	(34)	22
Equity in undistributed net income of subsidiary	483	1,085	815

Net income	$446	$1,051	$837

Next Page

Citizens Community Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Note 20	Condensed Parent Company Only Financial Statements (Continued)
Statements of Cash Flows Years Ended September 30, 2006, 2005, and 2004

	2006	2005	2004
	(In Thousands)
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net income	$446	$1,051	$837
Adjustments to reconcile net income to net cash provided by operating activities - Equity in undistributed income of subsidiary	(483)	(1,085)	(816)

Net cash used in operating activities	(37)	(34)	21

Cash flows from investing activities:
Investment in subsidiary	0	0	(4,533)
Loan to ESOP	0	0	(1,192)
Principal received on ESOP loan	102	97	44

Net cash provided by (used in) investing activities	102	97	(5,681)

Cash flows from financing activities:
Sale of common stock	0	0	9,048
Formation of CCMHC	0	0	(100)
Purchase of treasury stock	(1)	(895)	0
Cash dividends paid	(190)	(193)	(49)

Net cash provided by (used in) financing activities	(191)	(1,088)	8,899

Net increase (decrease) in cash and cash equivalents	(126)	(1,025)	3,239
Cash and cash equivalents at beginning	2,214	3,239	0

Cash and cash equivalents at end	$2,088	$2,214	$3,239

Supplemental cash flow information:
Cash received during the year for income taxes	$6	$23	$11

Next Page

CITIZENS COMMUNITY BANCORP, INC.
STOCKHOLDER INFORMATION

ANNUAL MEETING
          The Annual Meeting of Stockholders of Citizens Community Bancorp, Inc. will be held at our branch office in Chippewa Falls, located at 427 West Prairie View Road, Chippewa Falls, Wisconsin, 54729, on February 22, 2007, at 4:00 p.m. local time.

STOCK LISTING
          Citizens Community Bancorp, Inc. common stock is traded on the Nasdaq Global Market under the symbol "CZWI."

PRICE RANGE OF COMMON STOCK
	HIGH	LOW	DIVIDENDS
Fiscal 2004
Second Quarter	$13.50	$12.10	$ --
Third Quarter	$13.25	$11.25	$0.05
Fourth Quarter	$12.75	$11.80	$0.05

Fiscal 2005
First Quarter	$15.50	$12.90	$0.05
Second Quarter	$15.50	$13.00	$0.05
Third Quarter	$14.75	$12.75	$0.05
Fourth Quarter	$13.00	$12.50	$0.05

Fiscal 2006
First Quarter	$13.20	$10.30	$0.05
Second Quarter	$14.25	$12.90	$0.05
Third Quarter	$18.39	$13.75	$0.05
Fourth Quarter	$21.15	$17.65	$0.05

The stock price information set forth in the table above was provided by the Yahoo Finance System. This information relates to Citizens Community Bancorp Inc.'s predecessor, Citizens Community Bancorp, whose common stock began trading on March 29, 2004. This information does not reflect the 1.91067 exchange ratio into shares of Citizens Community Bancorp, Inc. The closing price of Citizens Community Bancorp, Inc. common stock on December 20, 2006 was $9.77

At December 20, 2006 there were 7,116,522 shares of Citizens Community Bancorp, Inc. common stock outstanding (including unallocated ESOP shares) and there were 512 holders of record.

Our cash dividend payout policy is continually reviewed by management and the Board of Directors. We intend to continue our policy of paying quarterly dividends; however, these payments will depend upon a number of factors, including capital requirements, regulatory limitations, our financial condition, results of operations and the Bank's ability to pay dividends. We rely significantly upon dividends from the Bank to accumulate earnings for payment of cash dividends to the stockholders.

STOCKHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT
Citizens Community Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K and three quarterly reports on Form 10-Q. Copies of these forms are available by request. Requests, as well as inquiries from stockholders, analysts and others seeking information about Citizens Community Bancorp, Inc. should be directed to John D. Zettler, Senior Vice President and Chief Financial Officer, at 2174 EastRidge Center, Eau Claire, WI 54701, telephone (715) 836-9994.
www.citizenscommunityfederal.net	Stockholders should direct inquiries concerning their stock, change of name, address or ownership; report lost certificates or consolidate accounts to our transfer agent at 1-800-368-5948 or write:

Registrar and Transfer Co.
10 Commerce Drive
Cranford, NJ 07016
1-(800) 368-5948

ANNUAL AND OTHER REPORTS
          A copy of our Annual Report on Form 10-K for the year ended September 30, 2006, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting John D. Zettler, Citizens Community Bancorp, 2174 EastRidge Center, Eau Claire, Wisconsin 54701.

Next Page

CITIZENS COMMUNITY BANCORP, INC.
CORPORATE INFORMATION

Citizens Community Bancorp Board of Directors	Citizens Community Federal Officers
Richard McHugh, Chairman Thomas C. Kempen, Vice Chairman Brian R. Schilling Donna E. Talmage David B. Westrate James G. Cooley	James G. Cooley, President and Chief Executive Officer
John D. Zettler, Senior Vice President/Chief Financial
Officer
Timothy J. Cruciani, Executive Vice President
Johnny W. Thompson, Senior Vice President/Chief
   Administrative Officer
Rebecca Johnson, Vice President MIC/Accounting
Brian Ashley, Senior Vice President
Citizens Community Federal Locations:

Administrative Offices
2174 EastRidge Center
Eau Claire, WI 54701

414 Main Street
Rochester Hills, MI 48307

Branch Offices:
Westside Branch
2125 Cameron Street
Eau Claire, WI 54703

East Branch
1028 N. Hillcrest Parkway
Altoona, WI 54720

Fairfax Branch
219 Fairfax Street
Altoona, WI 54720

Mondovi Branch
695 E. Main Street
Mondovi, WI 54755

Rice Lake Branch
2462 S. Main Street
Rice Lake, WI 54868

Chippewa Falls Branch
427 W. Prairie View Road
Chippewa Falls, WI 54729

Baraboo Branch
S2423 Highway 12
Baraboo, WI 53913

Black River Falls Branch
W9036 Highway 54 E.
Black River Falls, WI 54615

Michigan Offices:
Rochester Hills Branch
310 W. Tienken Road
Rochester Hills, MI 48306

Lake Orion Branch
688 S. Lapeer Road
Lake Orion, MI 48362

Minnesota Offices:
Mankato Branch
1410 Madison Avenue
Mankato, MN 56001

Oakdale Branch
7035 10th Street North
Oakdale, MN 55128

Independent Auditors Wipfli, LLP 3703 Oakwood Hills Pkwy. Eau Claire, WI 54703
Special Counsel Silver, Freedman & Taff, L.L.P. 1700 Wisconsin Avenue, N.W. Washington, D.C. 20007

End.