Form 10-K, Exhibit 13
period 2007-09-30
Citizens Community Bancorp Inc.
filed 2007-12-21
CIK 1367859

TABLE OF CONTENTS

A Message from the Board of Directors                                                                                                                        1
Selected Consolidated Financial Information                                                                                                                2
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                                                                                                            4
Consolidated Financial Statements                                                                                                                                23
Stockholder Information                                                                                                                                                  62
Corporate Information                                                                                                                                                      64

FROM YOUR BOARD OF DIRECTORS

Dear Fellow Stockholders,

Despite challenges facing many banks, we’re pleased to report that the fundamental strength of Citizens Community Bancorp Inc.’s business model, employees and dedication to superior service, drove improved performance in 2007.

For Citizens, fiscal 2007 was unique. We successfully raised almost $53 million through our October 2006 public offering—helping support the Company’s future. With the financial flexibility to grow and prosper, our more than 47,000 customers and 161 employees can be assured that we’re well positioned for continued selective growth. In addition, we ended the year on a high note, delivering strong loan and income growth.

For the year ended September 30, 2007, Citizens Community Bancorp Inc.’s total assets increased by $102.1 million, or 36 percent, to $386.2 million. This growth was primarily due to a $61.7 million increase in loans receivable and a $38.8 million increase in investments, which consist of AAA-rated mortgage-backed securities.

In fiscal 2007 net income was $743,000, or $0.11 per diluted share, up 67 percent from net income of $446,000, or $0.06 per diluted share, for the prior year. The year-over-year gain was primarily due to an increase in net interest income.

Looking ahead, our strong capital position and history of organic growth, and expansion growth, bode well for the future. For fiscal 2008, our growth strategy will focus on three primary areas:
•	Expansion in select locations that we believe offer excellent growth potential;
•	A continued emphasis on increasing core deposits; and
•	Rigorous management of our lending portfolio to minimize risk and maximize income.

Thank you for your belief in our vision and continued support.

[signature cut]	[signature cut]

Richard McHugh	James G. Cooley
Chairman	President, Chief Executive Officer
    and Director

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited financial statements.  The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page 23.

	September 30,
	2007	2006	2005	2004	2003
	(In Thousands)
Selected Financial Condition Data:

Total assets	$386,113	$283,990	$245,707	$161,980	$130,400
Loans receivable, net	320,027	258,467	217,931	152,376	123,107
Other interest-bearing deposits	371	959	1,444	---	---
Securities available for sale	39,592	782	2,088	---	---
Deposits	207,734	186,711	177,469	127,976	114,963
Total borrowings	96,446	61,200	36,200	13,500	3,700
Stockholders' equity(1)	78,149	30,082	29,553	19,606	10,991

	Year Ended September 30,
	2007	2006		2005		2004		2003
	(In Thousands)
Selected Operations Data:

Total interest income	$19,346	$15,311		$11,926		$9,619		$8,880
Total interest expense	8,889	7,221		3,992		2,889		3,178
Net interest income	10,457	8,090		7,934		6,730		5,702
Provision for loan losses	470	251		414		396		406
Net interest income after provision for loan
losses	9,987	7,839		7,520		6,334		5,296
Fees and service charges	1,262	1,243		1,160		1,038		1,009
Gain (loss) on sales of loans, mortgage-backed
securities and investment securities	---	27		---		---		---
Other non-interest income	464	387		861		331		323
Total non-interest income	1,726	1,657		2,021		1,369		1,332
Total non-interest expense	10,522	8,741		7,806		6,323		5,641
Income before taxes	1,191	755		1,735		1,380		987
Income tax provision	448	309		684		543		390
Net income	$743	$446		$1,051		$837		$597
Basic and diluted earnings per share	0.11	0.06	(2)	$0.18	(2)	$0.14	(2)	N/A(1)

(Footnotes on following page)

Selected Financial Ratios and Other Data

	September 30,
	2007	2006	2005	2004	2003
Performance Ratios
Return on assets (ratio of net income to average total assets)	0.22%	0.17%	0.56%	0.57%	0.49%
Return on equity (ratio of net income to average
equity)	1.09%	1.50%	4.87%	5.47%	5.59%
Interest rate spread information
Average during period	3.07%	3.28%	4.28%	4.50%	4.82%
End of period	3.05%	3.11%	3.92%	4.59%	4.80%
Net interest margin	3.77%	3.54%	4.19%	4.70%	4.90%
Ratio of operating expense to average total assets	3.14%	3.30%	4.12%	4.33%	4.59%
Ratio of average interest-bearing assets to
average interest-bearing liabilities	1.24%	1.09%	1.11%	1.10%	1.05%

Quality Ratios
Non-performing assets to total assets at end
of period	0.43%	0.63%	0.29%	0.43%	0.43%
Allowance for loan losses to non-performing
loans	60.92%	60.07%	118.26%	79.51%	82.92%
Allowance for loan losses to net loans	0.29%	0.32%	0.37%	0.36%	0.38%

Capital Ratios
Equity to total assets at end of period	20.24%	10.59%	12.03%	12.10%	8.43%
Average equity to average assets	21.42%	11.26%	11.40%	10.46%	8.70%

Other Data
Number of full-service offices	12	12	12	9	8
_________________
(1)	Prior to March 29, 2004, Citizens Community Federal was a mutual institution whose equity was retained earnings, therefore, per share earnings prior to that date are not meaningful.
(2)
The formation of the Company was completed March 29, 2004, the date of closing of the initial public offering.  The basic and diluted EPS are presented for the period March 29, 2004, through September 30, 2004.  The weighted average number of shares outstanding for this period was 3,038,769 for basic and diluted EPS.  Earnings per share were restated to reflect the impact of the second-step conversion and reorganization of the Company, which occurred October 31, 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and interest-bearing deposits with other financial institutions, and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, money market accounts, time deposits and borrowings.  Our results of operations are also affected by our provision for loan losses, non-interest income and non-interest expense.  Non-interest income consists primarily of service charges on deposit accounts, insurance commissions and loan fees.  Just prior to the start of fiscal 2007, we initiated a mortgage banking operation.  Loans originated in this operation are sold with servicing released.  This generates fee income on sales of loans Non-interest expense includes salaries and employee benefits, occupancy, equipment, data processing costs and deposit insurance premiums.  Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Evolution of Business Strategy

Citizens Community Bancorp, Inc. ("CCBI") is a Maryland chartered corporation established June 27, 2006, for the purpose of being the stock holding company of Citizens Community Federal upon the conversion of Citizens Community MHC from a mutual to a stock form of organization.  Today, public stockholders own 100% of Citizens Community Bancorp, Inc.  Citizens Community Federal is a wholly owned subsidiary of Citizens Community Bancorp, Inc.

On October 31, 2006, Citizens Community MHC (the "MHC") completed its reorganization into stock form and Citizens Community Bancorp, Inc. (the "Company") succeeded to the business of Citizens Community Bancorp, the MHC's former stock holding company subsidiary.  The outstanding shares of common stock of the former mid-tier stock holding company (other than shares held by the MHC which were canceled) were converted into 1,826,380 shares of common stock of the Company.  As part of the second-step mutual to stock conversion transaction, the Company sold a total of 5,290,000 shares to eligible depositors of the Bank in a subscription offering at $10.00 per share, including 341,501 shares purchased by the Bank's employee stock ownership plan with funds borrowed from the Company.

On March 29, 2004, Citizens Community Bancorp ("CCB") was formed as a federally chartered holding company for the purpose of acquiring all of the common stock of Citizens Community Federal concurrent with its reorganization and stock issuance plan.  In doing so, CCB became the majority-owned subsidiary of Citizens Community MHC, a federally chartered mutual holding company.

On July 1, 2005, Community Plus Savings Bank, Rochester Hills, Michigan, was acquired through a merger with and into Citizens Community Federal.  At June 30, 2005, Community Plus Savings Bank had total assets of $46.0 million and deposits and other liabilities of $41.8 million, prior to purchase accounting adjustments.

Historically, we were a federal credit union.  We accepted deposits and made loans to members, who lived, worked or worshiped in the Wisconsin counties of Chippewa and Eau Claire, and parts of Pepin, Buffalo and Trempealeau.  In addition, this included businesses and other entities located in these counties, and members and employees of the Hocak Nation.  In December 2001, we converted to a federal mutual savings bank in order to better serve our customers and the local community through the broader lending ability of a federal savings bank, and to expand our customer base beyond the limited field of membership permitted for credit unions.  As a federal savings bank, we have expanded authority in structuring residential mortgage and consumer loans, and the ability to make commercial loans, although Citizens Community Federal does not currently have any immediate plans to commence making commercial loans.

We have utilized this expanded lending authority to significantly increase our ability to market one- to four-family residential lending. Most of these loans are originated through our internal marketing efforts, and our existing and walk-in customers.  We typically do not rely on real estate brokers and builders to help us generate loan originations.

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

Our current business strategy is to operate Citizens Community Federal as a well-capitalized, profitable and community-oriented savings bank dedicated to providing quality customer service.  We intend to make primarily one- to four-family residential and consumer loans.  Subject to capital requirements and our ability to continue to grow in a reasonable and prudent manner, we may open or acquire additional branches as opportunities arise.  One element of our business plan is to open branches in select locations that we believe offer growth potential.  There can be no assurances that we will successfully implement our strategy.

Comparison of Operating Results for the Year Ended September 30, 2007, and September 30, 2006

Overview.  Our results of operations depend primarily on the level of our net interest margin, our provision for loan losses, our non-interest income and our operating expenses.  Net interest income depends on the volume and rate associated with interest-earning assets and interest-bearing liabilities which result in net interest margin.  Net income increased by 66.6% to $743,000 for the year ended September 30, 2007, from $446,000 for the year ended September 30, 2006.  The increase was primarily due to an increase in net interest income, partially offset by an increase in operating expenses. Fiscal 2007 included a one-time, after-tax charge of $370,000 ($610,000 pre-tax) taken in the first quarter of fiscal 2007 related to agreements with two Citizens Community Federal executives who resigned.  Excluding the charge, the Company would have reported fiscal 2007 net income of $1,113,000, a 149.6% increase from the prior year.

Interest Income.  Total interest income increased by $4.0 million, or 26.1%, to $19.3 million for the year ended September 30, 2007, from $15.3 million for the year ended September

30, 2006.  The primary reason for the increase in interest income was the $48.1 million increase in the average outstanding balance of loans receivable from $237.6 million for the year ended September 30, 2006, to $285.7 million for the year ended September 30, 2007.  The increase was the result of loan originations exceeding repayments due to strong loan demand.  The yield in average loans receivable increased to 6.54% from 6.30%, reflecting higher yielding new loans replacing payoffs on loans with lower interest rates.  In addition, interest and dividend income increased as a result of an increase in investments.  These increases resulted in a fiscal year-to-date increase in interest income of $306,000, or 86.7% as interest income at September 30, 2007 was $659,000 compared to $353,000 for fiscal 2006.

Interest Expense.  Total interest expense increased $1.7 million, or 23.6%, to $8.9 million for the year ended September 30, 2007, from $7.2 million for the year ended September 30, 2006.  The increase in interest expense resulted from an increase in cost of both deposits and notes payable as a result of an increase in average deposits outstanding and an increase in advances from the Federal Home Loan Bank of Chicago.  Management used the FHLB advances as it sought the most cost-effective source to fund loan demand.  The use of borrowed funds helped to keep deposit yields lower than would have been necessary to attract the additional funding for loan demand through additional deposit growth.  In addition, mortgage-backed security investments ("MBS") were purchased with FHLB advances.  The average cost of interest-bearing liabilities increased from 3.16% for the year ended September 30, 2006, to 3.61% for the year ended September 30, 2007, reflecting generally higher market rates of interest in fiscal 2007, combined with maturing CDs with lower rates of interest renewing into higher current rates and the additional FHLB advances used to fund the MBS investments.

Net Interest Income.  Net interest income increased 29.6% to $10.5 million for the year ended September 30, 2007, from $8.1 million for the year ended September 30, 2006.  The average net interest spread for fiscal 2007 was 3.07%, a decrease of 21 basis points from the average interest spread for 2006 of 3.28%.  The average interest rate margin increased 23 basis points to 3.77% from 3.54%.  The net interest spread performance was a result of the cost of interest-bearing liabilities increasing at a faster pace than the increase in the yield on earning assets.  Contributing to the decrease in net interest spread was the MBS portfolio being funded through FHLB advances.  The spreads produced from leveraged investments result in consistently lower interest margins than the loans receivable portfolio, and as a result, the overall net interest spread was affected.  The increase in net margin was a result of the use of proceeds from the second step offering to initially pay down FHLB advances and was also used to pay down advances with higher rates.

Provision for Loan Losses.  Management establishes provisions for loan losses, which are charged to operations, at a level we believe reflects probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions.

In fiscal 2007, we recorded a provision for loan losses of $470,000, compared to $251,000 in fiscal 2006.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available, or as future events change.  The allowance for loan losses as a percentage of loans receivable decreased to 0.29% at September 30, 2007, from 0.32% at September 30, 2006.  The level of the allowance is based on estimates and the ultimate losses may vary from the estimates.  Non-performing assets were approximately $1.7 million at September 30, 2007, as compared to $1.8 million at September 30, 2006.

Non-performing assets at September 30, 2007, were 0.43% of total assets, compared to 0.63% of total assets at September 30, 2006.  Net charged-off loans were $378,000 for the year ended September 30, 2007, compared to $219,000 for the year ended September 30, 2006.  The allowance for loan losses as a percentage of non-performing loans was 60.9% at September 30, 2007, compared to 60.1% at September 30, 2006.  While net charged-off loans increased in fiscal 2007 from fiscal 2006, non-performing loans decreased during the same period.  Charge-offs and delinquencies remain low when compared to thrift industry averages.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the allowance.  While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of September 30, 2007, was maintained at a level that represents management's best estimate of probable losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

Non-Interest Income.  Total non-interest income remained unchanged at $1.7 million in fiscal 2007 and fiscal 2006 as all categories stayed relatively constant.

Non-Interest Expense.  Total non-interest expense for the year ended September 30, 2007, increased 20.7% to $10.5 million from $8.7 million for the year ended September 30, 2006.  The increase was primarily due to costs associated with the Company’s growth, including salary and benefits, the one-time charge detailed earlier, occupancy and professional services, and higher employee stock ownership plan (ESOP) expenses related to the second step conversion.

Income Tax Expense.  Income tax expense increased to $448,000, or 37.6% of income before income taxes, for the year ended September 30, 2007, from $309,000, or 40.9% of income before income taxes, for the year ended September 30, 2006.  The increase was a result of increased earnings.

Comparison of Operating Results for the Year Ended September 30, 2006, and September 30, 2005

Overview.  Our results of operations depend primarily on the level of our net interest margin, provision for loan losses, non-interest income and operating expenses.  Net interest income depends on the volume and rate associated with interest-earning assets and interest-bearing liabilities which result in net interest margin.  Net income decreased by 57.6% to $446,000 for the year ended September 30, 2006, from $1,051,000 for the year ended September 30, 2005.  The decrease was primarily a result of income generated in the prior year from the January 12, 2005, merger of PULSE-EFT and Discover Financial Services, and an increase in operating costs associated with the two Michigan offices acquired July 1, 2005, in Rochester

Hills and Lake Orion.  We were a stockholder and member of PULSE-EFT.  As a result of the merger, we received $448,000 in combined pre-tax income in fiscal 2005 from this one-time event.

Interest Income.  Total interest and dividend income increased by $3.4 million, or 28.6%, to $15.3 million for the year ended September 30, 2006, from $11.9 million for the year ended September 30, 2005.  The primary reason for the increase in interest income was the $60.8 million increase in the average outstanding balance of loans receivable from $176.8 million for the year ended September 30, 2005, to $237.6 million for the year ended September 30, 2006.  The increase was the result of loan originations exceeding repayments due to strong loan demand.  The yield in average loans receivable decreased to 6.30% from 6.62%, reflecting both the lower-yielding loan portfolio from the Michigan office acquired July 2005 and payoffs on higher-yielding loans being replaced by new loans with lower interest rates, primarily earlier in the fiscal year, and the result of longer-term rates used for pricing loan products lagging the increasing rates on deposits.

Interest Expense.  Total interest expense increased $3.2 million, or 80.0%, to $7.2 million for the year ended September 30, 2006, from $4.0 million for the year ended September 30, 2005.  The increase in interest expense resulted from an increase in cost of both deposits and notes payable as a result of an increase in average deposits outstanding and an increase in advances from the Federal Home Loan Bank of Chicago.  Management used the advances as it sought the most cost-effective source of funds.  The use of borrowed funds helped to keep deposit yields lower than would have been necessary to attract the additional funding for loan demand.  The average cost of interest-bearing liabilities increased from 2.40% for the year ended September 30, 2005, to 3.16% for the year ended September 30, 2006, reflecting generally higher market rates of interest in fiscal 2006.

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

Provision for Loan Losses.  We establish provisions for loan losses, which are charged to operations, at a level management believes will reflect probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions.

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

Non-performing loans at September 30, 2006, were 0.49% of total assets, compared to 0.27% of total assets at September 30, 2005.  Net charged-off loans were $219,000 for the year ended September 30, 2006, compared to $205,000 for the year ended September 30, 2005.  The allowance for loan losses as a percentage of non-performing loans was 60.1% at September 30, 2006, compared to 120.0% at September 30, 2005.  Non-performing loans increased during fiscal 2006 compared to fiscal 2005, however charge-offs and delinquencies remained favorable when compared to thrift industry peer averages.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the allowance.  While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of September 30, 2006, was maintained at a level that represented management's best estimate of probable losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

Non-Interest Income.  Total non-interest income decreased $300,000 from $2.0 million in fiscal 2005 to $1.7 million in fiscal 2006, as a result of income generated from the January 12, 2005, merger of PULSE-EFT and Discover Financial Services, with no similar income generated in fiscal 2006.  We were a stockholder and member of PULSE-EFT.  As a result of the merger, we received $448,000 in pre-tax income in fiscal 2005.  Excluding the one-time gain from PULSE-EFT transaction, non-interest income increased $84,000 from the prior year as a result of increased service charges on deposit accounts.

Non-Interest Expense.  Total non-interest expense for the year ended September 30, 2006, increased 11.5% to $8.7 million from $7.8 million for the year ended September 30, 2005.  The increase was primarily due to the additional operating cost associated with the two Michigan offices acquired July 1, 2005.

Income Tax Expense.  Income tax expense decreased to $309,000, or 40.9% of income before income taxes, for the year ended September 30, 2006, from $684,000, or 39.4% of income before income taxes, for the year ended September 30, 2005.  The decrease was due to the decrease in income.

Comparison of Financial Condition at September 30, 2007, and September 30, 2006

Total Assets.  Our total assets as of September 30, 2007, were $386.1 million, compared to $284.0 million as of September 30, 2006.  The 2007 fiscal year increase of 36.0% was primarily due to a $61.7 million increase in loans receivable and a $38.8 million increase in investments.

Securities Available for Sale.  Securities available for sale increased from $782,000 on September 30, 2006, to $39.6 million on September 30, 2007.  We selectively purchased non-

agency MBS that either met or exceeded our underwriting guidelines.  This strategy was employed to complement consumer loan underwriting.  Strong demand in consumer lending required managing the balance sheet’s structure to comply with the consumer lending limit imposed on federally chartered savings banks.  Management chose to increase the asset base by purchasing AAA-rated MBS funded by FHLB advances.  This strategy allowed us to continue making consumer loans within our regulatory limits.  The securities purchased are AAA-rated Jumbo Prime MBS, with an average loan-to-value ratio of 68.98% and an average FICO score of 741.  We have stayed within the Jumbo Prime sector, purchasing no Sub-Prime or Alt-A MBS.  Furthermore, while the Bank has purchased hybrid ARM securities, we have refrained from purchasing any negative amortization loans or option ARM securities.  Finally, the MBS portfolio consists only of those securities that are in one of the two highest-rating categories and are first-lien mortgages only.

FHLB Stock.  Federal Home Loan Bank stock increased from $3.1 million on September 30, 2006, to $4.8 million on September 30, 2007.  The increase was a result of required stock purchases to access additional FHLB borrowings.

Loans Receivable.  Loans increased by $61.5 million, or 23.7%, from $259.2 million as of September 20, 2006, to $320.7 million as of September 30, 2007.  At September 30, 2007, the loan portfolio was comprised of $188.0 million of loans secured by real estate, or 58.6% of total loans, and $132.7 million of consumer loans, or 41.4% of total loans.

At September 30, 2006, the loan portfolio mix included real estate loans of $165.6 million, or 63.9% of total loans, and consumer loans of $93.6 million, or 36.1% of total loans.  Loan production was strong throughout the Branch system.  A significant contributing factor to the loans receivable increase were the indirect consumer loans generated from our established dealer network, especially in our Michigan and Minnesota markets.  At September 30, 2007, indirect loans from our Minnesota and Michigan branches totaled $34.4 million and $24.4 million, respectively, compared with $11.1 million and $3.6 million at September 30, 2006.

Allowance for Loan Losses.  The following table is an analysis of the activity in the allowance for loan losses for the years ended September 30, 2007, and September 30, 2006.

	Year Ended September 30,
	2007	2006
Balance at Beginning	$835	$803
Provisions Charged to Operating Expense	470	251
Loans Charged Off	(413)	(247)
Recoveries on Loans	34	28
Balance at End	$926	$835

Office Properties and Equipment.  Total investment in office properties and equipment was $3.7 million on September 30, 2006, and $3.5 million on September 30, 2007, a decrease of $200,000, or 5.4%.  The decrease was a result of the depreciation of current equipment and properties, partially offset by modest additions to property and equipment.

Deposits.  Deposits as of September 30, 2007, were $207.7 million, compared to $186.7 million as of September 30, 2006, an increase of $21.0 million, or 11.2%.  The fiscal 2007 growth came primarily from new certificates of deposit, money market accounts and checking accounts.  A deposit campaign was initiated in 2007 that generated 1,587 new checking accounts.  Management expects this program to continue in fiscal 2008.

Borrowed Funds.  Federal Home Loan Bank advances increased from $61.2 million on September 30, 2006, to $96.4 million on September 30, 2007, as a result of the need to utilize a funding source other than deposits to fund MBS investments and strong loan demand.

Stockholders' Equity.  Stockholders' equity increased $48.0 million to $78.1 million at September 30, 2007, from $30.1 million at September 30, 2006.  The increase for the period was primarily a result of the proceeds received from the second step conversion and reorganization and retained earnings.

Comparison of Financial Condition at September 30, 2006, and September 30, 2005

Total Assets.  Our total assets as of September 30, 2006, were $284.0 million, compared to $245.7 million as of September 30, 2005, an increase of 15.6%.  Assets increased primarily as a result of an increase in loans receivable. Contributing to the increase in loans was the continued growth of the Mankato and Oakdale, Minn. branches.

Cash and Cash Equivalents.  Cash and cash equivalents decreased from $9.3 million on September 30, 2005, to $6.2 million on September 30, 2006.  The decrease was a result of using cash to fund loan growth in the period.

Loans Receivable.  Loans increased by $40.6 million, or 18.6%, from $218.7 million as of September 20, 2005, to $259.3 million as of September 30, 2006.  At September 30, 2006, the loan portfolio was comprised of $165.6 million of loans secured by real estate, or 63.9% of total loans, and $93.6 million of consumer loans, or 36.1% of total loans.

At September 30, 2005, the loan portfolio mix included real estate loans of $144.5 million, or 66.1% of total loans, and consumer loans of $74.2 million, or 33.9% of total loans.  As noted above, a contributing factor to the loans receivable increase was the loan production at the Mankato and Oakdale, Minn. branches.  At September 30, 2006, loans receivable in our portfolio generated from our Mankato and Oakdale branches totaled $19.0 million and $20.5 million, respectively, compared to $11.2 million at Mankato and $11.6 million at Oakdale at September 30, 2005.

Allowance for Loan Losses.  The following table is an analysis of the activity in the allowance for loan losses for the years ended September 30, 2006, and September 30, 2005.

	Year Ended September 30,
	2006	2005
Balance at Beginning	$803	$554
Other - Obtained through Merger		40
Provisions Charged to Operating Expense	251	414
Loans Charged Off	(247)	(236)
Recoveries on Loans	28	31
Balance at End	$835	$803

Office Properties and Equipment.  Total investment in office properties and equipment was $2.9 million on September 30, 2005, and $3.7 million on September 30, 2006, an increase of $800,000, or 27.6%.  The increase came primarily from the purchase of computer equipment and software totaling $800,000.  On September 9, 2005, we entered into a series of purchase agreements and software user agreements with Information Technology, Inc. for computer equipment and software.  The purchase was completed in March 2006.

Deposits.  Deposits as of September 30, 2006, were $186.7 million, compared to $177.5 million as of September 30, 2005, an increase of $9.2 million, or 5.2%.  The majority of the deposit growth came from the two Minnesota branch offices, as management sought the most cost-effective markets to attract deposits.

Borrowed Funds.  Federal Home Loan Bank advances increased from $36.2 million on September 30, 2005, to $61.2 million on September 30, 2006, as the need to fund strong loan demand increased.

Stockholders' Equity.  Stockholders' equity increased $529,000 to $30.1 million at September 30, 2006, from $29.6 million at September 30, 2005.  The increase was a result of net earnings for the period, partially offset by the payment of dividends and increases related to the accounting for the employee stock ownership, and management recognition and retention stock plans.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.  Also presented is the weighted average yield on interest-earning assets, rates paid on interest-bearing liabilities and the resultant spread at September 30.  No tax equivalent adjustments were made.  Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year ended September 30,
	2007			2006			2005
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(In Thousands)
Interest-Earning Assets:
Cash equivalents	$5,953	$167	2.81%	$6,135	$184	3.00%	$5,489	$134	2.44%
Loans receivable(1)	285,668	19,713	6.90	237,553	15,664	6.59	176,802	11,763	6.65
Other interest-bearing deposits	567	30	5.29	1,153	46	3.99	215	8	3.72
Securities available for sale	9,487	379	3.99	1,478	58	3.92	522	21	4.02
Federal Home Loan Bank stock	3,115	83	2.66	2,280	65	2.85	1,345	54	4.01
Total interest-earning assets	$304,790	20,372	6.68	$248,599	16,017	6.44	$184,373	11,980	6.50

Interest-Bearing Liabilities:
Savings accounts	$22,858	218	0.95	$24,703	167	0.68	$15,877	122	0.77
Demand accounts(2)	19,283	28	0.15	19,622	28	0.14	13,346	30	0.22
Money market accounts	24,323	588	2.42	26,623	500	1.88	24,527	433	1.77
CDs	120,148	5,707	4.75	104,536	4,126	3.95	78,052	2,370	3.04
IRAs	10,876	453	4.17	10,252	361	3.52	9,316	308	3.31
Federal Home Loan Bank advances	48,643	1,895	3.90	42,500	2,039	4.80	25,140	729	2.90
Total interest-bearing liabilities	$246,130	8,889	3.61	$228,237	7,221	3.16	$166,258	3,992	2.40

Net interest income		$11,483			$8,796			$7,988
Net interest rate spread			3.07%			3.28%			4.10%
Net interest margin(3)			3.77%			3.54%			4.33%
Average interest-earning assets to average interest-bearing liabilities		1.24x			1.09x			1.11x
_________________
(1)	Calculated net of loan fees of $(1,026,000) in 2007, $(706,000) in 2006 and $(54,000) in 2005, loan discounts, loans in process and allowance for losses on loans.
(2)	Includes $13.8 million, $13.8 million and $14.4 million of non-interest-bearing demand deposits during the years ended September 30, 2007, 2006 and 2005, respectively.
(3)	Net interest income divided by interest-earning assets.

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

	Year Ended September 30, 2007 vs. 2006			Year Ended September 30, 2006 vs. 2005
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In Thousands)
Interest-Earning Assets:
Loans receivable(1)	$3,293	$756	$4,049	$4,007	$(106)	$3,901
Other	318	(12)	306	132	4	136

Total interest-earning assets	$3,611	$744	$4,355	$4,139	$(102)	4,037

Interest-Bearing Liabilities:
Savings accounts	$(12)	63	51	$62	$(17)	45
Demand accounts	---	---	---	11	(13)	(2)
Money market account	(46)	134	88	38	29	67
IRA accounts	23	69	92	32	21	53
Certificates of deposit	669	912	1,581	932	824	1,756
Federal Home Loan Bank advances	271	(415)	(144)	673	637	1,310

Total interest-bearing liabilities	$905	$763	1,668	$1,748	$1,481	3,229

Net interest income			$2,687			$808
______________
(1)	Calculated net of loan fees of $(1,026,000) in 2007, $(706,000) in 2006 and $(54,000) in 2005.

Liquidity and Commitments

We are required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation.  Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans.  Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows.  Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.  At September 30, 2007, our liquidity ratio, which is our liquid assets as a percentage of net withdrawable savings deposits with a maturity of one year or less and current borrowings was 3.85%.

Citizens Community Federal's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities.  Citizens Community Federal's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans, and other short-term investments and funds provided from operations.  While scheduled payments from the amortization of loans and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.  In addition, Citizens Community

Federal invests excess funds in short-term, interest-earning assets, which provide liquidity to meet lending requirements.  Citizens Community Federal also generates cash through borrowings.  Citizens Community Federal utilizes Federal Home Loan Bank advances to leverage its capital base, and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

Liquidity management is both a daily and long-term function of business management.  Excess liquidity is generally invested in short-term investments such as overnight deposits or certificates of deposit in other financial institutions.  On a longer-term basis, Citizens Community Federal maintains a strategy of investing in various lending products as described in greater detail under "Evolving Business Strategies."  Citizens Community Federal uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, and to fund loan commitments.

At September 30, 2007, the total approved loan origination commitments outstanding amounted to $428,000.  At the same date, unused approved lines of credit to our customers were $2.7 million and certificates of deposit scheduled to mature in one year or less, totaled $106.0 million.

The average cost of deposits increased throughout fiscal 2006 and fiscal 2007.  Management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions.  Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with Citizens Community Federal.  In addition, Citizens Community Federal had the ability as of September 30, 2007, to borrow an additional $38.6 million from the Federal Home Loan Bank of Chicago as a funding source to meet commitments and for liquidity purposes.

Capital

Consistent with its goals to operate a sound and profitable financial organization, Citizens Community Federal actively seeks to maintain a "well-capitalized" institution in accordance with regulatory standards.  Total equity of Citizens Community Federal was $43.7 million at September 30, 2007, or 11.5% of total assets.  As of September 30, 2007, Citizens Community Federal exceeded all capital requirements of the Office of Thrift Supervision (OTS).  Citizens Community Federal's regulatory capital ratios at September 30, 2007, were as follows:  core capital 11.5%; Tier 1 risk-based capital, 17.7%; and total risk-based capital, 18.0%.  The regulatory capital requirements to be considered well capitalized are core capital of 5.0%, Tier 1 risk-based capital of 6.0% and risk-based capital of 10.0%, respectively.

Impact of Inflation

The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States.  These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

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

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of non-interest expense.  Such expense items as employee compensation, employee benefits, and occupancy and equipment costs may be subject to increases as a result of inflation.  An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made.  We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Stockholder Performance Presentation

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the NASDAQ Market Index and a Peer Group Index for the period since the Company's (and its predecessor's, Citizens Community Bancorp) common stock began trading. The issuers in the Peer Group Index were selected on a line-of-business basis by reference to SIC Code 414 - Regional-Midwest Banks, which is composed of sixty-one banks.  The presentation assumes $100 was invested on March 30, 2004, the first day of trading of Citizens Community Bancorp common stock, which succeeded to Citizens Community Bancorp, Inc. stock after the Reorganization. The chart assumes reinvestment of all dividends. Historical stock price is not necessarily indicative of future stock performance.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG

CITIZENS COMMUNITY BANCORP, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEX

	03/30/2004	9/30/2004	9/30/2005	9/30/2006	9/30/2007
Citizens Community Bancorp, Inc.	$100.00	102.69	103.03	156.68	80.41
Peer Group Index	100.00	103.02	100.86	114.09	106.47
NASDAQ Market Index	100.00	95.54	108.69	115.14	137.59

Recent Accounting Pronouncements

Future Accounting Changes

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company believes the adoption of this statement will not have a significant effect on the financial statements of the Company.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans.  This statement amends SFAS No. 87, Employers' Accounting for Pensions; SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits; SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions; and SFAS No. 132 (revised 2003), Employers' Disclosures About Pensions and Other Postretirement Benefits.  SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position. It also requires an employer to recognize gains or losses and prior service costs or credits that arise during the year but are not recognized as components of net periodic benefit cost under SFAS No. 87 as a component of other comprehensive income.  Additionally, it requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  SFAS No. 158 is effective for public companies as of the end of the fiscal year ending after December 15, 2006.  The requirement to measure plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.  The Company adopted this statement which resulted in an increase in liabilities and a decrease in equity of approximately $621 for the underfunded status of the plan, net of tax.

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

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  FIN 48 prescribed a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006, for public companies.  The Company believes the adoption of this interpretation will not have a significant effect on the financial statements of the Company.

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

How We Measure Our Risk of Interest Rate Changes.  As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk.  In monitoring interest rate risk, we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

In order to manage the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we adopted asset and liability management policies to better align the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities.  These policies are implemented by the asset and liability management committee.  The asset and liability management committee is comprised of members of senior management.  The asset and liability management committee establishes guidelines for and monitors the volume and mix of assets, and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs.  The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.  The asset and liability management committee generally meets on a weekly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities, and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis.  At each meeting, the asset and liability management committee recommends strategy changes, as appropriate, based on this review.  The committee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors on a monthly basis.

In order to manage our assets and liabilities, and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

•           originating first mortgage loans, with a clause allowing for payment on demand after a stated period of time;

•	originating shorter-term consumer loans;

•	originating prime-based home equity lines of credit;

•	managing our deposits to establish stable deposit relationships;

•	using Federal Home Loan Bank advances to align maturities and repricing terms; and

•	attempting to limit the percentage of long-term, fixed-rate loans in our portfolio which do not contain a payable-on-demand clause.

At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may determine to increase Citizens Community Federal's interest rate risk position somewhat in order to maintain its net-interest margin.

In light of our performance in fiscal 2006 and fiscal 2007, management believes our strategies have proven to be effective.  Credit quality continued to be strong with delinquency and charge-off ratios remaining low.  Interest rate risk, defined by net portfolio value (NPV), continued to show minimal risk.  By continuing to include our payment-on-demand clauses on our first mortgage loan originations, less than 10% of the Citizen Community Federal assets were represented by traditional fixed-rate mortgage loans with amortizations of 15 years or greater.

As of September 30, 2007, $144.5 million of our loans in portfolio included a payable-on-demand clause.  We have not utilized the demand clause since fiscal 2000 because, in management's view, it has not been appropriate.  Therefore, the clause has had no impact on our liquidity and overall financial performance for the periods presented.

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

The following table sets forth, at September 30, 2007, an analysis of Citizen Community Federal's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (up 300 basis points and down 200 basis points, measured in 100 basis point increments).  As of September 30, 2007, due to the current level of interest rates, the OTS no longer provides NPV estimates for decreases in interest rates greater than 200 basis points.

Change in Interest Rates in Basis Points ("bp") (Rate Shock in Rates)(1)	Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets
	Amount	Change	Change	NPV Ratio	Change
(Dollars in thousands)

+300 bp	$36,641	$(7,080)	(16)%	10.01%	(148) bp
+200 bp	39,118	(4,603)	(11)	10.55	(95)
+100 bp	41,514	(2,207)	(5)	11.05	(44)
0 bp	43,721	---	---	11.50	---
-100 bp	45,442	1,721	4	11.81	32
-200 bp	46,445	2,724	6	11.96	46
                   ___________
(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

For comparative purposes, the table below sets forth, at September 30, 2006, an analysis of Citizen Community Federal's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (up 300 basis points and down 200 basis points, measured in 100 basis point increments).  As of September 30, 2006, due to the current level of interest rates, the OTS no longer provides NPV estimates for decreases in interest rates greater than 200 basis points.

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

The following table summarizes the anticipated maturities or repricing of Citizens Community Federal's interest-earning assets and interest-bearing liabilities at September 30, 2007, based on the information and assumptions set forth below.

	Six Months or Less	Over Six Months to One Year	Over One to Three Years	Over Three to Five Years	Over Five Years	Total
	(Dollars in Thousands)
Real estate mortgage loans	$34,208	$27,724	$68,816	$31,665	$25,544	$187,957
Consumer loans	56,968	37,716	32,881	3,190	1,989	132,744
Securities available for sale	2,646	2,721	11,552	10,814	11,859	39,592
Other interest-bearing deposits	---	---	371	---	---	371
Federal Home Loan Bank stock	---	---	---	4,822	---	4,822
Cash equivalents(1)	6,354	---	---	---	---	6,354
Total interest-earning assets	$100,176	$68,161	$113,620	$50,491	$39,392	$371,840

Savings accounts	2,286	2,286	17,553	702	28	22,855
Demand and money market	6,780	6,780	10,170	2,543	19,505	45,778
Certificates of deposit	59,997	46,042	30,612	2,450	---	139,101
Federal Home Loan Bank advances	48,434	5,492	24,620	15,050	2,850	96,446
Total interest-bearing liabilities	$117,497	$60,600	$82,955	$20,745	$22,383	304,180

Interest-earning assets less
interest-bearing liabilities	$(17,321)	$7,561	$30,665	$29,746	$17,009	$67,660

Cumulative interest rate sensitivity gap	$(17,321)	$(9,760)	$20,905	$50,651	$67,660

Cumulative interest rate gap as a percentage of assets at September 30, 2007	(4.49)%	(2.53)%	5.41%	13.12%	17.52%

Cumulative interest rate gap as a percentage of interest-earning assets at September 30, 2007	(4.66)%	(2.62)%	5.62%	13.62%	18.20%
         __________________________
(1)	Net of corporate checks issued of $4,612.

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

Assets and liabilities scheduled to reprice are included in the period in which the rate is next scheduled to adjust rather than in the period in which the assets or liabilities are due.  Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, as adjusted to take into account estimated prepayments based on OTS prepayment tables.  No effect is given to the payable-on-demand clause in certain mortgage loans originated by Citizens Community Federal.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.  Additionally, a limited amount of our assets have features which restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

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

Independent Auditor’s Report

Board of Directors
Citizens Community Bancorp, Inc.
Eau Claire, Wisconsin

We have audited the accompanying consolidated balance sheets of Citizens Community Bancorp, Inc. and Subsidiary as of September 30, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Community Bancorp, Inc. and Subsidiary as of September 30, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2007, in conformity with accounting principles generally accepted in the United States.

/s/ Wipfli LLP
Wipfli LLP

December 6, 2007
Eau Claire, Wisconsin

Citizens Community Bancorp, Inc.
and Subsidiary

Consolidated Balance Sheets
September 30, 2007 and 2006

Assets	2007	2006
	(In Thousands)

Cash and cash equivalents	$6,354	$6,170
Interest-bearing deposits	371	959
Securities available-for-sale `	39,592	782
Loans receivable - Net of allowance for loan losses of $926 and
$835 in 2007 and 2006, respectively	320,027	258,467
Loans held for sale	0	321
Federal Home Loan Bank stock - At cost	4,822	3,060
Office properties and equipment - Net	3,460	3,681
Accrued interest receivable	1,397	861
Intangible assets	1,528	1,829
Goodwill	5,466	5,466
Other assets	3,096	2,394

TOTAL ASSETS	$386,113	$283,990

Liabilities and Stockholders’ Equity

Deposits	$207,734	$186,711
Borrowed funds	96,446	61,200
Other liabilities	3,784	5,997

Total liabilities	307,964	253,908

Preferred stock - Par value $.01:
Authorized - 0 shares in 2007 and 1,000,000 shares in 2006
Issued and outstanding - 0 shares outstanding in 2007 and 2006
Common stock - Par value $.01:
Authorized - 20,000,000 shares in 2007 and 5,000,000 shares in 2006
Issued and outstanding - 7,118,205 shares in 2007 and 3,747,319
shares in 2006	71	37
Additional paid-in capital	69,934	18,833
Retained earnings	12,420	12,792
Unearned ESOP shares	(3,877)	(894)
Unearned compensation	(207)	(334)
Accumulated other comprehensive loss	(192)	(11)
Treasury stock, at cost - 0 and 22,691shares, respectively	0	(341)

Total stockholders’ equity	78,149	30,082

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$386,113	$283,990

See accompanying notes to consolidated financial statements.

Citizens Community Bancorp, Inc.
and Subsidiary

Consolidated Statements of Income
September 30, 2007, 2006, and 2005

	2007	2006		2005
	(In Thousands)
Interest and dividend income:
Interest and fees on loans	$18,687	$14,958		$11,709
Interest on investments	659	353		217

Total interest and dividend income	19,346	15,311		11,926

Interest expense:
Interest on deposits	6,994	5,182		3,263
Interest on borrowed funds	1,895	2,039		719

Total interest expense	8,889	7,221		3,982

Net interest income	10,457	8,090		7,934
Provision for loan losses	470	251		414

Net interest income after provision for loan losses	9,987	7,839		7,520

Noninterest income:
Service charges on deposit accounts	980	981		832
Insurance commissions	450	372		397
Loan fees and service charges	282	262		329
Security gains	0	27		0
Other	14	15		463

Total noninterest income	1,726	1,657		2,021

Noninterest expense:
Salaries and related benefits	6,026	4,978		4,688
Occupancy - Net	1,143	1,016		752
Office	836	767		668
Data processing	452	438		330
Amortization of core deposit intangible	301	302		96
Advertising	161	218		201
Professional fees	690	314		424
Other	913	708		647

Total noninterest expense	10,522	8,741		7,806

Income before provision for income taxes	1,191	755		1,735
Provision for income taxes	448	309		684

Net income	$743	$446		$1,051

Basic earnings per share	$0.11	$0.06	*	$0.18	*

Diluted earnings per share	$0.11	$0.06	*	$0.18	*
See accompanying notes to consolidated financial statements.

* Earnings per share were restated to reflect the impact of the second-step conversion and reorganization of the Company, which occurred October 31, 2006.

Citizens Community Bancorp, Inc.
and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity
Years Ended September 30, 2007, 2006, and 2005

							Accumulated
			Additional		Unearned		Other
		Common	Paid-In	Retained	ESOP	Unearned	Comprehensive	Treasury
	Shares	Stock	Capital	Earnings	Shares	Compensation	Loss	Stock	Totals
	(In Thousands, Except Shares)

Balance - September 30, 2004	3,041,750	$30	$9,030	$11,678	$(1,133)	$0	$0	$0	$19,605

Comprehensive income:
Net income	0	0	0	1,051	0	0	0	0	1,051
Net unrealized loss on available-for-sale securities - Net of tax	0	0	0	0	0	0	(4)	0	(4)

Total comprehensive income									1,047

Common stock issued due to merger`	705,569	7	0	0	0	0	0	0	7
Additional paid-in capital due to merger	0	0	9,759	0	0	0	0	0	9,759
Common stock purchased - 59,637 shares	0	0	0	0	0	0	0	(895)	(895)
Committed ESOP shares	0	0	43	0	120	0	0	0	163
Common stock awarded for Recognition and Retirement Plan - 33,386 shares	0	0	(52)	0	0	(449)	0	501	0
Amortization of restricted stock	0	0	0	0	0	60	0	0	60
Cash dividends ($.20 per share)	0	0	0	(193)	0	0	0	0	(193)

Balance - September 30, 2005	3,747,319	37	18,780	12,536	(1,013)	(389)	(4)	(394)	29,553

Citizens Community Bancorp, Inc.
and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity
Years Ended September 30, 2007, 2006, and 2005

							Accumulated
			Additional		Unearned		Other
		Common	Paid-In	Retained	ESOP	Unearned	Comprehensive	Treasury
	Shares	Stock	Capital	Earnings	Shares	Compensation	Gain/(Loss)	Stock	Totals
	(In Thousands, Except Shares)

Balance - September 30, 2005 (brought forward)	3,747,319	$37	$18,780	$12,536	$(1,013)	$(389)	$(4)	$(394)	$29,553

Comprehensive income:
Net income	0	0	0	446	0	0	0	0	446
Reclassification adjustment for net security gains included in income, net of tax of $11	0	0	0	0	0	0	(16)	0	(16)
Net unrealized gain on available-for-sale securities - Net of tax	0	0	0	0	0	0	9	0	9

Total comprehensive income									439

Committed ESOP shares	0	0	0	0	119	0	0	0	119
Appreciation in fair value of ESOP shares charged to expense	0	0	64	0	0	0	0	0	64
Common stock awarded for Recognition and
Retention Plan - 3,576 shares	0	0	(11)	0	0	(43)	0	54	0
16 shares of common stock purchased from Employee									0
401(k) Retirement Plan	0	0	0	0	0	0	0	(1)	(1)
Amortization of restricted stock	0	0	0	0	0	98	0	0	98
Cash dividends ($0.20 per share)	0	0	0	(190)	0	0	0	0	(190)

Balance - September 30, 2006	3,747,319	37	18,833	12,792	(894)	(334)	(11)	(341)	30,082

Citizens Community Bancorp, Inc.
and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity  (Continued)
Years Ended September 30, 2007, 2006, and 2005

							Accumulated
			Additional		Unearned		Other
		Common	Paid-In	Retained	ESOP	Unearned	Comprehensive	Treasury
	Shares	Stock	Capital	Earnings	Shares	Compensation	Gain (Loss)	Stock	Totals
	(In Thousands, Except Shares)

Balance - September 30, 2006 (brought forward)	3,747,319	$37	$18,833	$12,792	$(894)	$(334)	$(11)	$(341)	$30,082

Adjustment to initially apply FASB Statement No. 158 - Net of tax	0	0	0	0	0	0	(621)		(621)
Comprehensive income:
Net income	0	0	0	743	0	0	0	0	743
Pension curtailment - Net of tax	0	0	0	0	0	0	75	0	75
Amortization of unrecognized prior service costs
and netgains/losses - Net of tax	0	0	0	0	0	0	262	0	262
Net unrealized gain on available-for-sale securities - Net of tax	0	0	0	0	0	0	103		103

Total comprehensive income									1,183

Sale of common stock (net of CCMHC shares reissued)	3,369,061	34	51,204	0	0	0	0	0	51,238
Unearned shares held by ESOP	0	0	0	0	(3,415)	0	0	0	(3,415)
Stock option expense	0	0	75	0	0	0	0	0	75
Committed ESOP shares	0	0	0	0	432	0	0	0	432
Appreciation in fair value of ESOP shares charged to expense	0	0	76	0	0	0	0	0	76
Cancellation of treasury stock	0	0	(341)	0	0	0	0	341	0
Dissolution of CCMHC	0	0	92	0	0	0	0	0	92
Cancellation of unvested restricted stock	(2,733)	0	(37)	0	0	37	0	0	0
Stock options exercised	4,558	0	32	0	0	0	0	0	32
Amortization of restricted stock	0	0	0	0	0	90	0		90
Cash dividends ($0.20 per share)	0	0	0	(1,115)	0	0	0	0	(1,115)

Balance - September 30, 2007	7,118,205	$71	$69,934	$12,420	$(3,877)	$(207)	$(192)	$0	$78,149

See accompanying notes to consolidated financial statements.

Citizens Community Bancorp, Inc.
and Subsidiary

Consolidated Statements of Cash Flows
Years Ended September 30, 2007, 2006, and 2005

	2007	2006	2005
	(In Thousands)

Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net income	$743	$446	$1,051

Adjustments to reconcile net income to net cash provided
by (used in) operating activities:
Securities discount accretion	(17)	0	0
Provision for depreciation	493	416	278
Provision for loan losses	470	251	414
Gain on sale of securities	0	(27)	0
Amortization of purchase accounting adjustments	(68)	(76)	(19)
Amortization of core deposit intangible	301	302	95
Amortization of restricted stock	90	98	60
Provision for stock options	75	0	0
Provision (benefit) for deferred income taxes	(230)	(338)	104
Net change in loans held for sale	321	(321)	0
Federal Home Loan Bank stock dividends	0	(16)	(54)
ESOP contribution expense in excess of shares released	76	64	43
Increase in accrued interest receivable and other assets	(967)	(891)	(584)
Increase (decrease) in other liabilities	(2,497)	3,850	360

Total adjustments	(1,953)	3,312	697

Net cash provided by (used in) operating activities	(1,210)	3,758	1,748

Cash flows from investing activities:
Proceeds from maturities of interest-bearing deposits	588	492	363
Sale of Federal Home Loan Bank stock	496	0	0
Purchase of Federal Home Loan Bank stock	(2,258)	(949)	(928)
Purchase securities available for sale	(39,219)	0	0
Proceeds from maturities of securities available for sale	583	0	0
Proceeds from sale of securities available for sale	0	1,325	0
Net increase in loans	(62,074)	(40,737)	(39,271)
Net capital expenditures	(272)	(1,171)	(235)
Cash received for branch acquisition	0	0	13,172

Net cash used in investing activities	(102,156)	(41,040)	(26,899)

Citizens Community Bancorp, Inc.
and Subsidiary

Consolidated Statements of Cash Flows  (Continued)
Years Ended September 30, 2007, 2006, and 2005

	2007	2006	2005
	(In Thousands)
Cash flows from financing activities:
Net increase in borrowings	$35,246	$25,000	$22,700
Increase in deposits	21,040	9,259	7,917
Payments to acquire treasury stock	0	(1)	(895)
Proceeds from sale of common stock	51,238	0	0
Dissolution of CCMHC	92	0	0
Stock options exercised	32	0	0
Loan to ESOP for purchase of common stock	(3,415)	0	0
Reduction in unallocated shares held by ESOP	432	119	119
Cash dividends paid	(1,115)	(190)	(193)

Net cash provided by financing activities	103,550	34,187	29,648

Net increase (decrease) in cash and cash equivalents	184	(3,095)	4,497
Cash and cash equivalents at beginning	6,170	9,265	4,768

Cash and cash equivalents at end	$6,354	$6,170	$9,265

Supplemental cash flow information:
Cash paid during the year for:
Interest on deposits	$6,994	$5,231	$3,117
Interest paid on borrowings	1,757	2,028	729
Income taxes	806	555	728

Supplemental schedule of noncash investing and financing activities:

Loans transferred to foreclosed properties	$94	$376	$148

The fair value of noncash assets acquired and liabilities assumed in the merger with Community Plus Savings Bank were $52,238 and $42,570, respectively.  Approximately 706,000 shares of common stock valued at $9,250 were issued in connection with this merger.

See accompanying notes to consolidated financial statements.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies
Nature of Operations

Citizens Community Bancorp, Inc.  (the “Company”) is a federally chartered holding company which owns all of the common stock of Citizens Community Federal (the "Bank").  The Bank operates as a full service savings bank with primary markets in, but not limited to, Wisconsin, Minnesota, and Michigan.  It is engaged in the business of attracting deposits from the general public and investing those deposits in residential and consumer loans.

On October 31, 2006, a second-step conversion was completed, and as a result, the Company was formed.  Prior to the second-step conversion, Citizens Community Bancorp was a majority-owned subsidiary of CCMHC, a federally chartered mutual holding company.  See Note 2 for further discussion.

Principles of Consolidation

The consolidated financial statements include the accounts of Citizens Community Bancorp, Inc. and its wholly owned subsidiary, Citizens Community Federal.  All significant intercompany balances and transactions have been eliminated.  The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and to the practices within the banking industry.

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

Citizens Community Bancorp, Inc.
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

Declines in fair value of securities that are deemed to be other than temporary, if applicable, are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest on loans is accrued and credited to income based on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan.

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

Citizens Community Bancorp, Inc.
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

Citizens Community Bancorp, Inc.
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

Income Taxes

Deferred income taxes have been provided under the liability method.  Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax basis of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse.  Provision (credit) for deferred taxes is the result of changes in the deferred tax assets and liabilities.

Advertising Costs

Advertising costs are expensed as incurred.

Citizens Community Bancorp, Inc.
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

Other Comprehensive Income (Loss)

The Company's accumulated other comprehensive income (loss) is comprised of the unrealized gain (loss) on securities available for sale and prior service costs, and net gain and loss required to be recognized under FAS No. 158, net of tax, and is shown on the consolidated statements of stockholders' equity.

Segment Information

The Company, through a branch network of its banking subsidiary, provides a full range of banking services in northern Wisconsin, Minnesota, and Michigan.

While the Company’s chief decision makers monitor the revenue streams of various Company products and services, operations are managed and financial performance is evaluated on a companywide basis.  Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment.

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

Stock-Based Compensation

Effective October 1, 2006, the Company adopted SFAS No. 123 (R), Share-Based Payment, which requires the Company to measure all employee stock-based compensation awards using a fair value method and to record such expense in its consolidated financial statements.

The Company accounts for employee stock compensation plans using the fair-value-based method of accounting.  Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is also the vesting period.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation (Continued)

Pursuant to SFAS No. 123 disclosure requirements, pro forma net income and basic and diluted earnings per share are presented below as if compensation cost for stock options was determined under the fair value method and amortized to expense over the options' vesting periods for each year.

	Year Ended
	September 30,
	2006	2005
	(In Thousands)

Net income, as reported	$446	$1,051
Deduct:
Total stock-based employee compensation expense
determined under the fair-value-based method for all awards,
net of related tax effects	67	45

Pro forma net income	$379	$1,006

Earnings per share - Basic and diluted
As reported:
Basic	$0.12	$0.35
Diluted	$0.12	$0.35

Pro forma:
Basic	$0.10	$0.33
Diluted	$0.10	$0.33

NOTE 1
Presentation

All footnote information is presented in thousands, except for per share amounts.

Recent Accounting Changes

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies (Continued)

This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company believes the adoption of this statement will not have a significant effect on the financial statements of the Company.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans.  This statement amends SFAS No. 87, Employers' Accounting for Pensions; SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits; SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions; and SFAS No. 132 (revised 2003), Employers' Disclosures About Pensions and Other Postretirement Benefits.  SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize gains or losses and prior service costs or credits that arise during the year but are not recognized as components of net periodic benefit cost under SFAS No. 87 as a component of other comprehensive income.  It also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  SFAS No. 158 is effective for public companies as of the end of the fiscal year ending after December 15, 2006.  The requirement to measure plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.  The Company adopted this statement which resulted in an increase in liabilities and a decrease in equity of approximately $621 for the underfunded status of the plan, net of tax.

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

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies (Continued)

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation
No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  FIN 48 prescribed a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006, for public companies.  The adoption of this interpretation will not have a significant effect on the financial statements of the Company.

Note 2
Second-Step Conversion

On October 31, 2006, a second-step conversion was completed in which Citizens Community MHC converted to stock form.  Through this transaction, Citizens Community Bancorp (CCB) ceased to exist and was replaced by Citizens Community Bancorp, Inc. (CCB, Inc.) as the holding company for the Bank.  A total of 5,290,000 shares of common stock was sold in the offering at $10 per share through which CCB, Inc. received proceeds of $51,238 net of offering costs of $1,662.  CCB, Inc. also contributed $25,619 or approximately 50% of the net proceeds to the Bank in the form of a capital contribution.  CCB, Inc. lent $3,415 to the Bank’s employee stock ownership plan, and the plan used those funds to acquire 341,501 shares of common stock at $10 per share.

As part of the conversion, outstanding public shares of CCB were exchanged for 1.91067 shares of CCB, Inc., the new holding company of Citizens Community Federal.  The exchange resulted in an additional 1,826,380 of outstanding shares of CCB, Inc. for a total of 7,116,380 outstanding shares.  Treasury stock held was cancelled as of that date.

At the time of closing of the conversion on October 31, 2006, approximately $49,485, less offering expenses, became capital of CCB, Inc.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 3
Cash and Cash Equivalents

In the normal course of business, the Bank maintains cash and due from bank balances with correspondent banks which routinely exceed insured amounts.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100.  The Bank monitors the financial condition of correspondent banks and believes credit risk is minimal.

Note 4	Securities The amortized cost and estimated fair value of securities, with gross unrealized gains and losses at September 30, follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
(In Thousands)
2007

Securities Available for Sale:

Debt securities:
Mortgage-related securities	$39,450	$150	$8	$39,592

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
(In Thousands)
2006

Securities Available for Sale:

Debt securities:
Mortgage-related securities	$796	$0	$14	$782

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 4
Securities (Continued)

The following tables show the fair value and gross unrealized losses of securities with unrealized losses at September 30, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or More		Total
Description	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
of Securities	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
2007

Mortgage-related securities	$0	$0	$655	$8	$655	$8

Total temporarily impaired
securities	$0	$0	$655	$8	$655	$8

2006

Mortgage-related securities	$0	$0	$782	$14	$782	$14

Total temporarily impaired
securities	$0	$0	$782	$14	$782	$14

At September 30, 2007, three securities have unrealized losses with aggregate depreciation of less than 1% of the Company’s amortized cost basis.  The unrealized losses relate principally to the increase in interest rates and are not due to changes in the financial condition of the issuer.  When analyzing an issuer’s financial condition, management considers whether the securities are issued by a government body or agency, whether a rating agency has downgraded the securities, and industry analysts’ reports.  Since management has the ability to hold securities until the foreseeable future for securities available for sale, no declines are deemed to be other than temporary.

Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended September 30:

2007	2006	2005
(In Thousands)

$0	$1,325	$0
0	27	0

No securities were pledged by the Company as of September 30, 2007 and 2006.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 5	Loans The composition of loans at September 30 follows:

	2007	2006
	(In Thousands)

Real estate loans:
First mortgages--1- to 4-family	$177,281	$156,235
Multifamily and commercial	215	240
Second mortgages	10,461	9,161

Total real estate loans	187,957	165,636

Consumer loans:
Automobile	27,168	24,445
Secured personal	100,966	64,384
Unsecured personal	4,610	4,774

Total consumer loans	132,744	93,603

Gross loans	320,701	259,239
Allowance for loan losses	(926)	(835)
Net deferred loan costs	252	63

Loans receivable, net	$320,027	$258,467

The aggregate amount of nonperforming loans was $1,520 and $1,390 at September 30, 2007 and 2006, respectively.  Nonperforming loans are those which are contractually past due more than 90 days as to interest or principal payments, on a nonaccrual of interest status, or loans the terms of which have been renegotiated to provide a reduction or deferral of interest or principal.  If interest on those loans had been accrued, such income would have been $102, $52, and $36, in 2007, 2006, and 2005, respectively.  No loans were considered impaired in 2007 and 2006.

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

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 5	Loans (Continued) Activity in related-party loans for the years ended September 30, 2007 and 2006, is as follows:

	2007	2006
	(In Thousands)

Loans outstanding, October 1	$46	$62
New loans	0	26
Repayments	(19)	(42)

Loans outstanding, September 30	$27	$46

An analysis of the activity in the allowance for loan losses at September 30 follows:

	2007	2006	2005
	(In Thousands)

Balance at beginning	$835	$803	$554
Provisions charged to operating expense	470	251	414
Allowance for loan losses obtained through bank merger	0	0	40
Loans charged off	(413)	(247)	(236)
Recoveries on loans	34	28	31

Balance at end	$926	$835	$803

Note 6	Office Properties and Equipment Office properties and equipment at September 30 consists of the following:

	2007	2006
	(In Thousands)

Land	$613	$613
Buildings	3,007	2,997
Furniture, equipment, and vehicles	3,487	3,225

Subtotals	7,107	6,835
Less - Accumulated depreciation	3,647	3,154

Office properties and equipment - Net	$3,460	$3,681

Depreciation charged to operating expense totaled $493, $416, and $278, for the years ended September 30, 2007, 2006, and 2005, respectively.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 7	Intangible Assets The carrying amount of the core deposit intangible at September 30 is as follows:

	2007	2006	2005
	(In Thousands)

Balance at beginning	$1,829	$2,131	$349
Capitalized	0	0	1,877
Amortization	(301)	(302)	(95)

Balance at end	$1,528	$1,829	$2,131

Estimated future amortization expense for amortizing core deposit intangible is $301 annually.

Note 8
Goodwill

Goodwill resulting from an acquisition in 2005 was $5,466 as of September 30, 2007 and 2006.  The Company tested for impairment during the fourth quarter and determined there was no impairment of goodwill during 2007 or 2006.

Note 9	Deposits The composition of deposits at September 30 follows:

	2007	2006
	(In Thousands)

Non-interest-bearing demand deposits	$13,783	$13,785
Interest-bearing demand deposits	4,874	4,884
Savings accounts	22,855	24,975
Money market accounts	27,121	22,262
Certificate accounts	139,101	120,805

Total deposits	$207,734	$186,711

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 9	Deposits (Continued) Interest expense on deposits for the years ended September 30 was as follows:

	2007	2006	2005
	(In Thousands)

Interest-bearing demand deposits	$28	$28	$30
Savings accounts	218	167	147
Money market accounts	588	500	433
Certificate accounts	6,160	4,487	2,653

Totals	$6,994	$5,182	$3,263

The aggregate amount of time deposit accounts with individual balances greater than $100,000 was $30,221 and $20,012 at September 30, 2007 and 2006, respectively.

At September 30, 2007, the scheduled maturities of certificate accounts are as follows:

(In Thousands)

2008	$106,030
2009	27,997
2010	2,616
2011	2,299
After 2011	159

Total	$139,101

Deposits from directors, executive officers, principal shareholders and their affiliates, totaled $446 as of September 30, 2007.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 10	Borrowed Funds Borrowed funds consist of the following at September 30:

	2007		2006
	Rates	Amount	Rates	Amount
	(Dollars in Thousands)

Federal Home Loan Bank (FHLB):
Fixed rate, fixed term advances	4.84-5.48%	$53,087	4.70-5.53%	$10,092
Adjustable rate advances	5.09%	43,359	5.62%	51,108

Totals		$96,446		$61,200

The following is a summary of scheduled maturities of fixed-term borrowed funds as of September 30, 2007:

	Weighted
	Average	Total
	Rate	Amount
		(In Thousands)

2008	5.15%	$17,337
2009	5.15%	13,250
2010	5.15%	4,600
2011	5.25%	6,050
2012	5.23%	9,000
After 2012	5.41%	2,850

Total		$53,087

Actual maturities may differ from the scheduled principal maturities due to call options on the various advances.

The Company has a master contract agreement with the Federal Home Loan Bank that provides for borrowing up to the maximum of 75% of the book value of the Company's qualifying one- to four-family residential real estate loans.  The FHLB provides both fixed and floating rate advances.  Floating rates are tied to short-term market rates of interest, such as London InterBank Offered Rate (LIBOR), federal funds, or treasury bill rates.  Advances with call provisions permit the FHLB to request payment beginning on the call date and quarterly thereafter.  FHLB advances are subject to a prepayment penalty if they are repaid prior to maturity.  FHLB advances are also secured by FHLB stock owned by the Company at September 30, 2007 and 2006, respectively.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 11	Income Taxes The components of the provision for income taxes are as follows:

	2007	2006	2005
		(In Thousands)

Current tax expense:
Federal	$580	$509	$491
State	98	138	89

Total current tax expense	678	647	580

Deferred tax expense (benefit):
Federal	(190)	(261)	98
State	(40)	(77)	6

Total deferred tax expense (benefit)	(230)	(338)	104

Total provision for income taxes	$448	$309	$684

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.  The major components of net deferred tax asset (liability) at September 30 are as follows:

	2007	2006
	(In Thousands)

Deferred tax assets:
Mutual savings bank conversion costs	$11	$21
Director/officer compensation plans	1,148	749
Wisconsin net operating loss carryforwards	0	9
Allowance for loan losses	169	80
Net unrealized loss on securities available for sale	0	3
Purchase accounting adjustments	119	145

Deferred tax assets	1,447	1,007

Deferred tax liabilities:
Deferred loan costs	(64)	(25)
Office properties and equipment	(84)	(40)
Federal Home Loan Bank stock	(68)	(80)
Prepaids	(81)	(28)
Core deposit intangible	(494)	(605)
Net unrealized gain on securities available for sale	(50)	0
Other	(16)	(10)

Deferred tax liabilities	(857)	(788)

Net deferred tax asset (liability)	$590	$219

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 11	Income Taxes (Continued) A summary of the sources of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended September 30 follows:

	2007		2006		2005
		Percent		Percent		Percent
		of Pretax		of Pretax		of Pretax
	Amount	Income	Amount	Income	Amount	Income
	(Dollars in Thousands)

Tax expense at statutory rate	$405	34.00%	$257	34.0%	$590	34.0%
Increase in taxes resulting from state taxes	43	3.60%	52	6.9%	94	5.4%

Total provision for income taxes	$448	37.6%	$309	40.9%	$684	39.4%

Note 12
Retirement Plans

401(k) Plan

The Company sponsors a 401(k) profit sharing plan that covers substantially all employees.  Employees may make pretax voluntary contributions to the plan which are matched in part by the Company.  Employer matching contributions to the plan were $84, $83, and $74, for 2007, 2006, and 2005, respectively.

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

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 12	Retirement Plans (Continued) The components of the SERP and Directors' Retirement plans' cost at September 30 are summarized as follows:

	2007	2006	2005
	(In Thousands)

Beginning accrued benefit cost	$1,613	$1,220	$686

Service cost	64	86	64
Interest cost	148	137	110
Expected return on plan assets	0	0	0
Amortization of prior service costs	117	156	135
Unrecognized net loss	0	14	4

Net periodic benefit cost	329	393	313
Additional costs associated with merger	0	0	221
Curtailment	207	0	0

Ending accrued benefit cost	$2,149	$1,613	$1,220

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 12
Retirement Plans (Continued)

The following table sets forth the change in projected benefit obligation and change in plan assets, funded status of the SERP and Directors' Retirement plans, and net liability recognized in the Company's balance sheet at September 30:

	2007	2006	2005
	(In Thousands)

Change in benefit obligation:
Projected benefit obligation, beginning of year	$2,646	$2,613	$1,734
Service cost	64	86	64
Interest cost	148	137	110
Plan amendments/effect of merger	0	0	481
Actuarial loss	(124)	(190)	224
Benefits paid	(107)	0	0

Projected benefit obligation, end of year	$2,627	$2,646	$2,613

Change in plan assets:
Plan assets at fair value, beginning of year	$0	$0	$0
Actual return on plan assets	0	0	0
Company contributions	0	0	0
Benefits paid	0	0	0

Plan assets at fair value, end of year	$0	$0	$0

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 12	Retirement Plans (Continued) Weighted average assumptions used in determining the benefit obligation and net pension costs as of September 30 are as follows:

	2007	2006	2005

Benefit obligation actuarial assumptions:
Discount rate	6.00%	5.75%	5.25%
Rate of compensation increase	5.00%	5.00%	5.00%

Net pension cost actuarial assumption:
Discount rate	5.75%	5.25%	6.00%
Expected long-term rate of return on plan assets	N/A	N/A	N/A
Rate of compensation increase	5.00%	5.00%	5.00%

Estimated future benefit payments as of September 30, 2007, which reflect expected future service, as appropriate, are as follows:

(In Thousands)

2008	$0
2009	40
2010	47
2011	49
2012	112
2013 - 2017	1,325

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

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 12
Retirement Plans (Continued)

The ESOP borrowed $1,192 from the Company to finance the purchase of 227,821 shares in connection with the initial public offering.  The loan is payable in annual installments over ten years at an annual interest rate equal to 5%.

The ESOP borrowed $3,415 from the Company to finance the purchase of 341,501 shares in connection with the second-step conversion.  The loan is payable in annual installments over ten years at an annual interest rate of 4.9%.

The loans can be prepaid without penalty.  Loan payments are principally funded by cash contributions from the Company, subject to federal tax law limits.

Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan are paid.  Eligible employees must obtain a year of service and be 21 years old.  Employees become fully vested in their ESOP account after five years of service.  Dividends on unallocated shares are generally applied toward payment of the loan.  ESOP shares committed to be released are considered outstanding in determining earnings per share.

Contribution expense to the ESOP is based on the fair value (average stock price) of the shares scheduled to be released, and totaled $508 in 2007.  One-tenth of the shares are scheduled to be released each year.  The cost of all unallocated shares held by the ESOP has been reflected in the consolidated balance sheets as a reduction to equity.

The ESOP shares as of September 30, 2007, were as follows:

Allocated	67,962
Committed to be released	56,934
Unallocated	444,046

Estimated fair value of unallocated shares held (In Thousands)	$4,196

Note 13
Leases

The Company leases certain branch facilities and its administrative offices under operating leases.  Rent expense under these operating leases was $302, $316, and $248 for the years ended September 30, 2007, 2006, and 2005, respectively.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 13	Leases Future minimum lease payments by year and in aggregate under the original terms of the noncancelable operating leases consist of the following:

(In Thousands)

2008	$267
2009	223
2010	91
2011	44
Thereafter	17

Total	$642

Note 14
Stock-Based Compensation Plans

Recognition and Retention Plans

On February 4, 2005, shareholders approved the Citizens Community Bancorp, Inc. 2004 Recognition and Retention Plan (Recognition Plan) which authorized the Board of Directors to award up to 113,910 shares of common stock.  On February 4, 2005, and November 5, 2005, the Board of Directors granted 63,789 and 6,833 shares, respectively.  The market value of the shares awarded at the grant date amounted to $449 and $42, respectively, and has been recognized in the accompanying balance sheet as unearned stock-based compensation.  The market value of the shares awarded is being recognized as compensation expense ratably over the five-year vesting period.  During fiscal year 2007, 4,557 shares were forfeited.  There were no forfeited shares for fiscal years 2006 and 2005.  Compensation expense related to the Recognition Plan was $90, $98, and $60 for the years ended September 30, 2007, 2006, and 2005, respectively.

Stock Option Plan

In February 2005, the 2004 stock option and incentive plan was approved by Citizens Community Bancorp, Inc.'s shareholders.  The plan provides for the grant of nonqualified and incentive stock options.  The plan provides for the grant of options for up to 284,778 shares.  At September 30, 2007, 202,197 options had been granted under this plan at a weighted average exercise price of $7.04 per share.  Exercised options will be satisfied by the issuance of previously unissued shares or treasury stock.  Options vest over a five-year period.  Unexercised nonqualified stock options expire in 15 years and unexercised incentive stock options expire in 10 years.  The fair value of stock options granted in 2005 was estimated at the date of grant using the Black-Scholes methodology.  No options were granted in 2007 or

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 14
Stock-Based Compensation Plans (Continued)

Stock Option Plan (Continued)

in 2006.  The following assumptions were made in estimating the fair value for options granted for the year ended September 30, 2005.

2005

Dividend yield	1.49%
Risk-free interest rate	4.16%
Weighted average expected life (years)	10
Expected volatility	16.08%

The weighted average fair value of options at their grant date, using the assumptions shown above, was computed at $3.66 per share.  Total compensation expense of $75 was recognized during 2007.  As of September 30, 2007, there was $264 total unrecognized compensation cost related to the nonvested share-based compensation arrangement, which is expected to be recognized over the next three years.

	2007		2006
		Weighted		Weighted
	Option	Average	Option	Average
	Shares	Price	Shares	Price

Outstanding - Beginning of year	202,197	$7.04	202,197	$7.04
Options forfeited	6,833		0
Options exercised	4,558		0

Outstanding - End of Year	190,806	$7.04	202,197	$7.04

Exercisable at September 30, 2007				69,489
Weighted average fair value of options granted				$3.66
Available for future grant at year-end				89,413

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 14	Stock-Based Compensation Plans (Continued) The following table summarizes information about Plan awards outstanding at September 30, 2007:

Options Outstanding
	Weighted Average	Weighted Average
Number Outstanding	Remaining Contractual Life	Exercise Price

119,606	7.42 years	$7.04
71,200	12.42 years	$7.04

Note 15
Earnings Per Share

Basic and diluted earnings per share data are based on the weighted-average numbers of common shares outstanding during each period.  Diluted earnings per share are further adjusted for potential common shares that were dilutive and outstanding during the period.  Potential common shares consist of stock options outstanding under the incentive plan.  The dilutive effect of potential common shares is computed using the treasury stock method.  All stock options are assumed to be 100% vested for purposes of the earnings per share computations.  The computation of earnings per share for the years ended September 30, 2007, 2006, and 2005, are as follows:

	2007	2006	*	2005	*

Weighted average shares outstanding	6,709,115	6,933,254		5,746,686
Effect of dilutive stock options outstanding	25,834	25,718		2,524

Diluted weighted average shares outstanding	6,734,949	6,958,972		5,749,210

Basic earnings per share	$0.11	$0.06		$0.18

Diluted earnings per share	$0.11	$0.06		$0.18

* Earnings per share was restated to reflect the impact of the second-step conversion and reorganization of the Company which occurred on October 31, 2006.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 16
Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

The Company’s financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk, and liquidity risk.  These commitments and contingent liabilities are commitments to extend credit.

A summary of the Company’s commitments and contingent liabilities at September 30 follows:

	2007	2006
	(In Thousands)

Commitments to extend credit - Fixed rate 6.99 - 9.50%
in 2007 and 7.0% - 8.00% in 2006	$428	$500
Unused lines of credit:
Real estate equity advance plan (REAP)	692	1,193
Kwik cash and lines of credit	2,049	1,823
MasterCard and VISA credit cards	4,721	4,829

Totals	$7,890	$8,345

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  A portion of the commitments is expected to be drawn upon, thus representing future cash requirements.  Management evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained upon extension of credit is based on management’s credit evaluation of the customer.  Collateral held varies but may include real estate and personal property.  Substantial amounts of unsecured personal loans are granted by the Company.  However, ongoing credit evaluations of customers are performed.

Concentration of Credit Risk

The majority of the Company’s loans and commitments have been granted to customers in the Company’s local market areas.  The concentrations of credit by type are set forth in Note 5.  Management believes the diversity of the various economies will prevent significant losses in the event of an economic downturn.

Contingencies

In the normal course of business, the Company occasionally becomes involved in various legal proceedings.  In the opinion of management, any liability from such proceedings would not have a material adverse effect on the business or financial condition of the Company.

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 17
Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets.  It is management’s opinion as of September 30, 2007, that the Bank meets all capital adequacy requirements.

As of September 30, 2007, the most recent notification from the Office of Thrift Supervision categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action.  To be categorized as well-capitalized, the Bank must maintain minimum net worth ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual and regulatory capital amounts and ratios are presented in the following table:

						To Be Well-
						Capitalized Under
			For Capital			Prompt Corrective
	Actual		Adequacy Purposes			Actions Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)

September 30, 2007

Total risk-based capital (to risk-weighted assets)	$44,416	18.00%	$19,757	>	8.00%	$24,696	>	10.00%
Tier 1 capital (to risk- weighted assets)	$43,709	17.70%	$9,878	>	4.00%	$14,817	>	6.00%
Tier 1 capital (to adjusted total assets)	$43,709	11.50%	$15,161	>	4.00%	$18,952	>	5.00%
Tangible capital (to tangible assets)	$43,709	11.50%	$5,685	>	1.50%	N/A		N/A

September 30, 2006

Total risk-based capital (to risk-weighted assets)	$20,428	11.00%	$14,920	>	8.00%	$18,650	>	10.00%
Tier 1 capital (to risk- weighted assets)	$19,761	10.60%	$7,460	>	4.00%	11,190	>	6.00%
Tier 1 capital (to adjusted total assets)	$19,761	7.20%	$10,943	>	4.00%	$13,679	>	5.00%
Tangible capital (to tangible assets)	$19,761	7.20%	$4,104	>	1.50%	N/A		N/A

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 18
Fair Values of Financial Instruments

Current accounting standards require that the Company disclose estimated fair values for its financial instruments.  Fair value estimates, methods, and assumptions for the Company’s financial instruments are summarized below.

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

Loans

Fair value is estimated for portfolios of loans with similar financial characteristics.  Loans are segregated by type such as residential mortgage and consumer.  The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using market discount rates reflecting the credit and interest rate risk inherent in the loan.  The estimate of maturity is based on the Company’s repayment schedules for each loan classification.

The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest.  This has the effect of decreasing the carrying amount below the risk-free rate amount and therefore, discounts the estimated fair value.

Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan’s effective interest rate or the fair value of the collateral for loans which are collateral dependent.  Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.

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

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 18
Fair Values of Financial Instruments (Continued)

Borrowed Funds

The fair value of borrowed funds is estimated using discounted cash flows based on the Bank’s current incremental borrowing rates for similar borrowing arrangements.

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

The carrying amount and estimated fair value of financial instruments at September 30 were as follows:

	2007		2006
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)

Financial assets:
Cash and cash equivalents	$6,354	$6,354	$6,170	$6,170
Interest-bearing deposits	371	371	959	959
Securities available for sale	39,592	39,592	782	782
Loans held for sale	0	0	321	321
Loans receivable	320,027	311,642	258,467	250,966
FHLB stock	4,822	4,822	3,060	3,060
Accrued interest receivable	1,397	1,397	861	861

Financial liabilities:
Deposits	207,734	208,282	186,711	186,688
Borrowed funds	96,446	101,230	61,200	60,386
Accrued interest payable	402	402	264	264

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 18
Fair Values of Financial Instruments (Continued)

Limitations

Fair value estimates are made at a specific time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.  Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities.

In addition, the tax ramifications related to the realization of the unrealized gains or losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Note 19
Condensed Parent Company Only Financial Statements

The following condensed balance sheets as of September 30, 2007 and 2006, and condensed statements of income and cash flows for each of the years in the three-year period ended September 30, 2007, for Citizens Community Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

Balance Sheets
September 30, 2007 and 2006

Assets	2007	2006
	(In Thousands)

Cash and cash equivalents	$23,630	$2,088
Investment in subsidiary	50,510	27,045
Note receivable - ESOP	4,009	949

TOTAL ASSETS	$78,149	$30,082

Stockholders' Equity

TOTAL STOCKHOLDERS' EQUITY	$78,149	$30,082

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 19	Condensed Parent Company Only Financial Statements (Continued)

Statements of Income
Years Ended September 30, 2007, 2006, and 2005

	2007	2006	2005
	(In Thousands)

Income - Interest and dividends	$240	$89	$103

Expenses - Other	292	132	160

Income before provision for income taxes and equity in
undistributed net income of subsidiary	(52)	(43)	(57)

Benefit for income taxes	(43)	(6)	(23)

Loss before equity in undistributed net income of subsidiary	(9)	(37)	(34)

Equity in undistributed net income of subsidiary	752	483	1,085

Net income	$743	$446	$1,051

Citizens Community Bancorp, Inc.
and Subsidiary

Notes to Consolidated Financial Statements

Note 19	Condensed Parent Company Only Financial Statements (Continued)

Statements of Cash Flows
Years Ended September 30, 2007, 2006, and 2005

	2007	2006	2005
	(In Thousands)

Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net income	$743	$446	$1,051
Provision for stock options	75	0	0
Adjustments to reconcile net income to net cash
provided by operating activities - Equity in
undistributed income of subsidiary	(752)	(483)	(1,085)

Net cash provided by (used in) operating activities	66	(37)	(34)

Cash flows from investing activities:
Investment in subsidiary	(25,619)	0	0
Loan to ESOP	(3,415)	0	0
Principal received on ESOP loan	355	102	97

Net cash provided by (used in) investing activities	(28,679)	102	97

Cash flows from financing activities:
Sale of common stock	51,238	0	0
Stock options exercised	32	0	0
Purchase of treasury stock	0	(1)	(895)
Cash dividends paid	(1,115)	(190)	(193)

Net cash provided by (used in) financing activities	50,155	(191)	(1,088)

Net increase (decrease) in cash and cash equivalents	21,542	(126)	(1,025)
Cash and cash equivalents at beginning	2,088	2,214	3,239

Cash and cash equivalents at end	$23,630	$2,088	$2,214

Supplemental cash flow information:
Cash received during the year for income taxes	$43	$6	$23

CITIZENS COMMUNITY BANCORP, INC.

STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders of Citizens Community Bancorp, Inc. will be held at our branch office in Chippewa Falls, located at 427 West Prairie View Road, Chippewa Falls, Wisconsin, 54729, on February 21, 2008, at 4:00 p.m. local time.

STOCK LISTING

Citizens Community Bancorp, Inc. common stock is traded on the Nasdaq Global Market under the symbol "CZWI."

PRICE RANGE OF COMMON STOCK

	HIGH	LOW	DIVIDENDS

Fiscal 2007
First Quarter	$20.00	$ 9.65	$0.05
Second Quarter	$ 9.78	$ 9.33	$0.05
Third Quarter	$ 9.55	$ 8.75	$0.05
Fourth Quarter	$ 9.54	$ 8.04	$0.05

Fiscal 2006
First Quarter	$13.20	$10.30	$0.05
Second Quarter	$14.25	$12.90	$0.05
Third Quarter	$18.39	$13.75	$0.05
Fourth Quarter	$21.15	$17.65	$0.05

Fiscal 2005
First Quarter	$15.50	$12.90	$0.05
Second Quarter	$15.50	$13.00	$0.05
Third Quarter	$14.75	$12.75	$0.05
Fourth Quarter	$13.00	$12.50	$0.05

The stock price information set forth in the table above was provided by the Yahoo Finance System.  This information relates to Citizens Community Bancorp Inc.'s predecessor, Citizens Community Bancorp, whose common stock began trading on March 29, 2004.  This information does not reflect the 1.91067 exchange of Citizens Community Bancorp shares into shares of Citizens Community Bancorp, Inc.  The closing price of Citizens Community Bancorp, Inc. common stock on December 20, 2007 was $8.70.

At December 20, 2007, there were 7,118,205 shares of Citizens Community Bancorp, Inc. common stock outstanding (including unallocated ESOP shares) and there were 461 holders of record.

Our cash dividend payout policy is continually reviewed by management and the board of directors.  We intend to continue our policy of paying quarterly dividends; however, these payments will depend on a number of factors, including capital requirements, regulatory limitations, our financial condition, results of operations and the Bank's ability to pay dividends.

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

www.citizenscommunityfederal.net

Stockholders should direct inquiries concerning their stock, change of name, address or ownership; report lost certificates or consolidate accounts to our transfer agent at 1-800-368-5948 or write:
Registrar and Transfer Co.
10 Commerce Drive
Cranford, NJ  07016
1-(800) 368-5948

ANNUAL AND OTHER REPORTS

A copy of our Annual Report on Form 10-K for the year ended September 30, 2007, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting John D. Zettler, Citizens Community Bancorp, 2174 EastRidge Center, Eau Claire, Wisconsin  54701.

CITIZENS COMMUNITY BANCORP, INC.

CORPORATE INFORMATION

Citizens Community Bancorp, Inc. Board of Directors	Citizens Community Federal Officers
Richard McHugh, Chairman Thomas C. Kempen, Vice Chairman Brian R. Schilling Donna E. Talmage David B. Westrate James G. Cooley
James G. Cooley, President and Chief Executive Officer
John D. Zettler, Senior Vice President and
   Chief Financial Officer
Timothy J. Cruciani, Executive Vice President
Rebecca Johnson, SeniorVice President,
   MIC/Accounting

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

Independent Auditors Wipfli, LLP 3703 Oakwood Hills Pkwy Eau Claire, WI 54703
Special Counsel Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W. Suite 100 Washington, D.C. 20007