Form 10-K, Exhibit 13
period 2008-09-30
Citizens Community Bancorp Inc.
filed 2008-12-23
CIK 1367859

Citizens Community Bancorp, Inc.

2008 Annual Report

TABLE OF CONTENTS

A Message from the Board of Directors	1
Selected Consolidated Financial Information	2
Management's Discussion and Analysis of Financial
Condition and Results of Operations	4
Consolidated Financial Statements	23
Stockholder Information	70
Corporate Information	72

FROM YOUR BOARD OF DIRECTORS

Dear Fellow Stockholders,

At Citizens, our mission is to utilize our resources, and platform as a strong and secure financial institution, to satisfy the needs and fulfill the dreams of the customers we serve - and to grow together. We accomplished that in fiscal 2008, along with continuing to deliver solid loan and earnings growth - despite trying economic conditions. We're very pleased with our performance for the year.

For fiscal 2008, Citizens Community Bancorp, Inc.'s net income was $1.47 million, or $0.24 per diluted share, up 98.4 percent from net income of $743,000, or $0.11 per diluted share for the prior year. The year-over-year gain came mainly from an increase in net interest income. In addition, fiscal 2007 results included a previously disclosed one-time, after-tax charge of $370,000 ($610,000 pre-tax) taken in the first quarter of that year. Excluding the charge, the Company would have reported fiscal 2007 net income of $1.1l million, or $0.17 per diluted share.

Our total assets in fiscal 2008 increased by $94.0 million, or 24.3 percent, to $480.0 million at September 30, 2008. The growth was primarily due to a $48.5 million increase in loans receivable, of which $9.1 million came from our new Wal-Mart in-store branches. Also, as part of the asset increase, we had a $17.7 million increase related to our acquisition of three Wal-Mart Supercenter branches from American National Bank.  We're very pleased with the performance of our new Wal-Mart locations and we plan to open six additional Wal-Mart branches in 2009.

Looking ahead, our growth strategy will remain consistent with our efforts in 2008 - an approach that has been successful for the Company. For fiscal 2009, we will focus on the following areas:

•	Expansion in select locations that offer growth potential - in-store locations have provided a solid stream of new checking accounts, deposits and loans;

•	A continued focus on increasing core deposits;

•	Rigorous management of our lending portfolio to minimize risk and maximize income-Citizens does not originate any higher risk sub-prime or construction loans; and

•	Leveraging our experienced and skilled management team to pursue growth targets.

Thank you for your belief in our vision and continued support.

[signature cut]	[signature cut]

Richard McHugh	James G. Cooley
Chairman	President, Chief Executive Officer
    and Director

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited financial statements.  The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page 33.

	September 30,
	2008	2007	2006	2005	2004
	(In Thousands)
Selected Financial Condition Data:

Total assets	$480,036	$386,113	$283,990	$245,707	$161,980
Loans receivable, net	368,518	320,027	258,467	217,931	152,376
Other interest-bearing deposits	371	371	959	1,444	---
Securities available for sale	61,776	39,592	782	2,088	---
Deposits	297,243	207,734	186,711	177,469	127,976
Total borrowings	110,245	96,446	61,200	36,200	13,500
Stockholders' equity(1)	68,476	78,149	30,082	29,553	19,606

	Year Ended September 30,
	2008	2007	2006		2005		2004
	(In Thousands)
Selected Operations Data:
Total interest income	$26,734	$19,346	$15,311		$11,926		$9,619
Total interest expense	14,139	8,889	7,221		3,992		2,889
Net interest income	12,595	10,457	8,090		7,934		6,730
Provision for loan losses	721	470	251		414		396
Net interest income after provision for loan
losses	11,874	9,987	7,839		7,520		6,334
Fees and service charges	1,352	1,262	1,243		1,160		1,038
Gain on sales of loans, mortgage-backed
securities and investment securities	---	---	27		---		---
Other non-interest income	357	464	387		861		331
Total non-interest income	1,709	1,726	1,657		2,021		1,369
Total non-interest expense	11,101	10,522	8,741		7,806		6,323
Income before taxes	2,482	1,191	755		1,735		1,380
Income tax provision	1,008	448	309		684		543
Net income	$1,474	$743	$446		$1,051		$837
Basic and diluted earnings per share	$0.24	$0.11	$0.06	(1)	$0.18	(1)	$0.14	(1)

(Footnotes on following page)

Selected Financial Ratios and Other Data

	September 30,
	2008	2007	2006	2005	2004
Performance Ratios
Return on assets (ratio of net income to average total assets)	0.34%	0.22%	0.17%	0.56%	0.57%
Return on equity (ratio of net income to average
equity)	2.00%	1.09%	1.50%	4.87%	5.47%
Interest rate spread information
Average during period	2.44%	3.07%	3.28%	4.28%	4.50%
End of period	3.11%	3.05%	3.11%	3.92%	4.59%
Net interest margin	3.02%	3.77%	3.54%	4.19%	4.70%
Ratio of operating expense to average total assets	2.56%	3.14%	3.30%	4.12%	4.33%
Ratio of average interest-bearing assets to
average interest-bearing liabilities	1.17%	1.24%	1.09%	1.11%	1.10%

Quality Ratios
Non-performing assets to total assets at end
of period	0.68%	0.43%	0.63%	0.29%	0.43%
Allowance for loan losses to non-performing
loans	36.62%	60.92%	60.07%	118.26%	79.51%
Allowance for loan losses to net loans	0.32%	0.29%	0.32%	0.37%	0.36%

Capital Ratios
Equity to total assets at end of period	14.26%	20.24%	10.59%	12.03%	12.10%
Average equity to average assets	17.04%	21.42%	11.26%	11.40%	10.46%

Other Data
Number of full-service offices	18	12	12	12	9
_________________
(1)
The formation of Citizens Community Bancorp (the original mid-tier holding company of the Bank) was completed March 29, 2004, the date of closing of the initial public offering.  The basic and diluted EPS are presented for the period March 29, 2004, through September 30, 2004.  The weighted average number of shares outstanding for this period was 3,038,769 for basic and diluted EPS.  Earnings per share were restated to reflect the impact of the second-step conversion and reorganization of the Company, which occurred October 31, 2006.

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

On October 31, 2006, Citizens Community MHC (the "MHC") completed its reorganization into stock form and Citizens Community Bancorp, Inc. (the "Company") succeeded to the business of Citizens Community Bancorp ("CCB"), the MHC's former stock holding company subsidiary.  The outstanding shares of common stock of the former mid-tier stock holding company (other than shares held by the MHC which were canceled) were converted into 1,826,380 shares of common stock of the Company.  As part of the second-step mutual to stock conversion transaction, the Company sold a total of 5,290,000 shares to eligible depositors of the Bank in a subscription offering at $10.00 per share, including 341,501 shares purchased by the Bank's employee stock ownership plan with funds borrowed from the Company.

On March 29, 2004, CCB was formed as a federally chartered holding company for the purpose of acquiring all of the common stock of Citizens Community Federal concurrent with its reorganization and stock issuance plan.  In doing so, CCB became the majority-owned subsidiary of Citizens Community MHC, a federally chartered mutual holding company.

On July 1, 2005, Community Plus Savings Bank, Rochester Hills, Michigan, was acquired through a merger with and into Citizens Community Federal.  At June 30, 2005, Community Plus Savings Bank had total assets of $46.0 million and deposits and other liabilities of $41.8 million, prior to purchase accounting adjustments.

Historically, Citizens Community Federal was a federal credit union. Citizens Community Federal accepted deposits and made loans to members who lived, worked or worshiped in the Wisconsin counties of Chippewa and Eau Claire, and parts of Pepin, Buffalo and Trempeleau. Members included businesses and other entities located in these communities, and members and employees of the Hocak Nation.

In December 2001, Citizens Community Federal converted to a federal mutual savings bank in order to better serve its customers and the local community through the broader lending ability of a federal savings bank, and to expand its customer base beyond the limited field of membership permitted for credit unions. As a federal savings bank, Citizens Community Federal (the "Bank") has expanded authority in structuring residential mortgage and consumer loans, and it has the ability to make commercial loans, although the Bank does not currently have any immediate plans to commence making commercial loans.

The Bank is a federally chartered stock savings institution with 20 full-service offices - nine stand-alone locations and 11 in-store Wal-Mart Supercenter branches. Two of the bank's branches were opened after September 30, 2008.  We acquired a branch in Chippewa Falls, Wisconsin, in November 2002, as well as a branch in Mankato, Minnesota, in November of 2003, opened a new branch office in Oakdale, Minnesota, on October 1, 2004, and acquired Community Plus Savings Bank's Lake Orion and Rochester Hills, Michigan, branches on July 1, 2005.

On January 22, 2008, the Bank signed a letter of intent with Wal-Mart to open seven branches during 2008 in Wal-Mart Supercenters in Wisconsin and Minnesota. Pursuant to this agreement, we have opened new Wal-Mart Supercenter in-store branches in Brooklyn Park, Faribault, Hutchinson and Red Wing, Minnesota.  The Bank has also moved its existing branches in Black River Falls, Wisconsin Dells and Rice Lake, Wisconsin to the new Wal-Mart Supercenter locations in those respective communities.  An additional letter of intent was signed with Wal-Mart to open a branch in Winona, Minnesota, which opened on November 3, 2008.  On October 30, 2008, the Bank signed another agreement with Wal-Mart to open six more branches during 2009 in Wal-Mart Supercenters in Oak Park Heights, Minnesota, and Menomonie, Neenah, Plover, Shawano and Wisconsin Rapids, Wisconsin.

On April 9, 2008, the Bank announced that it had entered into an agreement with American National Bank ("ANB") of Beaver Dam, Wisconsin, to acquire three ANB branches located in Wal-Mart Superstores located in Appleton, Fond du Lac and Oshkosh, Wisconsin.  The Bank acquired these branches on August 3, 2008.

As a federal savings bank, we have utilized our expanded lending authority to significantly increase our ability to market one- to four-family residential lending. Most of these loans are originated through our internal marketing efforts, and our existing and walk-in customers. We typically do not rely on real estate brokers or builders to help us generate loan originations. In addition, we continue to originate a significant amount of consumer loans, on both a direct and indirect basis.

In order to differentiate ourselves from our competitors, we have stressed the use of personalized, branch-oriented customer service. With operations structured around a branch system staffed with knowledgeable and well-equipped employees, our ongoing commitment to training at all levels of our staff remains a key to the Company 's success. As such, our focus is on building and growing banking relationships, in addition to opening new accounts.

Our current business strategy is to operate Citizens Community Federal as a well-capitalized, profitable and community-oriented savings bank dedicated to providing quality customer service. We intend to make primarily one- to four-family residential and consumer loans. Subject to capital requirements and our ability to continue to grow in a reasonable and prudent manner, we may open or acquire additional branches as opportunities arise. One element of our business plan is to open branches in select locations that we believe offer growth potential, including the six new Wal-Mart Supercenter in-store branches we intend to open in 2009. There can be no assurances that we will successfully implement our strategy.

Comparison of Operating Results for the Years Ended September 30, 2008, and
   September 30, 2007

Overview.  Our results of operations depend primarily on the level of our net interest margin, our provision for loan losses, our non-interest income and our operating expenses.  Net interest income depends on the volume and rate associated with interest-earning assets and interest-bearing liabilities which result in net interest margin.  Net income increased by 98.4% to $1.5 million for the year ended September 30, 2008, from $743,000 for the year ended September 30, 2007.  The increase was primarily due to an increase in net interest income, partially offset by a small increase in operating expenses.  Fiscal 2007 included a one-time, after-tax charge of $370,000 ($610,000 pre-tax) taken in the first quarter of fiscal 2007 related to agreements with two Citizens Community Federal executives who resigned.  Excluding the charge, the Company would have reported fiscal 2007 net income of $1.1 million.

Interest Income.  Total interest and dividend income increased by $7.4 million, or 38.2%, to $26.7 million for the year ended September 30, 2008, from $19.3 million for the year ended September 30, 2007.  The primary reason for the increase in interest income was the $59.0 million increase in the average outstanding balance of loans receivable from $285.7 million for the year ended September 30, 2007, to $344.7 million for the year ended September 30, 2008.  The increase was the result of loan originations exceeding repayments due to strong loan demand.  The yield on average loans receivable decreased to 6.71% from 6.90%, reflecting lower yielding new loans replacing payoffs on loans with higher interest rates due to a reduction in market rates of interest.  In addition, interest and dividend income increased $2.9 million to $3.6 million in fiscal 2008, compared to $659,000 for fiscal 2007, as a result of an increase in investments.

Interest Expense.  Total interest expense increased $5.2 million, or 59.1%, to $14.1 million for the year ended September 30, 2008, from $8.9 million for the year ended September 30, 2007.  The increase in interest expense resulted from an increase in the cost of both deposits and notes payable as a result of an increase in average deposits outstanding and an increase in average advances outstanding from the Federal Home Loan Bank ("FHLB") of Chicago.  In prior years, management used the FHLB advances as it sought the most cost-effective source to fund loan demand.  The use of borrowed funds helped to keep deposit yields lower than would have been necessary to attract the additional funding for loan demand through additional deposit growth.  No new FHLB advances were used in fiscal 2008 to fund loan demand.  In fiscal 2008, FHLB advances were utilized to purchase mortgage-backed security (MBS) investments.  The average cost of interest-bearing liabilities increased from 3.61% for the year ended September 30, 2007, to 3.97% for the year ended September 30, 2008, reflecting marginally higher deposit costs in fiscal 2008, and the cost of additional FHLB advances used to fund the MBS investments.

Net Interest Income.  Net interest income increased 20.0% to $12.6 million for the year ended September 30, 2008, from $10.5 million for the year ended September 30, 2007.  The average net interest spread for fiscal 2008 was 2.44%, a decrease of 63 basis points from the average interest spread for fiscal 2007 of 3.07%.  The average interest rate margin decreased 75 basis points to 3.02% from 3.77%.  The net interest spread performance was a result of the cost of interest-bearing liabilities increasing while the yield on earning assets decreased.  Largely contributing to the decrease in net interest spread and interest margin was the MBS portfolio being funded through FHLB advances.  The spreads produced from leveraged investments result in consistently lower interest margins than the loans receivable portfolio, and as a result, the overall net interest spread was affected at the benefit of net income.

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

In fiscal 2008, we recorded a provision for loan losses of $721,000, compared to $470,000 in fiscal 2007.  The rise in provision for loan losses was attributed to a 15% increase in loans receivable as well as a slightly higher loan delinquency level. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available, or as future events change.  The allowance for loan losses as a percentage of loans receivable increased to 0.32% at September 30, 2008, from 0.29% at September 30, 2007.  The level of the allowance is based on estimates and the ultimate losses may vary from the estimates.

Non-performing assets at September 30, 2008, were 0.68% of total assets, compared to 0.41% of total assets at September 30, 2007.  Net charged-off loans were $455,000 for the year ended September 30, 2008, compared to $379,000 for the year ended September 30, 2007.  The allowance for loan losses as a percentage of non-performing loans was 36.6% at September 30, 2008, compared to 60.9% at September 30, 2007.  The decrease in allowance for loan losses as a percentage of nonperforming loans was due to more secure underlying assets associated with the loans.  Charge-offs and delinquencies remain low when compared to thrift industry averages.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the allowance.  While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of September 30, 2008, was maintained at a level that represents management's best estimate of probable losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

Non-Interest Income.  Total non-interest income remained unchanged at $1.7 million in fiscal 2008 and fiscal 2007 as all categories stayed relatively constant.  Service charges on deposit accounts increased from $1.0 million for the year ended September 30, 2007, to $1.1 million for the year ended September 30, 2008.  Insurance commissions decreased from $450,000 for the year ended September 30, 2007 to $344,000 for the year ended September 30, 2008 as a result of lower credit insurance sales.  Challenging economic conditions resulted in lower appraisals for properties securing loans.  As a result, fewer loans closed, which decreased sales of credit insurance.

Non-Interest Expense. Total non-interest expense for the year ended September 30, 2008, increased 5.7% to $11.1 million from $10.5 million for the year ended September 30, 2007.  The increase resulted mainly from normal costs associated with the Company's continued growth, including planned costs associated with the current and future openings of the Company's Wal-Mart Supercenter branches, salary and benefits, occupancy and professional services.

Income Tax Expense.  Income tax expense increased to $1.0 million, or 40.6% of income before income taxes, for the year ended September 30, 2008, from $448,000, or 37.6% of income before income taxes, for the year ended September 30, 2007.  The increase was a result of increased earnings.

Comparison of Operating Results for the Years Ended September 30, 2007, and
   September 30, 2006

Overview.  Our results of operations depend primarily on the level of our net interest margin, our provision for loan losses, our non-interest income and our operating expenses.  Net interest income depends on the volume and rate associated with interest-earning assets and interest-bearing liabilities which result in net interest margin.  Net income increased by 66.6% to $743,000 for the year ended September 30, 2007, from $446,000 for the year ended September 30, 2006.  The increase was primarily due to an increase in net interest income, partially offset by an increase in operating expenses. Fiscal 2007 included a one-time, after-tax charge of $370,000 ($610,000 pre-tax) taken in the first quarter of fiscal 2007 related to agreements with two Citizens Community Federal executives who resigned.  Excluding the charge, the Company would have reported fiscal 2007 net income of $1.1 million, a 149.6% increase from the prior year.

Interest Income.  Total interest income increased by $4.0 million, or 26.1%, to $19.3 million for the year ended September 30, 2007, from $15.3 million for the year ended September 30, 2006.  The primary reason for the increase in interest income was the $48.1 million increase in the average outstanding balance of loans receivable from $237.6 million for the year ended September 30, 2006, to $285.7 million for the year ended September 30, 2007.  The increase was the result of loan originations exceeding repayments due to strong loan demand.  The yield in average loans receivable increased to 6.90% from 6.59%, reflecting higher yielding new loans replacing payoffs on loans with lower interest rates.  In addition, interest and dividend income increased as a result of an increase in investments.  These increases resulted in a fiscal year-to-date increase in interest income of $306,000, or 86.7% as interest income at September 30, 2007 was $659,000 compared to $353,000 for fiscal 2006.

Interest Expense.  Total interest expense increased $1.7 million, or 23.6%, to $8.9 million for the year ended September 30, 2007, from $7.2 million for the year ended September 30, 2006.  The increase in interest expense resulted from an increase in cost of both deposits and notes payable as a result of an increase in average deposits outstanding and an increase in advances from the FHLB.  Management used the FHLB advances as it sought the most cost-effective source to fund loan demand.  The use of borrowed funds helped to keep deposit yields lower than would have been necessary to attract the additional funding for loan demand through additional deposit growth.  In addition, mortgage-backed security investments ("MBS") were purchased with FHLB advances.  The average cost of interest-bearing liabilities increased from 3.16% for the year ended September 30, 2006, to 3.61% for the year ended September 30, 2007, reflecting generally higher market rates of interest in fiscal 2007, combined with maturing CDs with lower rates of interest renewing into higher current rates and the additional FHLB advances used to fund the MBS investments.

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

Non-performing assets at September 30, 2007, were 0.41% of total assets, compared to 0.63% of total assets at September 30, 2006.  Net charged-off loans were $378,000 for the year ended September 30, 2007, compared to $219,000 for the year ended September 30, 2006.  The allowance for loan losses as a percentage of non-performing loans was 60.9% at September 30, 2007, compared to 60.1% at September 30, 2006.  While net charged-off loans increased in fiscal 2007 from fiscal 2006, non-performing loans decreased during the same period.  Charge-offs and delinquencies remain low when compared to thrift industry averages.

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

Non-Interest Expense.  Total non-interest expense for the year ended September 30, 2007, increased 20.7% to $10.5 million from $8.7 million for the year ended September 30, 2006.  The increase was primarily due to costs associated with the Company's growth, including salary and benefits, the one-time charge detailed earlier, occupancy and professional services, and higher employee stock ownership plan (ESOP) expenses related to the second step conversion.

Income Tax Expense.  Income tax expense increased to $448,000, or 37.6% of income before income taxes, for the year ended September 30, 2007, from $309,000, or 40.9% of income before income taxes, for the year ended September 30, 2006.  The increase was a result of increased earnings.

Comparison of Financial Condition at September 30, 2008, and September 30, 2007

Total Assets.  Our total assets as of September 30, 2008, were $480.0 million, compared to $386.1 million as of September 30, 2007.  The 2008 fiscal year increase of 24.3% was primarily due to:

•	A $48.8 million increase in loans receivable, of which $9.1 million was originated through the Company's new Wal-Mart in-store branches;

•	$17.7 million in assets acquired by the Company through the previously disclosed acquisition from ANB of three Wal-Mart Supercenter branches; and

•	A $22.2 million rise in MBS as the result of additional MBS purchases.

Loans Receivable.  Loans increased by $48.5 million, or 15.2%, from $320 million as of September 30, 2007, to $368.5 million as of September 30, 2008.  At September 30, 2008, the loan portfolio was comprised of $205.0 million of loans secured by real estate, or 55.4% of total loans, and $164.9 million of consumer loans, or 44.6% of total loans.  Although the Wal-Mart in-store branch offices were only open for part of the fiscal year, they were a significant contributor to the lending performance, as $9.1 million of the increase in loans receivable was originated through the Wal-Mart in-store branches.

Allowance for Loan Losses.  The following table is an analysis of the activity in the allowance for loan losses for the years ended September 30, 2008, and September 30, 2007.

	Year Ended September 30,
	2008	2007
	(In thousands)
Balance at Beginning	$926	$835
Provisions Charged to Operating Expense	721	470
Loans Charged Off	(492)	(413)
Recoveries on Loans	37	34
Balance at End	$1,192	$926

Securities Available for Sale.  Securities available for sale increased from $39.6 million on September 30, 2007, to $61.8 million on September 30, 2008.  We selectively purchased non-agency MBS that either met or exceeded our underwriting guidelines.  This strategy was employed to compliment consumer loan underwriting.  In order to comply with the consumer lending limit imposed on federally chartered savings banks, management chose to increase the asset base by purchasing AAA-rated MBS funded by FHLB advances.  This strategy allowed us to continue to satisfy strong demand consumer loans and still comply with our regulatory limits.  The securities purchased were AAA-rated Jumbo Prime MBS.  The average loan-to-value ratio at origination for the entire MBS portfolio was 64.7%, while the average FICO score was 742.  We have refrained from purchasing any subprime Alt-A negative amortization loans or other types of securities with unusual characteristics.  While performance of the MBS portfolio has deteriorated somewhat, the unrealized losses are largely a function of market conditions, and to date, all securities continue to pay as scheduled.

FHLB Stock.  FHLB stock increased from $4.8 million on September 30, 2007, to $5.8 million on September 30, 2008.  The increase was a result of required stock purchases to access additional FHLB borrowings.

Office Properties and Equipment.  Total investment in office properties and equipment was $3.5 million on September 30, 2007, and $5.9 million on September 30, 2008, an increase of $2.4 million, or 68.6%.  The increase was primarily a result of our Wal-Mart in-store locations opened in fiscal 2008.

Deposits.  Deposits grew to $297.2 million at September 30, 2008, from $207.7 at September 30, 2007.  The fiscal year increase of $89.5 million, or 43.1%, was the result of growth both in new certificates of deposit, as well as new core deposits.  $18.1 million of the increase came from total deposit growth at the Bank's newly opened Wal-Mart Supercenter branch locations; of that amount, $11.4 million was core deposit growth.  $18.4 million of the increase was the result of the Bank's ANB branch acquisitions.

Borrowed Funds.  FHLB advances increased from $96.4 million on September 30, 2007, to $110.2 million on September 30, 2008, in order to fund MBS investments.

Stockholders' Equity.  Stockholders' equity decreased $9.6 million to $68.5 million at September 30, 2008, from $78.1 million at September 30, 2007.  The decrease, partially offset by net income, was due to the repurchase of 890,300 shares under the Company's previously announced share repurchase programs, dividends paid, and a temporary, unrealized impairment of $2.8 million related to mark-to-market valuation of the Company's MBS portfolio, which was conducted due to current market conditions.

Comparison of Financial Condition at September 30, 2007, and September 30, 2006

Total Assets.  Our total assets as of September 30, 2007, were $386.1 million, compared to $284.0 million as of September 30, 2006.  The 2007 fiscal year increase of 36.0% was primarily due to a $61.7 million increase in loans receivable and a $38.8 million increase in investments.

Securities Available for Sale.  Securities available for sale increased from $782,000 on September 30, 2006, to $39.6 million on September 30, 2007.  We selectively purchased non-agency MBS that either met or exceeded our underwriting guidelines.  This strategy was employed to complement consumer loan underwriting.  Strong demand in consumer lending required managing the balance sheet's structure to comply with the consumer lending limit imposed on federally chartered savings banks.  Management chose to increase the asset base by purchasing AAA-rated MBS funded by FHLB advances.  This strategy allowed us to continue making consumer loans within our regulatory limits.  The securities purchased are AAA-rated Jumbo Prime MBS, with an average loan-to-value ratio of 68.98% and an average FICO score of 741.  We have stayed within the Jumbo Prime sector, purchasing no Sub-Prime or Alt-A MBS.  Furthermore, while the Bank has purchased hybrid ARM securities, we have refrained from purchasing any negative amortization loans or option ARM securities.  Finally, the MBS portfolio consists only of those securities that are in one of the two highest-rating categories and are first-lien mortgages only.

FHLB Stock.  FHLB stock increased from $3.1 million on September 30, 2006, to $4.8 million on September 30, 2007.  The increase was a result of required stock purchases to access additional FHLB borrowings.

Loans Receivable.  Loans increased by $61.5 million, or 23.7%, from $259.2 million as of September 30, 2006, to $320.0 million as of September 30, 2007.  At September 30, 2007, the loan portfolio was comprised of $188.0 million of loans secured by real estate, or 58.6% of total loans, and $132.7 million of consumer loans, or 41.4% of total loans.

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
	(In thousands)
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

Borrowed Funds.  FHLB advances increased from $61.2 million on September 30, 2006, to $96.4 million on September 30, 2007, as a result of the need to utilize a funding source other than deposits to fund MBS investments and strong loan demand.

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

	Year ended September 30,
	2008				2007				2006
	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate
	(In Thousands)
Interest-Earning Assets:
Cash equivalents	$13,445	$277		2.06%	$5,953	$167		2.81%	$6,135	$184		3.00%
Loans receivable(1)	344,654	23,129		6.71	285,668	19,713		6.90	237,553	15,664		6.59
Other interest-bearing deposits	371	8		2.16	567	30		5.29	1,153	46		3.99
Securities available for sale	53,417	3,320		6.22	9,487	379		3.99	1,478	58		3.92
Federal Home Loan Bank stock	5,420	---		---	3,115	83		2.66	2,280	65		2.85
Total interest-earning assets	$417,307	26,734		6.41	$304,790	20,372		6.68	$248,599	16,017		6.44

Interest-Bearing Liabilities:
Savings accounts	$21,091	172		0.82	$22,858	218		0.95	$24,703	167		0.68
Demand accounts(2)	18,711	26		0.14	19,283	28		0.15	19,622	28		0.14
Money market accounts	31,711	717		2.26	24,323	588		2.42	26,623	500		1.88
CDs	166,758	7,716		4.63	120,148	5,707		4.75	104,536	4,126		3.95
IRAs	12,016	507		4.22	10,876	453		4.17	10,252	361		3.52
Federal Home Loan Bank advances	105,699	5,001		4.73	48,643	1,895		3.90	42,500	2,039		4.80
Total interest-bearing liabilities	$355,986	14,139		3.97	$246,130	8,889		3.61	$228,237	7,221		3.16

Net interest income		$12,595				$11,483				$8,796
Net interest rate spread				2.44%				3.07%				3.28%
Net interest margin(3)				3.02%				3.77%				3.54%
Average interest-earning assets to average interest- bearing liabilities		1.17	x			1.24	x			1.09	x
_________________
(1)	Calculated net of loan fees of $(1,026,000) in 2007 and $(706,000) in 2006, loan discounts, loans in process and allowance for losses on loans.
(2)	Includes $14.4 million, $13.8 million and $13.8 million of non-interest-bearing demand deposits during the years ended September 30, 2008, 2007 and 2006, respectively.
(3)	Net interest income divided by interest-earning assets.

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

	Year Ended September 30, 2008 vs. 2007			Year Ended September 30, 2007 vs. 2006
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In Thousands)
Interest-Earning Assets:
Loans receivable(1)	$3,972	$(556)	$3,416	$3,293	$756	$4,049
Other	2,812	134	2,946	318	(12)	306

Total interest-earning assets	6,784	(422)	6,362	$3,611	$744	$4,355

Interest-Bearing Liabilities:
Savings accounts	(18)	(28)	(46)	$(12)	63	51
Demand accounts	(1)	(1)	(2)	---	---	---
Money market account	169	(40)	129	(46)	134	88
IRA accounts	48	6	54	23	69	92
Certificates of deposit	2,160	(151)	2,009	669	912	1,581
Federal Home Loan Bank advances	2,626	480	3,106	271	(415)	(144)

Total interest-bearing liabilities	$4,984	$266	5,250	$905	$763	1,668

Net interest income			$1,112			$2,687
______________
(1)	Calculated net of loan fees of $(1,026,000) in 2007 and $(706,000) in 2006.

Liquidity and Commitments

We are required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation.  Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans.  Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows.  Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.  At September 30, 2008, our liquidity ratio, which is our liquid assets as a percentage of net withdrawable savings deposits with a maturity of one year or less and current borrowings was 7.7%.

Citizens Community Federal's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities.  Citizens Community Federal's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans, and other short-term investments and funds provided from operations.  While scheduled payments from the amortization of loans and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.  In addition, Citizens Community

Federal invests excess funds in short-term, interest-earning assets, which provide liquidity to meet lending requirements.  Citizens Community Federal also generates cash through borrowings.  Citizens Community Federal utilizes FHLB advances to leverage its capital base, and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

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

At September 30, 2008, the total approved loan origination commitments outstanding amounted to $360,000.  At the same date, unused approved lines of credit to our customers were $7.6 million and certificates of deposit scheduled to mature in one year or less, totaled $185.1 million.

The average cost of deposits increased modestly throughout fiscal 2007 and fiscal 2008.  Management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions.  Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with Citizens Community Federal.  In addition, Citizens Community Federal had the ability as of September 30, 2008, to borrow an additional $38.9 million from the FHLB as a funding source to meet commitments and for liquidity purposes.

Capital

Consistent with its goals to operate a sound and profitable financial organization, Citizens Community Federal actively seeks to maintain a "well-capitalized" institution in accordance with regulatory standards.  Total equity of Citizens Community Federal was $46.6 million at September 30, 2008, or 9.7% of total assets.  As of September 30, 2008, Citizens Community Federal exceeded all regulatory capital requirements of the Office of Thrift Supervision (OTS).  Citizens Community Federal's regulatory capital ratios at September 30, 2008, were as follows:  core capital 9.6%; Tier 1 risk-based capital, 15.1%; and total risk-based capital, 15.3%.  The regulatory capital requirements to be considered well capitalized are core capital of 5.0%, Tier 1 risk-based capital of 6.0% and risk-based capital of 10.0%, respectively.

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

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141R, Business Combinations.  This statement establishes principles and requirements for the acquirer in a business combination to recognize and measure identifiable assets acquired and liabilities assumed; to recognize and measure goodwill acquired or gained from a bargain purchase; and to determine what information to disclose in the financial statements.  SFAS No. 141R is effective for business combinations for which the acquisition date determined in accordance with this Statement is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company believes the adoption of this statement will not have a significant effect on the financial statements of the Company.

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

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements.  Effective for financial statements issued for fiscal years beginning after November 1, 2007, SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  While SFAS No. 157 does not require any new fair value measurements. The statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing the asset or liability.  The standard will be effective for the Company as of October 1, 2008.  The Company believes the adoption of this statement will not have a significant effect on the financial statements of the Company.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  FIN 48 prescribed a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006, for public companies.  The Company believes the adoption of this interpretation did not have a significant effect on the financial statements of the Company.

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

In order to manage our assets and liabilities, and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

•	originating first mortgage loans, with a clause allowing for payment on demand after a stated period of time;

•	originating shorter-term consumer loans;

•	originating prime-based home equity lines of credit;

•	managing our deposits to establish stable deposit relationships;

•	using FHLB advances to align maturities and repricing terms; and

•	attempting to limit the percentage of long-term, fixed-rate loans in our portfolio which do not contain a payable-on-demand clause.

At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may determine to increase Citizens Community Federal's interest rate risk position somewhat in order to maintain its net-interest margin.

In light of our performance in fiscal 2007 and fiscal 2008, management believes our strategies have proven to be effective.  Credit quality continued to be strong with delinquency and charge-off ratios remaining below thrift industry averages.  Interest rate risk, defined by net portfolio value (NPV), continued to show minimal risk.  By continuing to include our payment-on-demand clauses on our first mortgage loan originations, less than 10% of the Citizens Community Federal assets were represented by traditional fixed-rate mortgage loans with amortizations of 15 years or greater.

As of September 30, 2008, $162.5 million of our loans in portfolio included a payable-on-demand clause.  We have not utilized the demand clause since fiscal 2000 because, in management's view, it has not been appropriate.  Therefore, the clause has had no impact on our liquidity and overall financial performance for the periods presented.

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

The following table sets forth, at September 30, 2008, an analysis of Citizen Community Federal's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (up 300 basis points and down 200 basis points, measured in 100 basis point increments).  As of September 30, 2008, due to the current level of interest rates, the OTS no longer provides NPV estimates for decreases in interest rates greater than 200 basis points.

Change in Interest Rates in Basis Points ("bp") (Rate Shock in Rates)(1)	Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets
	Amount	Change	Change	NPV Ratio	Change
(Dollars in thousands)

+300 bp	$27,546	$(10,206)	(27)%	6.10%	(190) bp
+200 bp	31,438	(6,314)	(17)	6.86	(114)
+100 bp	34,922	(2,830)	(7)	7.50	(50)
0 bp	37,752	---	---	8.00	---
-100 bp	39,669	1,916	5	8.31	31
___________
(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

For comparative purposes, the table below sets forth, at September 30, 2007, an analysis of Citizen Community Federal's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (up 300 basis points and down 200 basis points, measured in 100 basis point increments).  As of September 30, 2007, due to the current level of interest rates, the OTS no longer provides NPV estimates for decreases in interest rates greater than 200 basis points.

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

The following table summarizes the anticipated maturities or repricing of Citizens Community Federal's interest-earning assets and interest-bearing liabilities at September 30, 2008, based on the information and assumptions set forth below.

	Six Months or Less	Over Six Months to One Year	Over One to Three Years	Over Three to Five Years	Over Five Years	Total
	(Dollars in Thousands)
Real estate mortgage loans	$ 37,056	$ 30,467	$ 75,271	$34,578	$27,540	$204,912
Consumer loans	68,927	45,604	43,697	4,297	2,340	164,865
Securities available for sale	4,393	4,428	18,677	17,296	16,982	61,776
Other interest-bearing deposits	---	371	---	---	---	371
Federal Home Loan Bank stock	---	---	---	5,787	---	5,787
Cash equivalents(1)	23,666	---	---	---	---	23,666
Total interest-earning assets	134,042	80,870	137,645	61,958	46,862	461,377

Savings accounts	2,227	2,227	17,101	684	28	22,267
Demand and money market	11,192	11,192	16,787	4,197	20,426	63,794
Certificates of deposit	95,988	89,164	22,127	3,903	---	211,182
Federal Home Loan Bank advances	11,020	12,375	64,700	18,250	3,900	110,245
Total interest-bearing liabilities	120,427	114,958	120,715	27,034	24,354	407,488

Interest-earning assets less
interest-bearing liabilities	$ 13,615	$(34,088)	$ 16,930	$34,924	$22,508	$ 53,889

Cumulative interest rate sensitivity gap	$ 13,615	$(20,473)	$ (3,543)	$31,381	$53,889

Cumulative interest rate gap as a percentage of assets at September 30, 2008	2.84%	(4.26)%	(0.74)%	6.54%	11.23%

Cumulative interest rate gap as a percentage of interest-earning assets at September 30, 2008	2.95%	(4.44)%	(0.77)%	6.80%	11.68%
         __________________________
(1)	Net of corporate checks issued of $4,795.

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

Citizens Community Bancorp, Inc. and Subsidiary

Consolidated Financial Statements
Years Ended September 30, 2008, 2007, and 2006

WIPFLILLP

Independent Auditor’s Report

Board of Directors
Citizens Community Bancorp, Inc.
Eau Claire, Wisconsin

We have audited the accompanying consolidated balance sheets of Citizens Community Bancorp, Inc. and Subsidiary as of September 30, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Community Bancorp, Inc. and Subsidiary as of September 30, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2008, in conformity with accounting principles generally accepted in the United States.

/s/ Wipfli LLP

Wipfli LLP

December 19, 2008
Eau Claire, Wisconsin

Citizens Community Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets
September 30, 2008 and 2007

Assets	2008	2007
	(In Thousands)

Cash and cash equivalents	$23,666	$6,354
Interest-bearing deposits	371	371
Securities available-for-sale `	61,776	39,592
Loans receivable - Net of allowance for loan losses of $1,192 and $926 in 2008 and 2007, respectively	368,518	320,027
Federal Home Loan Bank stock - At cost	5,787	4,822
Office properties and equipment - Net	5,916	3,460
Accrued interest receivable	1,726	1,397
Intangible assets	1,481	1,528
Goodwill	5,593	5,466
Other assets	5,202	3,096

TOTAL ASSETS	$480,036	$386,113

Liabilities and Stockholders’ Equity	2008	2007
	(In Thousands)

Deposits	$297,243	$207,734
Borrowed funds	110,245	96,446
Other liabilities	4,072	3,784

Total liabilities	411,560	307,964

Preferred stock - Par value $.01:
Authorized - 1,000,000 shares in 2008 and 2007
Issued and outstanding - 0 shares outstanding in 2008 and 2007
Common stock - Par value $.01:
Authorized - 20,000,000 shares in 2008 and 2007
Issued and outstanding - 6,226,995 shares in 2008 and 7,118,205 shares in 2007	62	71
Additional paid-in capital	62,192	69,934
Retained earnings	12,550	12,420
Unearned ESOP shares	(3,416)	(3,877)
Unearned compensation	(126)	(207)
Accumulated other comprehensive loss	(2,786)	(192)

Total stockholders’ equity	68,476	78,149

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$480,036	$386,113

See accompanying notes to consolidated financial statements.

Citizens Community Bancorp, Inc. and Subsidiary

Consolidated Statements of Income
Years Ended September 30, 2008, 2007, and 2006

	2008	2007	2006
	(In Thousands)
Interest and dividend income:
Interest and fees on loans	$23,129	$18,687	$14,958
Interest on investments	3,605	659	353
Total interest and dividend income	26,734	19,346	15,311

Interest expense:
Interest on deposits	9,138	6,994	5,182
Interest on borrowed funds	5,001	1,895	2,039
Total interest expense	14,139	8,889	7,221

Net interest income	12,595	10,457	8,090
Provision for loan losses	721	470	251
Net interest income after provision for loan losses	11,874	9,987	7,839

Noninterest income:
Service charges on deposit accounts	1,069	980	981
Insurance commissions	344	450	372
Loan fees and service charges	283	282	262
Security gains	0	0	27
Other	13	14	15
Total noninterest income	1,709	1,726	1,657

Noninterest expense:
Salaries and related benefits	5,857	6,026	4,978
Occupancy - Net	1,313	1,143	1,016
Office	1,133	836	767
Data processing	359	452	438
Amortization of core deposit intangible	307	301	302
Advertising	148	161	218
Professional fees	765	690	314
Other	1,219	913	708
Total noninterest expense	11,101	10,522	8,741

Income before provision for income taxes	2,482	1,191	755
Provision for income taxes	1,008	448	309
Net income	$1,474	$743	$446
Basic earnings per share	$0.24	$0.11	$0.06	*
Diluted earnings per share	$0.24	$0.11	$0.06	*

*Earnings per share were restated to reflect the impact of the second-step conversion and reorganization of the Company, which occurred October 31, 2006.

See accompanying notes to consolidated financial statements.

Citizens Community Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity
Years Ended September 30, 2008, 2007, and 2006

							Accumulated
			Additional		Unearned		Other
		Common	Paid-In	Retained	ESOP	Unearned	Comprehensive	Treasury
	Shares	Stock	Capital	Earnings	Shares	Compensation	Gain (Loss)	Stock	Totals
	(In Thousands, Except Shares)

Balance - September 30, 2005	3,747,319	$37	$18,780	$12,536	$(1,013)	$(389)	$(4)	$(394)	$29,553

Comprehensive income:
Net income	0	0	0	446	0	0	0	0	446
Reclassification adjustment for net security gains included in income, net of tax of $11	0	0	0	0	0	0	(16)	0	(16)
Net unrealized gain on available-for-sale securities - Net of tax	0	0	0	0	0	0	9	0	9

Total comprehensive income									439

Committed ESOP shares	0	0	0	0	119	0	0	0	119
Appreciation in fair value of ESOP shares charged to expense	0	0	64	0	0	0	0	0	64
Common stock awarded for Recognition and
Retention Plan - 3,576 shares	0	0	(11)	0	0	(43)	0	54	0
16 shares of common stock purchased from Employee									0
401(k) Retirement Plan	0	0	0	0	0	0	0	(1)	(1)
Amortization of restricted stock	0	0	0	0	0	98	0	0	98
Cash dividends ($0.20 per share)	0	0	0	(190)	0	0	0	0	(190)

Balance - September 30, 2006	3,747,319	37	18,833	12,792	(894)	(334)	(11)	(341)	30,082

Citizens Community Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity (Continued)
Years Ended September 30, 2008, 2007, and 2006

							Accumulated
			Additional		Unearned		Other
		Common	Paid-In	Retained	ESOP	Unearned	Comprehensive	Treasury
	Shares	Stock	Capital	Earnings	Shares	Compensation	Gain (Loss)	Stock	Totals
	(In Thousands, Except Shares)

Balance - September 30, 2006 (brought forward)	3,747,319	$37	$18,833	$12,792	$(894)	$(334)	$(11)	$(341)	$30,082

Adjustment to initially apply FASB Statement No. 158 - Net of tax	0	0	0	0	0	0	(621)		(621)
Comprehensive income:
Net income	0	0	0	743	0	0	0	0	743
Pension curtailment - Net of tax	0	0	0	0	0	0	75	0	75
Amortization of unrecognized prior service costs and net gains/losses - Net of tax	0	0	0	0	0	0	262	0	262
Net unrealized gain on available-for-sale securities - Net of tax	0	0	0	0	0	0	103		103

Total comprehensive income									1,183

Sale of common stock (net of CCMHC shares reissued)	3,369,061	34	51,204	0	0	0	0	0	51,238
Unearned shares held by ESOP	0	0	0	0	(3,415)	0	0	0	(3,415)
Stock option expense	0	0	75	0	0	0	0	0	75
Committed ESOP shares	0	0	0	0	432	0	0	0	432
Appreciation in fair value of ESOP shares charged to expense	0	0	76	0	0	0	0	0	76
Cancellation of treasury stock	0	0	(341)	0	0	0	0	341	0
Dissolution of CCMHC	0	0	92	0	0	0	0	0	92
Cancellation of unvested restricted stock	(2,733)	0	(37)	0	0	37	0	0	0
Stock options exercised	4,558	0	32	0	0	0	0	0	32
Amortization of restricted stock	0	0	0	0	0	90	0		90
Cash dividends ($0.20 per share)	0	0	0	(1,115)	0	0	0	0	(1,115)

Balance - September 30, 2007	7,118,205	71	69,934	12,420	(3,877)	(207)	(192)	0	78,149

Citizens Community Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity (Continued)
Years Ended September 30, 2008, 2007, and 2006

							Accumulated
			Additional		Unearned		Other
		Common	Paid-In	Retained	ESOP	Unearned	Comprehensive	Treasury
	Shares	Stock	Capital	Earnings	Shares	Compensation	Gain (Loss)	Stock	Totals
	(In Thousands, Except Shares)

Balance - September 30, 2007 (brought forward)	7,118,205	$71	$69,934	$12,420	$(3,877)	$(207)	$(192)	$0	$78,149

Comprehensive income:
Net income	0	0	0	1,474	0	0	0	0	1,474
Amortization of unrecognized prior service costs and net gains/losses - Net of tax	0	0	0		0	0	102		102
Net unrealized loss on available-for-sale securities - Net of tax	0	0	0		0	0	(2,696)	0	(2,696)

Total comprehensive income									(1,120)

Common stock repurchased	(890,300)	(9)	(7,846)	0	0	0	0	0	(7,855)
Stock option expense	0	0	71	0	0	0	0	0	71
Committed ESOP shares	0	0	0	0	461	0	0	0	461
Appreciation in fair value of ESOP shares charged to expense	0	0	22	0	0	0	0	0	22
Cancellation of unvested restricted stock	(910)	0	11	0	0	(11)	0	0	0
Amortization of restricted stock	0	0	0	0	0	92	0	0	92
Cash dividends ($0.20 per share)	0	0	0	(1,344)	0	0	0	0	(1,344)

Balance - September 30, 2008	6,226,995	$62	$62,192	$12,550	$(3,416)	$(126)	$(2,786)	$0	$68,476

See accompanying notes to consolidated financial statements.

Citizens Community Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended September 30, 2008, 2007, and 2006

	2008	2007	2006
	(In Thousands)

Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net income	$1,474	$743	$446

Adjustments to reconcile net income to net cash provided
by (used in) operating activities:
Securities discount accretion	(274)	(17)	0
Provision for depreciation	533	493	416
Provision for loan losses	721	470	251
Gain on sale of securities	0	0	(27)
Amortization of purchase accounting adjustments	(65)	(68)	(76)
Amortization of core deposit intangible	307	301	302
Amortization of restricted stock	92	90	98
Provision for stock options	71	75	0
Benefit for deferred income taxes	(184)	(230)	(338)
Net change in loans held for sale	0	321	(321)
Federal Home Loan Bank stock dividends	0	0	(16)
ESOP contribution expense in excess of shares released	22	76	64
Decrease (increase) in accrued interest receivable and other assets	(617)	(967)	(891)
Increase (decrease) in other liabilities	288	(2,497)	3,850

Total adjustments	894	(1,953)	3,312

Net cash provided by (used in) operating activities	2,368	(1,210)	3,758

Cash flows from investing activities:
Proceeds from maturities of interest-bearing deposits	0	588	492
Sale of Federal Home Loan Bank stock	0	496	0
Purchase of Federal Home Loan Bank stock	(965)	(2,258)	(949)
Purchase of securities available for sale	(31,839)	(39,219)	0
Proceeds from principal repayments on securities available for sale	5,780	583	0
Proceeds from sale of securities available for sale	0	0	1,325
Net increase in loans	(49,162)	(62,074)	(40,737)
Net capital expenditures	(2,555)	(272)	(1,171)
Net cash received from branch acquisition	17,509	0	0

Net cash used in investing activities	(61,232)	(102,156)	(41,040)

Citizens Community Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows (Continued)
Years Ended September 30, 2008, 2007, and 2006

	2008	2007	2006
	(In Thousands)

Increase (decrease) in cash and cash equivalents: (continued)
Cash flows from financing activities:
Net increase in borrowings	$13,799	$35,246	$25,000
Increase in deposits	71,115	21,040	9,259
Payments to acquire treasury stock	0	0	(1)
Proceeds from sale of common stock	0	51,238	0
Repurchase shares of common stock	(7,855)	0	0
Dissolution of CCMHC	0	92	0
Stock options exercised	0	32	0
Loan to ESOP for purchase of common stock	0	(3,415)	0
Reduction in unallocated shares held by ESOP	461	432	119
Cash dividends paid	(1,344)	(1,115)	(190)

Net cash provided by financing activities	76,176	103,550	34,187

Net increase (decrease) in cash and cash equivalents	17,312	184	(3,095)
Cash and cash equivalents at beginning	6,354	6,170	9,265

Cash and cash equivalents at end	$23,666	$6,354	$6,170

Supplemental cash flow information:
Cash paid during the year for:
Interest on deposits	$9,137	$6,994	$5,231
Interest paid on borrowings	4,991	1,757	2,028
Income taxes	1,312	806	555

Supplemental schedule of noncash investing and financing activities:
Loans transferred to foreclosed properties	$315	$94	$376

On August 1, 2008, the Company purchased certain assets and assumed the deposits of the Fond du Lac, Oshkosh, and Appleton branches of American National Bank. The Company paid a total of $387 to acquire these assets and liabilities. This amount included $45 in direct acquisition costs. In conjunction with the acquisition, the Company received $17,509 and the following assets and liabilities:

Cash in vault	$223
Office properties and equipment	432

Assets acquired	$655

Deposits assumed	$18,406
Other liabilities	145

Liabilities assumed	$18,551

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

Cash and Cash Equivalents

For purposes of reporting cash flows in the consolidated financial statements, cash and cash equivalents include cash, due from banks and interest-bearing deposits with original maturities of three months or less.

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

Federal Home Loan Bank Stock

The Bank owns stock in the Federal Home Loan Bank (FHLB).  FHLB stock is carried at cost which approximates fair value.  The Bank is required to hold the stock as a member of the FHLB system, and transfer of the stock is substantially restricted.  The stock is pledged as collateral for outstanding FHLB advances.  The FHLB of Chicago is under a regulatory order for its capital level which requires approval of dividend payments and stock redemptions.  The stock is evaluated for impairment on an annual basis.  There is no impairment at September 30, 2008.

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

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies (Continued)

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Expenses from operations and changes in the valuation allowance are included in net other expenses.

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

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies (Continued)

Segment Information

The Company, through a branch network of its banking subsidiary, provides a full range of banking services in Wisconsin, Minnesota, and Michigan.

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

Year Ended
September 30,
2006
(In Thousands)

Net income, as reported	$446
Deduct:
Total stock-based employee compensation expense determined under the fair-value-based method for all awards, net of related tax effects	67
Pro forma net income	$379

Earnings per share - Basic and diluted
As reported:
Basic	$0.12
Diluted	$0.12

Pro forma:
Basic	$0.10
Diluted	$0.10

Presentation All footnote information is presented in thousands, except for per share amounts.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies (Continued)

Recent Accounting Changes

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141R, Business Combinations.  This statement establishes principles and requirements for the acquirer in a business combination to recognize and measure identifiable assets acquired and liabilities assumed; to recognize and measure goodwill acquired or gain from a bargain purchase; and to determine what information to disclose in the financial statements.  SFAS No. 141R is effective for business combinations for which the acquisition date determined in accordance with this Statement is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company believes the adoption of this statement will not have a significant effect on the financial statements of the Company.

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

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies (Continued)

Recent Accounting Changes (Continued)

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, effective for financial statements issued for fiscal years beginning after November 1, 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  While SFAS No. 157 does not require any new fair value measurements, the statement emphasizes that fair value is market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing the asset or liability.  The standard will be effective for the Company as of October 1, 2008.  The Company believes the adoption of this statement will not have a significant effect on the financial statements of the Company.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes.  This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Company adopted FIN 48 effective October 1, 2007.  The adoption of this interpretation not have a significant effect on the financial statements of the Company.

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

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2
Second-Step Conversion (Continued)

As part of the conversion, outstanding public shares of CCB were exchanged for 1.91067 shares of CCB, Inc.  The exchange resulted in an additional 1,826,380 of outstanding shares of CCB, Inc. for a total of 7,116,380 outstanding shares.  Treasury stock held was cancelled as of that date.

At the time of closing of the conversion on October 31, 2006, approximately $49,485, less offering expenses, became capital of CCB, Inc.

Note 3
Acquisition

On August 1, 2008, the acquisition of the Fond du Lac, Oshkosh, and Appleton, Wisconsin, branch offices from American National Bank of Beaver Dam, Wisconsin, was completed.  The primary objective of the acquisition was to provide additional liquidity and geographic growth opportunities for the Company.

The acquisition was accounted for using the purchase method of accounting.  Accordingly, the results of operations since the date of acquisition are included in the consolidated financial statements.

The purchase price to complete the acquisition was $387.  The purchase price of the acquisition has been allocated to the assets acquired and liabilities assumed, using their fair values at the acquisition date.

Goodwill of approximately $127 was recorded upon the consummation of the acquisition due to expenses associated with the acquisition.  The Bank recorded a core deposit intangible of $260, which is being amortized over 100 months.

Note 4
Cash and Cash Equivalents

In the normal course of business, the Bank maintains cash and due from bank balances with correspondent banks which routinely exceed insured amounts.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100.

On October 3, 2008, the deposit insurance was increased to $250 per depositor until December 31, 2009.

The Bank monitors the financial condition of correspondent banks and believes credit risk is minimal.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 5	Securities The amortized cost and estimated fair value of securities, with gross unrealized gains and losses at September 30, follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
	(In Thousands)
2008

Securities Available for Sale:
Debt securities:
Mortgage-related securities	$65,783	$185	$4,192	$61,776

2007

Securities Available for Sale:
Debt securities:
Mortgage-related securities	$39,450	$150	$8	$39,592

The following tables show the fair value and gross unrealized losses of securities with unrealized losses at September 30, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or More		Total
Description	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
of Securities	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
2008

Mortgage-related securities	$52,491	$4,191	$149	$1	$52,640	$4,192

2007

Mortgage-related securities	$0	$0	$655	$8	$655	$8

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 5
Securities (Continued)

At September 30, 2008, 17 securities have unrealized losses with aggregate depreciation of less than 8% of the Company’s amortized cost basis.  While performance of the mortgage-related securities has deteriorated and have been subject to downgrades, the unrealized losses relate principally to the continued dislocation of the securities market.  All securities continue to pay as scheduled despite their impairment due to market conditions.  When analyzing an issuer’s financial condition, management considers whether the securities are issued by a government body or agency, whether a rating agency has downgraded the securities, and industry analysts’ reports.  Since management has the ability to hold securities until the foreseeable future for securities available for sale, no declines are deemed to be other than temporary.

Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended September 30:

	2008	2007	2006
	(In Thousands)

Proceeds from sale of securities	$0	$0	$1,325
Gross gains on sales	0	0	27

No securities were pledged by the Company as of September 30, 2008 and 2007.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 6	Loans The composition of loans at September 30 follows:

	2008	2007
	(In Thousands)

Real estate loans:
First mortgages--1- to 4-family	$193,958	$177,281
Multifamily and commercial	180	215
Second mortgages	10,774	10,461
Total real estate loans	204,912	187,957

Consumer loans:
Automobile	25,887	27,168
Secured personal	133,181	100,966
Unsecured personal	5,797	4,610
Total consumer loans	164,865	132,744

Gross loans	369,777	320,701
Allowance for loan losses	(1,192)	(926)
Net deferred loan costs (fees)	(67)	252
Loans receivable, net	$368,518	$320,027

The aggregate amount of nonperforming loans was $3,255 and $1,520 at September 30, 2008 and 2007, respectively. Nonperforming loans are those which are contractually past due more than 90 days as to interest or principal payments, on a nonaccrual of interest status, or loans the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. If interest on those loans had been accrued, such income would have been $187, $102, and $52 in 2008, 2007, and 2006, respectively. No loans were considered impaired in 2008 and 2007.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 6
Loans (Continued)

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

Activity in related-party loans for the years ended September 30, 2008 and 2007, is as follows:

	2008	2007
	(In Thousands)

Loans outstanding, October 1	$27	$46
New loans	18	0
Repayments	(9)	(19)
Loans outstanding, September 30	$36	$27

An analysis of the activity in the allowance for loan losses at September 30 follows:

	2008	2007	2006
	(In Thousands)

Balance at beginning	$926	$835	$803
Provisions charged to operating expense	721	470	251
Loans charged off	(492)	(413)	(247)
Recoveries on loans	37	34	28
Balance at end	$1,192	$926	$835

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 7	Office Properties and Equipment Office properties and equipment at September 30 consists of the following:

	2008	2007
	(In Thousands)

Land	$613	$613
Buildings	2,945	3,007
Furniture, equipment, and vehicles	6,460	3,487

Subtotals	10,018	7,107
Less - Accumulated depreciation	4,102	3,647
Office properties and equipment - Net	$5,916	$3,460

Depreciation charged to operating expense totaled $533, $493, and $416 for the years ended September 30, 2008, 2007, and 2006, respectively.

Note 8	Intangible Assets The carrying amount of the core deposit intangible at September 30 is as follows:

	2008	2007	2006
	(In Thousands)

Balance at beginning	$1,528	$1,829	$2,131
Capitalized	260	0	0
Amortization	(307)	(301)	(302)
Balance at end	$1,481	$1,528	$1,829

Estimated future amortization expense for amortizing core deposit intangible is $333 annually.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 9
Goodwill

Goodwill resulting from an acquisition in 2005 was $5,466 as of September 30, 2008 and 2007.  The Company tested for impairment during the fourth quarter and determined there was no impairment of goodwill during 2008 or 2007.

Goodwill resulting from an acquisition in August 2008 was $127 as of September 30, 2008.

Note 10	Deposits The composition of deposits at September 30 follows:

	2008	2007
	(In Thousands)

Non-interest-bearing demand deposits	$14,363	$13,783
Interest-bearing demand deposits	4,654	4,874
Savings accounts	22,267	22,855
Money market accounts	44,777	27,121
Certificate accounts	211,182	139,101
Total deposits	$297,243	$207,734

Interest expense on deposits for the years ended September 30 was as follows:

	2008	2007	2006
	(In Thousands)

Interest-bearing demand deposits	$26	$28	$28
Savings accounts	172	218	167
Money market accounts	717	588	500
Certificate accounts	8,223	6,160	4,487
Totals	$9,138	$6,994	$5,182

The aggregate amount of time deposit accounts with individual balances greater than $100,000 was $40,380 and $30,221 at September 30, 2008 and 2007, respectively.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 10	Deposits (Continued) At September 30, 2008, the scheduled maturities of certificate accounts are as follows:

(In Thousands)

2009	$185,116
2010	18,144
2011	4,019
2012	3,896
After 2013	7
Total	$211,182

Deposits from directors, executive officers, principal shareholders and their affiliates, totaled $465 and $446 for the years ended September 30, 2008 and 2007, respectively.

Note 11	Borrowed Funds Borrowed funds consist of the following at September 30:

	2008		2007
	Rates	Amount	Rates	Amount
	(Dollars in Thousands)

Federal Home Loan Bank (FHLB):
Fixed-rate, fixed-term advances	2.88-5.48%	$110,245	4.84-5.48%	$53,087
Adjustable rate advances	0%	0	5.09%	43,359
Totals		$110,245		$96,446

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 11	Borrowed Funds (Continued) The following is a summary of scheduled maturities of fixed-term borrowed funds as of September 30, 2008:

	Weighted
	Average	Total
	Rate	Amount
		(In Thousands)

2009	4.86%	$23,395
2010	4.22%	33,150
2011	4.29%	31,550
2012	4.78%	13,750
2013	4.41%	4,500
After 2013	4.94%	3,900
Total		$110,245

Actual maturities may differ from the scheduled principal maturities due to call options on the various advances.

The Company has a master contract agreement with the Federal Home Loan Bank that provides for borrowing up to the maximum of 75% of the book value of the Company's qualifying one- to four-family residential real estate loans.  The FHLB provides both fixed and floating rate advances.  Floating rates are tied to short-term market rates of interest, such as London InterBank Offered Rate (LIBOR), federal funds, or treasury bill rates.  Advances with call provisions permit the FHLB to request payment beginning on the call date and quarterly thereafter.  FHLB advances are subject to a prepayment penalty if they are repaid prior to maturity.  FHLB advances are also secured by FHLB stock owned by the Company of $5,787 and $4,822 at September 30, 2008 and 2007, respectively.

At September 30, 2008, the Company’s available and unused portion of this borrowing agreement totaled approximately $38.9 million.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 12	Income Taxes The components of the provision for income taxes are as follows:

	2008	2007	2006
		(In Thousands)

Current tax expense:
Federal	$894	$580	$509
State	298	98	138

Total current tax expense	1,192	678	647

Deferred tax expense (benefit):
Federal	(140)	(190)	(261)
State	(44)	(40)	(77)

Total deferred tax benefit	(184)	(230)	(338)

Total provision for income taxes	$1,008	$448	$309

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 12
Income Taxes (Continued)

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.  The major components of net deferred tax asset (liability) at September 30 are as follows:

	2008	2007
	(In Thousands)

Deferred tax assets:
Mutual savings bank conversion costs	$4	$11
Director/officer compensation plans	1,202	1,148
Allowance for loan losses	264	169
Net unrealized loss on securities available for sale	1,402	0
Purchase accounting adjustments	94	119

Deferred tax assets	2,966	1,447

Deferred tax liabilities:
Deferred loan costs	(60)	(64)
Office properties and equipment	(159)	(84)
Federal Home Loan Bank stock	(67)	(68)
Prepaids	(36)	(81)
Core deposit intangible	(486)	(494)
Net unrealized gain on securities available for sale	0	(50)
Other	0	(16)

Deferred tax liabilities	(808)	(857)

Net deferred tax asset (liability)	$2,158	$590

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 12	Income Taxes (Continued) A summary of the sources of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended September 30 follows:

	2008		2007		2006
		Percent		Percent		Percent
		of Pretax		of Pretax		of Pretax
	Amount	Income	Amount	Income	Amount	Income
	(Dollars in Thousands)

Tax expense at statutory rate	$844	34.0%	$405	34.0%	$257	34.0%
Increase in taxes resulting from state taxes	164	6.60%	43	3.60%	52	6.9%

Total provision for income taxes	$1,008	40.6%	$448	37.6%	$309	40.9%

Note 13
Retirement Plans

401(k) Plan

The Company sponsors a 401(k) profit sharing plan that covers substantially all employees.  Employees may make pretax voluntary contributions to the plan which are matched in part by the Company.  Employer matching contributions to the plan were $85, $84, and $83, for 2008, 2007, and 2006, respectively.

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

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 13	Retirement Plans (Continued) The components of the SERP and Directors' Retirement plans' cost at September 30 are summarized as follows:

	2008	2007	2006
	(In Thousands)

Beginning accrued benefit cost	$2,149	$1,613	$1,220

Service cost	54	64	86
Interest cost	158	148	137
Amortization of prior service costs	91	117	156
Unrecognized net loss	0	0	14

Net periodic benefit cost	303	329	393
Benefits paid	(8)	0	0
Curtailment	0	207	0

Ending accrued benefit cost	$2,444	$2,149	$1,613

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 13
Retirement Plans (Continued)

The following table sets forth the change in projected benefit obligation and change in plan assets, funded status of the SERP and Directors' Retirement plans, and net liability recognized in the Company's balance sheet at September 30:

	2008	2007	2006
	(In Thousands)

Change in benefit obligation:
Projected benefit obligation, beginning of year	$2,627	$2,646	$2,613
Service cost	54	64	86
Interest cost	158	148	137
Actuarial loss	(80)	(124)	(190)
Benefits paid	(8)	(107)	0
Projected benefit obligation, end of year	$2,751	$2,627	$2,646

Change in plan assets:
Plan assets at fair value, beginning of year	$0	$0	$0
Actual return on plan assets	0	0	0
Company contributions	0	0	0
Benefits paid	0	0	0
Plan assets at fair value, end of year	$0	$0	$0

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 13	Retirement Plans (Continued) Weighted average assumptions used in determining the benefit obligation and net pension costs as of September 30 are as follows:

	2008	2007	2006

Benefit obligation actuarial assumptions:
Discount rate	6.25%	6.00%	5.75%
Rate of compensation increase	5.00%	5.00%	5.00%

Net pension cost actuarial assumption:
Discount rate	6.00%	5.75%	5.25%
Expected long-term rate of return on plan assets	N/A	N/A	N/A
Rate of compensation increase	5.00%	5.00%	5.00%

Estimated future benefit payments as of September 30, 2008, which reflect expected future service, as appropriate, are as follows:

(In Thousands)

2009	$15
2010	53
2011	56
2012	119
2013	269
2014 - 2018	1,370

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

Contribution expense to the ESOP is based on the fair value (average stock price) of the shares scheduled to be released and totaled $483 in 2008.  Approximately one-tenth of the shares are scheduled to be released each year.  The cost of all unallocated shares held by the ESOP has been reflected in the consolidated balance sheets as a reduction to equity.

The ESOP shares as of September 30, 2008, were as follows:

Allocated	124,896
Committed to be released	56,932
Unallocated	387,105

Estimated fair value of unallocated shares held (In Thousands)	$2,807

Note 14
Leases

The Company leases certain branch facilities and its administrative offices under operating leases.  Rent expense under these operating leases was $337, $302, and $316, for the years ended September 30, 2008, 2007, and 2006, respectively.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14	Leases (Continued) Future minimum lease payments by year and in aggregate under the original terms of the noncancelable operating leases consist of the following:

(In Thousands)

2009	$755
2010	850
2011	806
2012	734
Thereafter	727

Total	$3,872

Note 15
Stock-Based Compensation Plans

Recognition and Retention Plans

On February 4, 2005, shareholders approved the Citizens Community Bancorp, Inc. 2004 Recognition and Retention Plan (Recognition Plan) which authorized the Board of Directors to award up to 113,910 shares of common stock.  On February 4, 2005, and November 5, 2005, the Board of Directors granted 63,789 and 6,833 shares, respectively.  The market value of the shares awarded at the grant date amounted to $449 and $42, respectively, and has been recognized in the accompanying balance sheet as unearned stock-based compensation.  The market value of the shares awarded is being recognized as compensation expense ratably over the five-year vesting period.  During fiscal years 2008 and 2007, 910 shares and 2,733 shares, respectively, were forfeited.  Compensation expense related to the Recognition Plan was $92, $90, and $98 for the years ended September 30, 2008, 2007, and 2006, respectively.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 15
Stock-Based Compensation Plans (Continued)

Stock Option Plan

In February 2005, the 2004 stock option and incentive plan was approved by Citizens Community Bancorp, Inc.'s shareholders.  The plan provides for the grant of nonqualified and incentive stock options.  The plan provides for the grant of options for up to 284,778 shares.  At September 30, 2008, 202,197 options had been granted under this plan at a weighted average exercise price of $7.04 per share.  Exercised options will be satisfied by the issuance of previously unissued shares or treasury stock.  Options vest over a five-year period.  Unexercised nonqualified stock options expire in 15 years and unexercised incentive stock options expire in 10 years.  The fair value of stock options granted in 2005 was estimated at the date of grant using the Black-Scholes methodology.  No options were granted in 2008, 2007, or 2006.  The following assumptions were made in estimating the fair value for options granted for the year ended September 30, 2005.

2005

Dividend yield	1.49%
Risk-free interest rate	4.16%
Weighted average expected life (years)	10
Expected volatility	16.08%

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 15
Stock-Based Compensation Plans (Continued)

The weighted average fair value of options at their grant date, using the assumptions shown above, was computed at $3.66 per share.  Total compensation expense of $71 and $75 was recognized during 2008 and 2007, respectively.  As of September 30, 2008 and 2007, there was $88 and $170, respectively, of total unrecognized compensation cost related to the nonvested share-based compensation arrangement, which is expected to be recognized over the next two years.

	2008		2007
		Weighted		Weighted
	Option	Average	Option	Average
	Shares	Price	Shares	Price

Outstanding - Beginning of year	190,806	$7.04	202,197	$7.04
Options forfeited	5,696		6,833
Options exercised	0		4,558
Outstanding - End of Year	185,110	$7.04	190,806	$7.04

Exercisable at September 30, 2008				109,714
Weighted average fair value of options granted				$3.66
Available for future grant at year-end				95,110

The following table summarizes information about Plan awards outstanding at September 30, 2008:

Options Outstanding
Number	Weighted Average	Weighted Average
Outstanding	Remaining Contractual Life	Exercise Price

119,606	6.42 years	$7.04
68,219	11.42 years	$7.04

In February 2008, the 2008 Equity Incentive Plan was approved by stockholders. The aggregate number of shares of Citizens Community Bancorp, Inc. reserved and available for issuance under the Incentive Plan is 597,605. Under the Plan, the Incentive Plan Committee may grant stock options and stock appreciation rights that, upon exercise, result in the issuance of 426,860 shares of Citizens Community Bancorp, Inc. common stock. The Committee may grant restricted stock and restricted stock units for an aggregate of 170,745 shares of Citizens Community Bancorp, Inc. common stock. As of September 30, 2008, no shares have been granted under the 2008 Equity Incentive Plan.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 16
Earnings Per Share

Basic and diluted earnings per share data are based on the weighted-average number of common shares outstanding during each period.  Diluted earnings per share are further adjusted for potential common shares that were dilutive and outstanding during the period.  Potential common shares consist of stock options outstanding under the incentive plan.  The dilutive effect of potential common shares is computed using the treasury stock method.  All stock options are assumed to be 100% vested for purposes of the earnings per share computations.  The computation of earnings per share for the years ended September 30, 2008, 2007, and 2006, are as follows:

	2008	2007	2006 *

Weighted average shares outstanding	6,225,270	6,709,115	6,933,254
Effect of dilutive stock options outstanding	17,370	25,834	25,718

Diluted weighted average shares outstanding	6,242,640	6,734,949	6,958,972

Basic earnings per share	$0.24	$0.11	$0.06

Diluted earnings per share	$0.24	$0.11	$0.06

*	Earnings per share were restated to reflect the impact of the second-step conversion and reorganization of the Company which occurred on October 31, 2006.

Note 17
Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

The Company’s financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk, and liquidity risk.  These commitments and contingent liabilities are commitments to extend credit.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 17	Commitments and Contingencies (Continued) A summary of the Company’s commitments and contingent liabilities at September 30 follows:

	2008	2007
	(In Thousands)

Commitments to extend credit - Fixed rate 5.00 - 9.90% in 2008 and 6.99 - 9.50% in 2007	$360	$428
Unused lines of credit:
Real estate equity advance plan (REAP)	660	692
Kwik cash and lines of credit	2,254	2,049
MasterCard and VISA credit cards	4,687	4,721
Totals	$7,961	$7,890

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

Concentration of Credit Risk

The majority of the Company’s loans and commitments have been granted to customers in the Company’s local market areas.  The concentrations of credit by type are set forth in Note 6.  Management believes the diversity of the various economies will prevent significant losses through the current economic downturn.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets.  It is management’s opinion as of September 30, 2008, that the Bank meets all capital adequacy requirements.

As of September 30, 2008, the most recent notification from the Office of Thrift Supervision categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action.  To be categorized as well-capitalized, the Bank must maintain minimum net worth ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 18	Capital Requirements (Continued) The Bank’s actual and regulatory capital amounts and ratios are presented in the following table:

						To Be Well-
						Capitalized Under
			For Capital			Prompt Corrective
	Actual		Adequacy Purposes			Actions Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)

September 30, 2008

Total risk-based capital (to risk-weighted assets)	$46,591	15.3%	$24,340	>	8.0%	$30,425	>	10.0%
Tier 1 capital:
To risk-weighted assets	45,821	15.1%	12,170	>	4.0%	18,255	>	6.0%
To adjusted total assets	45,821	9.6%	19,023	>	4.0%	23,778	>	5.0%
Tangible capital (to tangible assets)	45,821	9.6%	7,134	>	1.5%	N/A		N/A

September 30, 2007

Total risk-based capital (to risk-weighted assets)	44,416	18.0%	19,757	>	8.0%	24,696	>	10.0%
Tier 1 capital:
To risk-weighted assets	43,709	17.7%	9,878	>	4.0%	14,817	>	6.0%
To adjusted total assets	43,709	11.5%	15,161	>	4.0%	18,952	>	5.0%
Tangible capital (to tangible assets)	43,709	11.5%	5,685	>	1.5%	N/A		N/A

Note 19
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

Note 19
Fair Values of Financial Instruments (Continued)

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

The carrying amount and estimated fair value of financial instruments at September 30 were as follows:

	2008		2007
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)

Financial assets:
Cash and cash equivalents	$23,666	$23,666	$6,354	$6,354
Interest-bearing deposits	371	371	371	371
Securities available for sale	61,776	61,776	39,592	39,592
Loans receivable	368,518	367,153	320,027	311,642
FHLB stock	5,787	5,787	4,822	4,822
Accrued interest receivable	1,726	1,726	1,397	1,397

Financial liabilities:
Deposits	297,243	301,803	207,734	208,282
Borrowed funds	110,245	111,339	96,446	101,230
Accrued interest payable	412	412	402	402

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

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 20
Condensed Parent Company Only Financial Statements

The following condensed balance sheets as of September 30, 2008 and 2007, and condensed statements of income and cash flows for each of the years in the three-year period ended September 30, 2008, for Citizens Community Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

Balance Sheets

Assets	2008	2007
	(In Thousands)

Cash and cash equivalents	$14,754	$23,630
Investment in subsidiary	50,109	50,510
Note receivable - ESOP	3,613	4,009
TOTAL ASSETS	$68,476	$78,149

Stockholders' Equity
TOTAL STOCKHOLDERS' EQUITY	$68,476	$78,149

Statements of Income

	2008	2007	2006
	(In Thousands)

Income - Interest and dividends	$189	$240	$89
Expenses - Other	454	292	132

Loss before provision for income taxes and equity in undistributed net income of subsidiary	(265)	(52)	(43)

Benefit for income taxes	(121)	(43)	(6)

Loss before equity in undistributed net income of subsidiary	(144)	(9)	(37)

Equity in undistributed net income of subsidiary	1,618	752	483

Net income	$1,474	$743	$446

Citizens Community Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 20	Condensed Parent Company Only Financial Statements (Continued)

Statements of Cash Flows

	2008	2007	2006
	(In Thousands)
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net income	$1,474	$743	$446
Provision for stock options	71	75	0
Adjustments to reconcile net income to net cash
provided by operating activities - Equity in
undistributed income of subsidiary	(1,618)	(752)	(483)
Net cash provided by (used in) operating activities	(73)	66	(37)

Cash flows from investing activities:
Investment in subsidiary	0	(25,619)	0
Loan to ESOP	0	(3,415)	0
Principal received on ESOP loan	396	355	102
Net cash provided by (used in) investing activities	396	(28,679)	102

Cash flows from financing activities:
Sale of common stock	0	51,238	0
Repurchase shares of common stock	(7,855)	0	0
Stock options exercised	0	32	0
Purchase of treasury stock	0	0	(1)
Cash dividends paid	(1,344)	(1,115)	(190)
Net cash provided by (used in) financing activities	(9,199)	50,155	(191)

Net increase (decrease) in cash and cash equivalents	(8,876)	21,542	(126)
Cash and cash equivalents at beginning	23,630	2,088	2,214
Cash and cash equivalents at end	$14,754	$23,630	$2,088

Supplemental cash flow information:
Cash received during the year for income taxes	$121	$43	$6

CITIZENS COMMUNITY BANCORP, INC.
STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders of Citizens Community Bancorp, Inc. will be held at our branch office in Chippewa Falls, located at 427 West Prairie View Road, Chippewa Falls, Wisconsin, 54729, on February 26, 2009, at 4:00 p.m. local time.

STOCK LISTING

Citizens Community Bancorp, Inc. common stock is traded on the Nasdaq Global Market under the symbol "CZWI."

PRICE RANGE OF COMMON STOCK

	HIGH	LOW	DIVIDENDS

Fiscal 2008
First Quarter	$ 9.55	$ 8.84	$0.05
Second Quarter	$ 9.24	$ 8.02	$0.05
Third Quarter	$ 8.65	$ 7.65	$0.05
Fourth Quarter	$ 8.50	$ 6.78	$0.05

Fiscal 2007
First Quarter	$20.00	$ 9.65	$0.05
Second Quarter	$ 9.78	$ 9.33	$0.05
Third Quarter	$ 9.55	$ 8.75	$0.05
Fourth Quarter	$ 9.54	$ 8.04	$0.05

Fiscal 2006
First Quarter	$13.20	$10.30	$0.05
Second Quarter	$14.25	$12.90	$0.05
Third Quarter	$18.39	$13.75	$0.05
Fourth Quarter	$21.15	$17.65	$0.05

The stock price information set forth in the table above was provided by the Yahoo Finance System.  This information includes Citizens Community Bancorp Inc.'s predecessor, Citizens Community Bancorp, whose common stock began trading on March 29, 2004.  The closing price of Citizens Community Bancorp, Inc. common stock on December 18, 2008 was $6.76.

At December 18, 2008, there were 6,095,561 shares of Citizens Community Bancorp, Inc. common stock outstanding (including unallocated ESOP shares) and there were 444 holders of record.

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

www.citizenscommunityfederal.net

Stockholders should direct inquiries concerning their stock, change of name, address or ownership; report lost certificates or consolidate accounts to our transfer agent at 1-800-368-5948 or write:
Registrar and Transfer Co.
10 Commerce Drive
Cranford, NJ  07016
1-(800) 368-5948

ANNUAL AND OTHER REPORTS

A copy of our Annual Report on Form 10-K for the year ended September 30, 2008, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting John D. Zettler, Citizens Community Bancorp, 2174 EastRidge Center, Eau Claire, Wisconsin  54701.

CITIZENS COMMUNITY BANCORP, INC.
CORPORATE INFORMATION

Citizens Community Bancorp, Inc. and Citizens Community Federal Board of Directors	Citizens Community Federal Officers

Richard McHugh, Chairman Thomas C. Kempen, Vice Chairman Brian R. Schilling David B. Westrate James G. Cooley
James G. Cooley, President and Chief Executive Officer
John D. Zettler, Senior Vice President and
   Chief Financial Officer
Timothy J. Cruciani, Executive Vice President
Rebecca Johnson, Senior Vice President,
   MIC/Accounting

Citizens Community Federal Locations:

Administrative Offices
2174 EastRidge Center
Eau Claire, WI 54701

Branch Offices:
Appleton Branch
3701 E. Calumet St.
Appleton, WI  54915

Black River Falls Branch
611 Highway 54 E.
Black River Falls, WI 54615

Chippewa Falls Branch
427 W.  Prairie View Road
Chippewa Falls, WI 54729

East Branch
1028 N. Hillcrest Parkway
Altoona, WI 54720

Fairfax Branch
219 Fairfax Street
Altoona, WI 54720

Fond du Lac Branch
377 N. Rolling Meadows Dr.
Fond du Lac, WI  54936

Mondovi Branch
695 E. Main Street
Mondovi, WI 54755

Oshkosh Branch
351 S. Washburn St.
Oshkosh, WI  54904

Rice Lake Branch
2501 West Ave.
Rice Lake, WI 54868

Westside Branch
2125 Cameron Street
Eau Claire, WI 54703

Wisconsin Dells Branch
130 Commerce St.
Wisconsin Dells, WI 53965

Michigan Offices:
Rochester Hills Branch
310 W. Tienken Road
Rochester Hills, MI  48306

Lake Orion Branch
688 S. Lapeer Road
Lake Orion, MI  48362

Minnesota Offices:
Brooklyn Park Branch
8000 Lakeland Ave.
Brooklyn Park, MN 55445

Faribault Branch
150 Western Ave.
Faribault, MN 55021

Hutchinson Branch
1300 Trunk Hwy. 15 S
Hutchinson, MN  55350

Mankato Branch
1410 Madison Avenue
Mankato, MN 56001

Oakdale Branch
7035 10th Street North
Oakdale, MN 55128

Red Wing Branch
295 Tyler Rd. S
Red Wing, MN  55066

Winona Branch
955 Frontenac Dr.
Winona, MN   55987

Independent Auditors Wipfli LLP 3703 Oakwood Hills Pkwy Eau Claire, WI 54703	Special Counsel Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W. Suite 100 Washington, D.C. 20007

Citizens Community Bancorp, Inc.

2174 Eastridge Center
Eau Claire, WI 54701